      As filed with the Securities and Exchange Commission on June 7, 1996




                                                       Registration No. 333-2972
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 2
                                 ---------------

                                       to


                                    FORM S-4

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                   KNOLL, INC.
                            (Exact Name of Registrant
                           as Specified in its Charter)
                                       2522                     25-1648603
        Delaware            (Primary Standard Industrial     (I.R.S. Employer
    (State or Other         Classification Code Number)    Identification No.)
    Jurisdiction of                   Delaware                  13-3873847
    Incorporation or                  Delaware                  25-1648603
     Organization)                    New York                  16-1159029
T.K.G. Acquisition Corp.     (State or other jurisdiction     (I.R.S. Employer
  Knoll Overseas, Inc.          of incorporation or        Identification No.)
Spinneybeck Enterprises, Inc.      organization)
(Exact name of registrants
  as specified in their
       charters)

          1235 Water Street, East Greenville, PA 18041, (215) 679-7991 (Address, including zip code, and telephone number, including area code, of the Registrant's principal executive offices)

                           Patrick A. Milberger, Esq.
                                1235 Water Street
                            East Greenville, PA 18041
                                 (215) 679-7991
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies To:
                            Michael A. Schwartz, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022
                                 (212) 821-8000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

                                   KNOLL, INC.

                              CROSS-REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-K


    Form S-4 Item Number                       Location in Prospectus
    --------------------                       ----------------------
1.  Forepart of the Registration Statement
    and Outside Front Cover Page of
    Prospectus............................     Forepart of the Registration Statement
                                               and Outside Front Cover Page of
                                               Prospectus

2.  Inside Front and Outside Back Cover
    Pages of Prospectus...................     Inside Front and Outside Back Cover
                                               Pages of Prospectus

3.  Risk Factors, Ratio of Earnings to
    Fixed Charges and Other Information...     Summary; Selected Financial Information;
                                               Risk Factors

4.  Terms of the Transaction.............      Summary; Risk Factors; The Exchange
                                               Offer; Description of Notes; Plan of
                                               Distribution

5.  Pro Forma Financial Information......      Summary; Selected Financial
                                               Information; Unaudited Pro Forma
                                               Financial Information; Notes to
                                               Pro Forma Consolidated Balance
                                               Sheet; Knoll Inc. Pro Forma
                                               Consolidated Balance Sheet; Knoll
                                               Inc. Notes to Unaudited Pro Forma
                                               Consolidated Income Statement

6.  Material Contracts with the Company
    Being Acquired........................     Not Applicable

7.  Additional Information Required for
    Reoffering by Persons and Parties
    Deemed to be Underwriters.............     Not Applicable

8.  Interests of Named Experts and Counsel     Legal Matters; Independent Accountants

9.  Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities...........................     Not Applicable

10. Information with Respect to S-3
    Registrants...........................     Not Applicable

11. Incorporation of Certain Information
    by Reference..........................     Not Applicable

12. Information with Respect to S-2 or S-3
    Registrants...........................     Not Applicable

13. Incorporation of Certain Information
    by Reference..........................     Not Applicable



14. Information with Respect to
    Registrants Other than
    S-3 or S-2 Registrants................     Summary; Risk Factors; Business;
                                               Selected Financial Information;
                                               Management's Discussion and Analysis of
                                               Financial Condition and Results of
                                               Operations
15. Information with Respect to S-3
    Companies.............................     Not Applicable

16. Information with Respect to S-2 or S-3
    Companies.............................     Not Applicable

17. Information with Respect to Companies
    Other Than S-3 or S-2 Companies.......     Not Applicable

18. Information if Proxies, Consents or
    Authorizations are to be Solicited....     Not Applicable

19. Information if Proxies, Consents or
    Authorizations are not to be Solicited
    or in an Exchange Offer...............     Summary; The Exchange Offer; Management;
                                               Security Ownership of Certain Beneficial
                                               Owners and Management

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION, DATED JUNE 7, 1996


PROSPECTUS

                                   KNOLL, INC.

  Offer to Exchange $1,000 in principal amount of 10-7/8% Senior Subordinated Notes Due 2006 for each $1,000 in principal amount of outstanding 10-7/8% Senior
 Subordinated Notes Due 2006 that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended.


      Knoll, Inc., a Delaware corporation (the "Company"), hereby offers to exchange (the "Exchange Offer") $165,000,000 in aggregate principal amount of its 10-7/8% Senior Subordinated Notes Due 2006 (the "Exchange Notes") for $165,000,000 in aggregate principal amount of its outstanding 10-7/8% Senior Subordinated Notes Due 2006 that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Senior Notes" and, together with the Exchange Notes, the "Notes").

      The terms of the Exchange Notes are the same in all respects (including principal amount, interest rate, maturity and ranking) as the terms of the Senior Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Senior Notes and will not be entitled to registration rights. The Exchange Notes will be issued under the indenture governing the Senior Notes. The Exchange Notes will be, and the Senior Notes are, unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. At December 31, 1995, on a pro forma basis after giving effect to the Acquisition, the Equity Contribution (as defined herein), the offering of the Senior Notes and the other financing transactions and the application of the net proceeds therefrom, the Company had $260 million of outstanding Senior Indebtedness. For a complete description of the terms of the Exchange Notes, including provisions relating to the ability of the Company to create indebtedness that is senior to or pari passu with the Exchange Notes, see "Description of the Notes." There will be no cash proceeds to the Company from the Exchange Offer.

      The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Senior Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Senior Notes accrued after the issuance of the Exchange Notes.

      The Senior Notes were originally issued and sold on February 29, 1996 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act (the "Initial Offering"). Accordingly, the Senior Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon its view of interpretations provided to third parties by the Staff (the "Staff") of the

                                             (Cover continued on following page)

                                 ---------------

 SEE "RISK FACTORS" ON P. 19 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE
                CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
              NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
             STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.



                   The date of this Prospectus is June 7, 1996

Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Senior Notes directly from the Company or (iii) a broker-dealer who acquired Senior Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer who receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Senior Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of no more than 60 days after this Registration Statement is declared effective by the Commission unless the Company has been notified in writing on or prior to the 60th day by any broker-dealer that it has received Exchange Notes as to which it will be required to deliver a prospectus upon resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      The Senior Notes and the Exchange Notes constitute new issues of securities with no established public trading market. Any Senior Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Senior Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Senior Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Senior Notes except under certain limited circumstances. (See "Senior Notes Registration Rights.") No assurance can be given as to the liquidity of the trading market for either the Senior Notes or the Exchange Notes.

      The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered or accepted for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on _____________, 1996, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Senior Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Senior Notes. Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

                              AVAILABLE INFORMATION

      The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

      Upon consummation of the Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Company upon request.


      The Company is required by the terms of (i) the indenture dated as of February 29, 1996 by and among T.K.G. Acquisition Sub, Inc., The Knoll Group, Inc., Knoll North America, Inc., the Guarantors (as defined herein) and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), under which the Senior Notes were issued, and under which the Exchange Notes are to be issued (the "Indenture"), and (ii) the Supplemental Indenture No. 1 dated as of February 29, 1996 by and among the Company, as successor to T.K.G. Acquisition Sub. Inc., the Guarantors and the Trustee, to furnish the Trustee and the holders of the Notes with annual reports containing consolidated financial statements audited by its independent certified public accountants, with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year and with current reports on Form 8-K.


      NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                        FOR NEW HAMPSHIRE RESIDENTS ONLY

      NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT, NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

    Knoll(R), The Knoll Group(R), KnollStudio(R), KnollExtra(R), Reff(TM), Bulldog(R), Calibre(R), Equity(R), ParachuteTM, Spinneybeck(R), Good Design is Good Business(TM), Propeller(TM) and SoHo(TM) are trademarks of the Company.


                                         TABLE OF CONTENTS
                                                                                                               Page
                                                                                                               ----
SUMMARY...........................................................................................................8
RISK FACTORS.....................................................................................................19
   Consequences of Exchange and Failure to Exchange..............................................................19
   Significant Leverage and Debt Service.........................................................................19
   Subordination of Notes........................................................................................20
   Restrictions Imposed by Terms of the Company's Indebtedness...................................................20
   Guarantees....................................................................................................20
   Fraudulent Conveyance Statutes................................................................................21
   Effects of the Company's Turnaround Program; Sustainability of Cost Savings...................................21
   Dependence on Key Personnel...................................................................................21
   Competition...................................................................................................22
   Short-Term Dealership Commitments.............................................................................22
   Control of the Company........................................................................................22
   Potential Inability to Fund a Change of Control Offer.........................................................22
   Absence of Public Market......................................................................................22
   Compliance with Environmental Regulations.....................................................................23
   Exchange Rate Fluctuation.....................................................................................23
   Economic Factors Affecting the Industry.......................................................................23
USE OF PROCEEDS..................................................................................................23
THE EXCHANGE OFFER...............................................................................................24
   Purpose of the Exchange Offer.................................................................................24
   Terms of the Exchange.........................................................................................24
   Expiration Date; Extensions; Termination; Amendments..........................................................25
   How to Tender.................................................................................................26
   Terms and Conditions of the Letter of Transmittal.............................................................27
   Withdrawal Rights.............................................................................................28
   Acceptance of Senior Notes for Exchange; Delivery of Exchange Notes...........................................28
   Conditions to the Exchange Offer..............................................................................29
   Exchange Agent................................................................................................29
   Solicitation of Tenders; Expenses.............................................................................30
   Appraisal Rights..............................................................................................30
   Federal Income Tax Consequences...............................................................................30
   Other.........................................................................................................30
THE ACQUISITION..................................................................................................32
   General.......................................................................................................32
   Financing of the Acquisition..................................................................................32
PRO FORMA CAPITALIZATION.........................................................................................34
SELECTED FINANCIAL INFORMATION...................................................................................35
UNAUDITED PRO FORMA FINANCIAL INFORMATION........................................................................38
THE KNOLL GROUP UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET...................................................39
NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET....................................................................40
THE KNOLL GROUP UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT................................................41
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT.......................................................41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS.....................................................................................42
   General.......................................................................................................42
   Overview......................................................................................................42
   Results of Operations.........................................................................................43
   Liquidity and Capital Resources...............................................................................46
   Inflation.....................................................................................................46
   Backlog.......................................................................................................46
BUSINESS.........................................................................................................47
   General.......................................................................................................47



   History and Prior Management..................................................................................47
   Turnaround Program............................................................................................48
   Industry Overview.............................................................................................49
   Business Strategy.............................................................................................50
   Products......................................................................................................52
   Product Design and Development................................................................................55
   Sales, Marketing and Distribution.............................................................................56
   Manufacturing and Operations..................................................................................57
   Raw Materials and Suppliers...................................................................................57
   Competition...................................................................................................57
   Patents and Trademarks........................................................................................58
   Environmental Matters.........................................................................................58
   Employees.....................................................................................................58
   Properties....................................................................................................59
   Legal Proceedings.............................................................................................59
MANAGEMENT.......................................................................................................60
   Directors and Executive Officers of the Company...............................................................60
   Summary Compensation Table....................................................................................62
   Pension Plans.................................................................................................62
   Employment Agreements.........................................................................................63
   Stock Incentive Plan..........................................................................................63
   Westinghouse Long-Term Incentive Plan and Other Employee Arrangements.........................................64
   Compensation Committee Interlocks and Insider Participation...................................................64
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................65
   DESCRIPTION OF NOTES..........................................................................................66
   General.......................................................................................................66
   Principal, Maturity and Interest..............................................................................66
   Note Guarantees...............................................................................................66
   Subordination.................................................................................................67
   Subordination of Note Guarantees; Release of Domestic Subsidiary Guarantees...................................68
   Optional Redemption...........................................................................................69
   Mandatory Redemption..........................................................................................69
   Repurchase at the Option of Holders...........................................................................70
   Certain Covenants.............................................................................................72
   No Personal Liability of Directors, Officers, Employees and Stockholders......................................79
   Legal Defeasance and Covenant Defeasance......................................................................79
   Transfer and Exchange.........................................................................................80
   Amendment, Supplement and Waiver..............................................................................80
   Payments for Consent..........................................................................................81
   Concerning the Trustee........................................................................................81
   Additional Information........................................................................................81
   Book-entry; Delivery and Form.................................................................................81
   Certain Definitions...........................................................................................83
SENIOR NOTES REGISTRATION RIGHTS.................................................................................96
PLAN OF DISTRIBUTION.............................................................................................97
DESCRIPTION OF CREDIT FACILITIES.................................................................................98
   General.......................................................................................................98
   Security......................................................................................................98
   Interest......................................................................................................99
   Maturity......................................................................................................99
   Certain Fees..................................................................................................99
   Conditions to Closing and Extensions of Credit................................................................99
   Covenants.....................................................................................................99
   Events of Default............................................................................................100
LEGAL MATTERS...................................................................................................100




EXPERTS.........................................................................................................100
INDEX TO FINANCIAL STATEMENTS...................................................................................F-1
INFORMATION NOT REQUIRED IN PROSPECTUS.........................................................................II-1
SIGNATURES.....................................................................................................II-5
POWER OF ATTORNEY..............................................................................................II-5


- --------------------------------------------------------------------------------

                                     SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term the "Company" refers to Knoll, Inc. and its subsidiaries as a combined entity following the completion of the Acquisition, the Merger and related transactions. In this Prospectus, the pro forma financial information as of and for the year ended December 31, 1995 and for the three month period ended March 31, 1996 has been prepared to reflect the events described in "Unaudited Pro Forma Financial Information" included elsewhere in this Prospectus as if such events had occurred at the beginning of 1995 and 1996, respectively, which events include the Acquisition, the Merger, the Equity Contribution, the Offering and the Credit Facilities (together with the Offering, the "Financing Transactions"). Except as otherwise indicated, the market and Company market share data contained in this Prospectus are based on information from The Business and Institutional Furniture Manufacturer's Association ("BIFMA"), the United States office furniture trade association. The Company believes that such data are considered within the industry to be the best available and generally are indicative of the Company's relative market share and competitive position. Unless otherwise indicated, all market share data are based on sales by dollar amount.

                                   The Company


    The Company is a leading manufacturer of office furniture, focusing on the middle to high end segments of the contract furniture market. With a design heritage spanning nearly 50 years, a history of award-winning products and 30 designs in the permanent collection of the Museum of Modern Art in New York, the Company enjoys a reputation for superior design and quality among architects and designers, facilities managers and dealers. The Company offers innovative, functional and flexible furniture designs providing customers with workspace solutions that enhance the quality and image of the workplace and aid worker productivity. In early 1994, a new management team initiated a turnaround program at the Company. As a result, from 1993 to 1995 the Company's sales increased from $508.4 million to $620.9 million, net income increased from $(41.3) million to $29.3 million, EBITDA (as defined herein) increased from $(9.7) million to $79.6 million and U.S. market share increased from approximately 5.3% to approximately 5.7%.1


    The Company offers a broad range of office furniture and accessories in five basic categories: (i) office systems (typically modular and moveable workspaces, with integrated work surfaces, space dividers and lighting), comprised mainly of the Reff, Morrison and Equity product lines; (ii) seating, including the Sapper, Bulldog, Parachute and SoHo chairs; (iii) storage solutions and filing cabinets, including the Calibre collection; (iv) desks and casegoods, including bookcases and credenzas; and (v) tables. The Company's KnollStudio collection features its signature design classics, including high image side chairs, sofas, desks and tables for both office and home use. The Company also carries its own lines of textiles and leather products and a line of desk, office and computer accessories, which complement its furniture products and are also sold to other manufacturers.

                      Recent History and Turnaround Program

    Westinghouse Electric Corporation ("Westinghouse") created Knoll (as defined herein) by acquiring The Shaw-Walker Company, Reff Inc. and Knoll International, Inc. in 1989 and 1990 and combining them with Westinghouse Furniture Systems, a division of Westinghouse. By joining these four separate companies under the Knoll name, Westinghouse created a business with a full line of office furnishings, a reputation for high quality and superior design, and an internationally-recognized brand name.

    Knoll's former management failed or was unsuccessful, however, in taking what the Company believes to have been the necessary actions to reduce costs and integrate the four companies, leaving Knoll with four



- --------
1 EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation and amortization expense. The Company believes that EBITDA is a frequently used measure that provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent, and should not be considered as an alternative to, net income ($(41.3) million for 1993 and $29.3 million for 1995) or cash flow from operations ($(24.7) million for 1993 and $51.9 million for 1995) as determined by generally accepted accounting principles.


- --------------------------------------------------------------------------------
essentially separate operations with independent factories and administrative support staffs. In addition, the Company believes that former management's steps to rationalize the Company's U.S. dealer network and consolidate its sales forces may have impaired Knoll's distribution and sales capabilities. A decline in revenues in the U.S. office furniture industry in 1991, the first such decline in 16 years, followed in 1992 by Westinghouse's announcement of its intention to sell Knoll, exacerbated the difficult operating environment within Knoll. As a result, from 1991 to 1993, sales under the prior management team decreased from $671.0 million to $508.4 million and net income decreased from $14.5 million to $(41.3) million.


    In December 1993, Westinghouse appointed Burton B. Staniar, then Chairman and Chief Executive Officer of Westinghouse Broadcasting, as Knoll's Chairman and Chief Executive Officer, and ended its efforts to sell Knoll. Mr. Staniar promptly recruited John H. Lynch as Vice Chairman, and together they initiated a major turnaround and restructuring program. Messrs. Staniar and Lynch installed a senior management team which significantly reduced operating costs, instituted product line management, focused on sales growth, improved the competitive position of its products, introduced management incentives and restructured the European business. As part of the turnaround, the Company took a restructuring charge of $29.2 million which resulted in a widening of the Company's operating loss and net loss for 1994.

    Management's turnaround efforts have had a dramatic impact on the Company's competitive position and financial performance. Since mid-1994, virtually every product line has been modified and improved, and the lead time required to bring new and enhanced products to market has been decreased significantly through the use of computer-aided design techniques and other process improvements; customer service, as measured by on-time shipments, improved to 95% in the fourth quarter of 1995 from 87% in the third quarter of 1995; average lead times between order entry and delivery of products to customers have been reduced from seven weeks to five weeks; and over 550 salaried and non-salaried positions have been eliminated. In addition, in 1995 the Company eliminated approximately $25 million in variable operating costs and approximately $45 million in fixed operating costs and general expenses, including approximately $22 million of variable and fixed costs in Europe. The Company has outperformed the U.S. office furniture industry as a whole over the past two years in terms of percentage sales growth, and it has achieved seven consecutive quarters of year-over-year operating income improvement (excluding restructuring charges). From 1993 to 1995, the Company's sales increased from $508.4 million to $620.9 million; gross margin increased from 28.4% to 34.7%; and EBITDA as a percentage of sales increased from (1.9)% to 12.8%.


                                Business Strategy

    The Company's operating strategy is to continue and improve upon its turnaround initiatives, as management believes that significant cost savings and revenue enhancement opportunities remain. As a result, management will continue to (i) analyze and control fixed and variable expenses; (ii) emphasize the role of product line management in product positioning, profitability and development; and (iii) recognize and reward achievement of corporate financial goals. In addition, management intends to:

   * Enhance existing product offerings. The Company will continue its efforts to improve and expand upon existing product offerings to respond to market trends and individual customer needs. Based on market research and collaboration with customers, the Company adapts its products to respond to ergonomic concerns, unique space and use constraints, and technological and wire management needs in a manner designed to preserve the value of its customers' investments in the Company's furniture. The Company believes that it has an industry-leading ability to respond quickly to special customer requests for product enhancements, which management considers to be particularly important in the middle to high end of the contract furniture market where the demand for custom solutions is greatest.

   * Commission works by prominent designers. By utilizing its long-standing designer relationships, the Company plans to reemphasize its practice of commissioning the design of selected high-image furniture pieces by world-renowned independent designers. Management believes that this practice is a key element of the Company's strong relationship with the architect and design community, and that, when


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

       combined with a broad-based product development effort, it will continue to enhance Knoll's high-end brand image.

   * Expand into new markets. The Company plans to introduce new products in order to expand into markets where its market share is relatively low and where superior design can be a competitive advantage. Through extensive market research and direct customer feedback, the Company has targeted underpenetrated segments of the office systems market, such as team work spaces, and product categories, such as tables, seating and textiles, for which it is developing products in conjunction with independent designers. The Company will continue to emphasize superior design, functionality and innovation and believes that its expansion effort will benefit from its significant installed base and strong brand name.

   * Expand dealer marketing programs. While a significant share of the sales volume of the Company's dealers is in the corporate customer segment, the opportunity exists to leverage its dealers' estimated 900-person sales force to capture a larger share of the business with medium- to smaller-sized companies and independent business purchasers. In order to stimulate sales in this segment, the Company has introduced its QuickShip and PrimeTime! marketing programs which make it easier and more profitable for the dealers' sales forces to market the Company's products to such customers. Sales via the QuickShip and PrimeTime! programs, initiated in 1992 and 1993, respectively, accounted for approximately $43 million of the Company's total sales in 1995.

   * Improve information systems. In conjunction with a national information systems provider, the Company is developing an integrated, comprehensive management information system for its North American operations. Management believes that a new, corporate-wide information system will enable the Company to improve its ability to respond quickly and accurately to product orders of all sizes, improve manufacturing processes, reduce delivery times, improve shipping accuracy and reduce customer service costs.

   * Improve manufacturing processes. Management believes that it can improve manufacturing processes and large-order management capabilities by changing plant layout, enhancing outsourcing strategy, implementing the new information system and investing in additional automated manufacturing equipment.


Management believes that total capital expenditures, which include the capital costs of these initiatives, will be $22 million in 1996 and $25 million in 1997.


                    Competitive Position Within the Industry

    The Company believes that its competitive position in the industry is based upon a reputation for superior product design and quality. This reputation, combined with the Company's approximately 200 U.S. dealers and what management believes to be one of the most effective sales forces in the industry, provides the Company with a strong marketing position and has enabled the Company to capture in 1995 an estimated 10.7% share of the U.S. office systems market. The Company historically has targeted this segment, which typically accounts for the end-user's largest furniture purchase and which represented an estimated 35% of the U.S. office furniture industry sales in 1995. The Company estimates that it has sold in excess of $4 billion in office furniture systems, which management believes generates more than $150 million of annual sales through repeat and add-on orders. Management believes that the Company commands a premium price for many of its products as a result of their superior design and quality.

    The Company generated 83% of its 1995 sales in the U.S. office furniture market, which had estimated sales of $9.4 billion in 1995, 10% in Europe, 5% in Canada and 2% in other international markets. The dollar value of U.S. office furniture industry shipments has increased in each of the past 25 years, with the exception of 1975 and 1991, and has grown at compound annual rates of approximately 4.0% and 7.3% over the respective ten-year and three-year periods ended December 31, 1995. BIFMA has estimated that 1995 industry sales growth in the United


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

States was 7.8%. The Company expects the middle- to high-end segments of the industry to grow faster than the industry as a whole, as it believes that within those segments there will be greater demand for furniture that addresses changing technology requirements and ergonomic concerns.

    In addition to factors such as white collar employment levels, corporate cash flow and non-residential construction, which reflect certain macroeconomic conditions, management believes that industry growth is significantly influenced by: (i) continued corporate reengineering, restructuring and reorganizing; (ii) new office technology and the resulting necessity for improved wire and data management; (iii) heightened sensitivity to concerns about ergonomic standards and demand for improved designs to increase worker productivity; and (iv) corporate relocations.

    The Company has approximately 3,900 employees worldwide, the majority of whom are located in the United States and Canada. The Company operates six manufacturing plants, which are located in East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; Toronto, Canada; and Graffignana and Foligno, Italy. The Company's principal executive offices are located at 1235 Water Street, East Greenville, Pennsylvania 18041, and its telephone number is (215) 679-4171.

                                 The Acquisition

    On February 29, 1996, pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of December 20, 1995 by and between Westinghouse and T.K.G. Acquisition Corp. ("TKG"), T.K.G. Acquisition Sub, Inc. ("TKG Sub"), a wholly owned subsidiary of TKG, acquired all of the outstanding capital stock of The Knoll Group, Inc. and related entities ("Knoll") for a purchase price of $561,745,407, subject to certain post-closing adjustments, as described below (the "Acquisition"). TKG and TKG Sub were formed by Warburg, Pincus Ventures, L.P. ("Warburg") and certain members of the Company's management in order to consummate the Acquisition.

   The Senior Notes were issued by TKG Sub (the "Initial Offering") and the proceeds thereof were used, together with (i) the net proceeds of a sale of $160,000,000 of the capital stock of TKG (the "Equity Contribution") and (ii) borrowings of $260,000,000 under senior credit facilities (the "Credit Facilities," and together with the Equity Contribution and the Initial Offering, the "Financing Transactions"), to finance the Acquisition and approximately $20 million of related fees and expenses. Immediately following the Acquisition, TKG Sub and The Knoll Group, Inc. merged (the "Merger") with and into Knoll North America, Inc., the principal U.S. operating company of The Knoll Group, Inc., which changed its name to "Knoll, Inc." As a result of the Acquisition and the Merger, the Senior Notes and the Credit Facilities became obligations of Knoll, Inc., and Knoll, Inc., as successor to TKG Sub, owns the Knoll business.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                               Ownership Structure

           [The following table was presented as a organization chart in the printed document]


- ---------------                ------------------             ----------
Warburg, Pincus                   NationsBanc                 Management
 Ventures, L.P.                 Investment Corp.
- ---------------                ------------------             ----------
     91.9%                             5%                        3.1%

                         ------------------------------
                            T.K.G. Acquisition Corp.
                                   (Delaware)
                         ------------------------------
                                      100%


                         ------------------------------
                                   Knoll, Inc.
                                   (Delaware)
                         ------------------------------

100%                  100%                          34.63%                 100%
- --------------------- ----------------- ------------------- --------------------
   TKG Canada, Inc.      Spinneybeck    Knoll International Knoll Overseas, Inc.
(New Brunswick, Can.) Enterprises, Inc.     Japan, Ltd.          (Delaware)
                         (New York)          (Japan)
- --------------------- ----------------- ------------------- --------------------


100%                   100%                                                  *
- -------------------    -------------------                     -----------------
Knoll North America    Spinneybeck Limited                        Non-U.S.
        Corp.           (Ontario, Canada)                      Subsidiaries
 (Ontario, Canada)
- -------------------    -------------------                     -----------------


[LEGEND] |___| =Guarantors of Notes

* Knoll Overseas, Inc. owns a 9% interest in a Columbian joint venture and 100% of Knoll Europe B.V., the European holding company which, directly or indirectly, holds 100% of the Company's European subsidaries.


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                               The Exchange Offer

The Exchange Offer.........  The Company is offering to exchange up to
                             $165,000,000 aggregate principal amount of 10-7/8% Senior Subordinated Notes Due 2006 (the "Exchange Notes") for up to $165,000,000 aggregate principal amount of its outstanding 10-7/8% Senior Subordinated Notes Due 2006 that were issued and sold on February 29, 1996 in a transaction exempt from registration under the Securities Act (the "Senior Notes"). The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Senior Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer except as provided herein (see "The Exchange Offer --Terms of the Exchange" and "--Terms and Conditions of the Letter of Transmittal") and will not be entitled to registration rights.

                             Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the issuer,
                             (ii) a broker-dealer who acquired Senior Notes directly from the Issuer or (iii) broker-dealers who acquired Senior Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes.

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange.

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on , 1996 unless extended (the "Expiration Date").

Exchange Date..............  The first date of acceptance for exchange for the
                             Senior Notes will be the first business day following the Expiration Date.

Conditions to the
Exchange Offer ............  The obligation of the Company to consummate the
                             Exchange Offer is subject to certain conditions. See "The Exchange Offer--Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to the
                             Expiration Date. Any Senior Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering
   Senior Notes............  See "The Exchange Offer--How to Tender."


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------


Federal Income Tax
   Consequences............  The Company has been advised by its counsel,
                             Willkie Farr & Gallagher, that the exchange of Senior Notes for Exchange Notes by holders should not be a taxable exchange for federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange.


Effect on Holders of
   Senior Notes............  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Senior Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Senior Notes and the Registration Rights Agreement (the "Registration Rights Agreement") dated as of February 29, 1996 among the Company, the Guarantors (as defined below) and NationsBanc Capital Markets, Inc., as initial purchaser (the "Initial Purchaser") and, accordingly, the holders of the Senior Notes will have no further registration or other rights under the Registration Rights Agreement, except that under certain limited circumstances, the Company shall file with the Commission a shelf registration statement on an appropriate form under Rule 415 under the Securities Act (the "Shelf Registration Statement"). See "Senior Notes Registration Rights." Holders of the Senior Notes who do not tender their Senior Notes in the Exchange Offer will continue to hold such Senior Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Senior Notes will continue to be subject to the restrictions on transfer provided for in the Senior Notes and the Indenture. To the extent that Senior Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

                               Terms of the Notes

    The Exchange Offer applies to $165,000,000 aggregate principal amount of the Senior Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Senior Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Senior Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

Notes Offered..............  $165 million aggregate principal amount of 10-7/8%
                             Senior Subordinated Notes Due 2006 of the Company.

Maturity Date..............  March 15, 2006.

Interest Payment Dates.....  March 15 and September 15, commencing
                             September 15, 1996.



Note Guarantees............  The Senior Notes are, and the Exchange Notes will be, unconditionally guaranteed on a senior subordinated basis by TKG under the Parent Guarantee and by each of the existing and future Domestic Subsidiary Guarantors under the Domestic Subsidiary Guarantees (all as defined herein). Each of the Note Guarantees will be a guarantee of payment and not of collection. See "Description of the Notes--Note Guarantees."


- --------------------------------------------------------------------------------

Subordination..............  The Senior Notes are, and the Exchange Notes will be, general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, which will include borrowings under the Credit Facilities. At December 31, 1995, on a pro forma basis after giving effect to the Acquisition, the Equity Contribution, the Financing Transactions and the application of the net proceeds therefrom, the Company had $260 million of outstanding Senior Indebtedness, which would rank senior in right of payment to the Notes. The Parent Guarantee and the Domestic Subsidiary Guarantees (the "Note Guarantees") will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. See "Description of the Notes--Subordination of Note Guarantees; Release of Domestic Subsidiary Guarantees."

Optional Redemption........  On or after March 15, 2001, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, any time on or before March 15, 1999, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of a Public Equity Offering (as defined herein) at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after such redemption.

Mandatory Redemption.......  None, except at maturity on March 15, 2006.

Change of Control..........  Upon a Change of Control (as defined herein), the
                             Company will be required to make an offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest thereon to the date of repurchase.

Covenants..................  The Indenture restricts, among other things, the
                             Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure pari passu or subordinated indebtedness, engage in any sale and leaseback transaction, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes. The Indenture permits, under certain circumstances, the Company's subsidiaries to be deemed Unrestricted Subsidiaries (as defined herein) and thus not subject to the restrictions of the Indenture. See "Description of Notes--Certain Covenants."

                                  Risk Factors

    Holders of Senior Notes should carefully consider the matters set forth under the caption "Risk Factors" prior to making a decision with respect to the Exchange Offer. See "Risk Factors."


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

   The following table presents (i) summary selected historical consolidated financial information of Knoll, as of the dates and for the periods indicated, and (ii) summary pro forma consolidated financial information of the Company, as of the dates and for the periods indicated, after giving effect to the events described in the notes below and in "Unaudited Pro Forma Financial Data." The historical consolidated financial information for each of the two years in the period ended December 31, 1995 has been derived from Knoll's financial statements, which have been audited by Price Waterhouse LLP. The historical consolidated financial information for the two and one month periods ended February 29, 1996 and March 31, 1996 respectively has been derived from unaudited financial statements and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position and results of operations and cash flows as of the dates and for the periods indicated. The summary pro forma information does not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information" and the Financial Statements and the Notes thereto included elsewhere in this Prospectus.





                                           KNOLL HISTORICAL                                    THE COMPANY
                              -----------------------------------------   ---------------------------------------------------
                                                           Two Months                                          Pro Forma(1)
                                    Year Ended               Ended           One Month                         Three Months
                                    December 31,           February 29    Ended March 31,    Pro Forma(1)    Ended March 31,
                               --------------------    --------------     ---------------    ------------    ----------------
                                  1994        1995          1996              1996               1995             1996
                              ----------  ----------      ----------       ----------         ----------       ----------
                                                                (dollars in thousands)

INCOME STATEMENT DATA:
Total sales................... $562,869     $620,892       $ 90,232       $ 48,080           $620,892          $138,312

Cost of goods sold............  397,995      405,740         57,568         30,964            406,190            88,532

Provision for restructuring...   29,180          --             --              --                 --                --

Selling, general and            150,863      124,420         19,085          9,825            129,993            29,876
administrative expenses(2)(3).
Depreciation and amortization.   28,484       25,999          4,317          2,753             31,726             8,240

Allocated corporate
expenses(3) ..................    5,881        9,528            921             --              4,000                --

Westinghouse long term
incentive compensation........       --           --         47,900             --                 --                --
                                --------     --------       --------        --------         --------          --------

    Total costs and expenses..  612,403      565,687        129,791         43,542            571,909           126,648
                                --------     --------       --------        --------         --------          --------

Income (loss) from operations.  (49,534)      55,205        (39,559)         4,538             48,983            11,664

Other income (expense), net...      699       (1,597)          (296)           (49)            (1,597)             (345)

Interest expense..............    3,225        1,430            340          3,602             40,945            10,680
                                --------     --------       --------        --------         --------          --------

Income   (loss)  before  income
taxes.........................  (52,060)      52,178        (40,195)           887              6,441               639

Income taxes (benefit)........    7,713       22,846        (16,107)           438              2,505               442

Cumulative  effect  of  changes
in accounting principles......       --           --             --             --                 --                --
                                --------     --------       --------        --------         --------          --------

    Net income (loss)......... $(59,773)    $ 29,332       $(24,088)      $    449           $  3,736          $    197
                                ========     ========       ========        ========         ========          ========

OTHER DATA:

Ratio of earnings to fixed
charges(4)...................       --          11.8x            --            1.2x               1.1x              1.1x

EBITDA(5)..................... $(20,351)    $ 79,607      $ (35,538)      $  7,242           $ 79,112           $19,559

Adjusted EBITDA (6)...........       --           --             --             --             81,722          $ 20,239

Capital expenditures..........   20,157       19,334          2,296            447             19,334             2,245

Cost  of  goods  sold as a % of
total sales...................     70.7%        65.3%          63.8%          64.4%              65.4%             64.0%

Selling, general and
administrative  expenses as a %
of total sales................     26.8%        20.0%          21.2%          20.4%              20.9%             21.6%

EBITDA as a % of total sales(7)    (3.6)%       12.8%         (39.4)%         15.1%              12.7%             14.1%

Ratio  of  long-term   debt  to
Adjusted EBITDA(8)............       --           --             --             --                5.1x               --

Ratio  of  Adjusted  EBITDA  to
cash interest expense(9)......       --           --             --             --                2.2x              2.0x

Cash provided by (used in:)
   Operating activities            (3.8)        51.9          (54.0)           9.0                 --                --

   Investing activities           (19.8)       (19.0)          (2.3)          (0.4)                --                --

   Financing activities            28.3        (36.8)          57.0           (0.0)                --                --


- --------------------------------------------------------------------------------



                                       At December 31,
                             -------------------------------------

                                                                                 The
                                                                               Company
                                       Knoll Historical                    -------------------
                                       ----------------                      Pro
                                                                            Forma(1) March 31,
Balance Sheet Data:            1991     1992      1993    1994     1995      1995      1996
- ------------------          -------- --------  -------- -------- --------  --------  ---------
                                    (dollars in thousands)
Working capital............ $ 62,124 $ 67,063  $ 41,933 $ 22,898 $ 82,698  $ 95,621   $100,936
Total assets...............  787,936  726,469   691,043  705,316  656,710   705,217    694,780
Total long-term debt,
including current portion.    13,276   16,623    12,215   12,451    3,538   425,000    426,228
Total liabilities..........  224,504  186,347   205,104  247,310  176,259   545,217    533,952
Shareholders' equity.......  563,432  540,122   485,939  458,006  480,451   160,000    160,828



(1) Reflects summary pro forma financial information of the Company derived from the Financial Statements and Notes thereto included elsewhere in this Prospectus, adjusted for the completion of the Acquisition and the application of the net proceeds of the Financing Transactions and the Equity Contribution.

(2) The pro forma amount reflects the reclassification of allocated corporate expenses. Management estimates that the replacement cost for services formerly provided by Westinghouse would, on a stand-alone basis, include benefit expense of $4,573 (including $1,963 in cash expense), in 1995, and $794 (including $341 in cash expense), in the three-month period ended March 31, 1996, related to the adoption of various independent benefit plans comparable to Westinghouse benefit plans, and operating expenses of $1,000 in 1995 and $172 in the three-month period ended March 31, 1996 (cost of services required to replace those specific activities formerly provided to the Company by Westinghouse, including audit, tax, general ledger, accounts receivable, human resources, legal, insurance and data communications).


(3) Charges for certain services used by Knoll that Westinghouse provides to its business units, including information systems support, certain accounting functions such as transaction processing, legal, environmental affairs, and human resources consulting and compliance support, are included in sales, general and administrative expenses. In addition, Westinghouse allocates a portion of its corporate expenses to its business units. These expenses are reflected as allocated corporate expenses and include Westinghouse executive management and corporate overhead; corporate legal, environmental, audit, treasury and tax services; pension charges related to corporate functions; and other corporate support and executive costs. Such allocations are not necessarily indicative of actual or future costs. See Note 3 of Notes to Financial Statements. The summary pro forma financial information reflects the reclassification of the allocated corporate expenses from Westinghouse. The remaining balance in allocated corporate expense in 1995 represents the incentive compensation accrued for Knoll executives under Westinghouse long-term incentive plans.


(4) For the purpose of computing this ratio, earnings consists of earnings before income taxes and fixed charges. Fixed charges consists of interest expense plus the portion of rental expense under operating leases that has been deemed by the Company to be representative of the interest factor (approximately one third of rental expense). Earnings in 1992, 1993 and 1994 and for the two-month period ended February 29, 1996 were insufficient to cover fixed charges by $34,011, $36,159, $45,196 and $39,291, respectively.


(5) EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation and amortization expense. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for items such as working capital, capital expenditures, research and development or acquisitions or to react to changes in the Company's industry or to economic changes generally. The Company believes that EBITDA is a frequently used measure that provides additional information for determining its ability to meet debt service requirements and that it is one of the indicators upon which the Company and its lenders assess the Company's financial performance and its capacity to service debt.


(6) Adjusted EBITDA excludes the non-cash portion of pension and post-retirement benefit expense of $2,610 in 1995 and $680 in the three-month period ended March 31, 1996. The Company believes that Adjusted EBITDA provides additional information for determining its ability to meet debt service requirements. Adjusted EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements for items such as working capital, capital expenditures, research and development or acquisitions or to react to changes in the Company's industry or economic changes generally.


(7) For the purposes of computing this ratio, EBITDA is divided by total sales. The Company believes that EBITDA as a percentage of total sales is a frequently used measure that provides additional information for determining its ability to meet debt service requirements. This ratio does not necessarily indicate whether cash flow will be sufficient for cash requirements for items such as working capital, capital expenditures, research and development or acquisitions or to react to changes in the Company's industry or economic changes generally.

(8) For the purposes of computing this ratio, Debt is divided by Adjusted EBITDA. Debt is defined as the sum of the pro forma Borrowings under the Credit Facilities and Notes. The Company believes that the ratio of long-



- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------


     term debt to EBITDA is a frequently used measure that provides additional information for determining its ability to meet debt service requirements. This ratio does not necessarily indicate whether cash flow will be sufficient for cash requirements for items such as working capital, capital expenditures, research and development or acquisitions or to react to changes in the Company's industry or economic changes generally.

(9) Cash interest expense excludes the amortization of deferred financing charges of $1,830 in 1995 and $450 in the three-month period ended March 31, 1996.


- --------------------------------------------------------------------------------

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, before tendering their Senior Notes for the Exchange Notes offered hereby, holders of Senior Notes should consider carefully the following factors, which (other than "Consequences of Exchange and Failure to Exchange" and "Absence of Public Market") are generally applicable to the Senior Notes as well as the Exchange
Notes:

Consequences of Exchange and Failure to Exchange

    Holders of Senior Notes who do not exchange their Senior Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Senior Notes as set forth in the legend thereon as a consequence of the issuance of the Senior Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Senior Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Senior Notes under the Securities Act. In addition, any holder of Senior Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Senior Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Notes could be adversely affected. See "The Exchange Offer" and "Senior Notes Registration Rights."

Significant Leverage and Debt Service

    At December 31, 1995, on a pro forma basis, after giving effect to the Acquisition and the Financing Transactions, the Company would have had total consolidated outstanding debt of $425 million. In addition, subject to the restrictions in the Indenture, the Company and its subsidiaries may incur additional indebtedness (including additional Senior Indebtedness) from time to time to finance acquisitions or capital expenditures or for other purposes. At the Acquisition Closing, the Company had borrowing capacity of up to $50 million under the Revolving Credit Facility.


    The high level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its industry or economic conditions generally. For a discussion of the fixed payments due under the Company's indebtedness and the amount of indebtedness with floating interest rates, see "Description of Credit Facilities--Interest" and "--Maturity."


    The Company's ability to pay interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of borrowings under the Revolving Credit Facility or successor facilities. The Company will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding indebtedness as well as future capital expenditures and any increased working capital requirements. If the Company is unable to meet its cash requirements out of cash flow from operations and its currently available borrowings, there can be no assurance that it will be able to obtain alternative financing or that it will be permitted to do so under the terms of the Credit Facilities or other debt instruments. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to fund capital expenditures, to make future acquisitions or to absorb adverse operating results may be adversely affected. In addition, actions taken by the lending banks under the Credit Facilities are not subject to approval by the holders of the Notes.

Subordination of Notes

    The Senior Notes are, and the Exchange Notes will be, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including borrowings under the Credit Facilities. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, under certain circumstances the Company will not be able to make payment of its obligations under the Notes in the event of a default under certain Senior Indebtedness. The aggregate principal amount of Senior Indebtedness of the Company, as of December 31, 1995, would have been $260 million on a pro forma basis after giving effect to the Acquisition, the Equity Contribution and the Financing Transactions and the application of the net proceeds therefrom. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "Description of Notes--Subordination."

Restrictions Imposed by Terms of the Company's Indebtedness

    The Indenture will restrict, among other things, the ability of the Company and its subsidiaries, as the case may be, to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens to secure pari passu or subordinated indebtedness, engage in any sale and leaseback transactions, sell stock of subsidiaries, apply net proceeds from certain asset sales, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Notes. In addition, the Credit Facilities will contain other and more restrictive covenants and will prohibit the Company from prepaying other indebtedness (including the Notes). See "Description of Notes--Certain Covenants" and "Description of Credit Facilities." As a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company.


    The Credit Facilities also will require the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Credit Facilities. Upon the occurrence of an event of default under the Credit Facilities, the lenders could elect to declare all amounts outstanding under the Credit Facilities, together with any accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. In addition, the occurrence of an event of default and payment of principal or interest under the Credit Facilities or acceleration of the Credit Facilities will cause an event of default under the Indenture. If the Credit Facilities or payments to the holders of the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company. Substantially all the assets and 100% of the capital stock of the Company and its domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries of the Company will be pledged as security under the Credit Facilities. See "Description of Credit Facilities." Such assets and capital stock may also be pledged in the future to secure other Indebtedness.


Guarantees


    The Senior Notes are, and the Exchange Notes will be, guaranteed by TKG and all existing and future directly or indirectly wholly owned domestic subsidiaries of the Company (the "Guarantors") on a senior subordinated and unsecured basis. These guarantees will be subordinated in right of payment to the prior payment in full in cash of all Senior Indebtedness of the Company. The Guarantors other than TKG are Knoll Overseas, Inc., a holding company for the entities that principally conduct the Company's European business, and Spinneybeck Enterprises, Inc., which directly and through a Canadian subsidiary operates the Company's leather business. If the Company is unable to satisfy all or any portion of its obligations with respect to the Notes, it is unlikely that the Guarantors will be able to pay all or any such portion of such unsatisfied obligations.


Fraudulent Conveyance Statutes

    Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer law, if, among other things, the Company or any of the Guarantors, at the time it incurred its indebtedness in connection with the Offering (including a Note Guarantee), (i)(a) was or is insolvent or rendered insolvent by reason of such incurrence or (b) was or is engaged in a business or transaction for which the assets remaining with the Company or such Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Company or such Guarantor received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, the Notes (and the Note Guarantee), and any pledge or other security interest securing such indebtedness, could be voided, or claims in respect of the Notes or the Note Guarantee could be subordinated to all other debts of the Company or such Guarantor, as the case may be. The voiding or subordination of any of such pledges or other security interests or of any of such indebtedness could result in an Event of Default (as defined in the Indenture) with respect to such indebtedness, which could result in acceleration thereof. In addition, the payment of interest and principal by the Company pursuant to the Notes or the payment of amounts by a Guarantor pursuant to a Note Guarantee could be voided and be required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Company or such Guarantor, as the case may be.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Company or a Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (ii) it could not pay its debts as they become due.



Effects of the Company's Turnaround Program; Sustainability of Cost Savings


    As a part of the Company's turnaround program, management is currently in the process of restructuring the Company in an attempt to achieve an integrated and more efficient operation. This restructuring, which includes, among other things, upgrading and standardizing its management information systems and manufacturing processes, is not yet complete. Management estimates that total capital expenditures, which includes the capital costs of these initiatives, will be $22 million 1996 and $25 million in 1997. It believes that cash flow from operations will be adequate to finance these projected expenditures. In addition, at the Acquisition Closing, the Company had borrowing capacity of $50 million under the Revolving Credit Facility. However, the Company's ability to meet debt service and other operating requirements will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. There can be no assurance that the Company will be able to complete its restructuring program successfully or, if the restructuring program is completed, to sustain any cost savings or other improvements that may be achieved. See "Business--Turnaround Program" and "--Business Strategy."


Dependence on Key Personnel

    The Company's operations are dependent, to a significant extent, on the continued efforts of Burton B. Staniar, its Chairman and Chief Executive Officer, and John H. Lynch, its Vice Chairman and President, with whom it has entered into one-year employment agreements containing non-competition provisions. If either of these people becomes unable to continue in his present role, or if the Company is unable to attract and retain other skilled employees, the Company's business could be adversely affected. See "Management."

Competition


    The office furniture industry is highly competitive, with a large number of competitors offering similar products. Many of the Company's competitors, especially those in North America, are large and have significant financial, marketing, manufacturing and technical resources. The Company's most significant competitors in its primary markets are Steelcase, Inc. ("Steelcase"), Herman Miller, Inc. ("Herman Miller"), Haworth, Inc. ("Haworth") and HON Industries, Inc. ("HON"). These competitors have a substantial volume of furniture installed at businesses throughout the country, providing a continual source of demand for further products and enhancements. Moreover, the products of these competitors have strong acceptance in the marketplace, and such competitors could develop alternative product designs which would give them a competitive advantage over the Company. The Company also faces significant price competition from its competitors and may encounter competition from new market entrants. Although the Company believes that it has been able to compete successfully in its markets to date, there can be no assurance that it will be able to continue to do so in the future. See "Business--Competition."


Short-Term Dealership Commitments

    The Company's dealers currently operate primarily under one-year agreements. Although the Company has not experienced substantial turnover in its distribution channels in the past except as initiated by Knoll, there can be no assurance that a significant number of its dealers will not choose to end their relationships with the Company, or, if dealers choose to do so, that any replacements in areas covered by such persons will be satisfactory. The loss of dealers could cause significant difficulties for the Company in marketing and distributing its products.

Control of the Company

    The Company is a wholly owned subsidiary of TKG, which is controlled by Warburg. Warburg holds approximately 80% voting and economic interest in TKG on a fully diluted basis. TKG has no business other than holding the stock of the Company, which is the sole source of TKG's financial resources.
See "Security Ownership of Certain Beneficial Owners and Management."

Potential Inability to Fund a Change of Control Offer


    Upon a Change of Control as defined in the Indenture, the Company will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. Since 100% of the capital stock of the Company has been pledged as security under the Credit Facilities, a default under the Credit Facilities could trigger a Change of Control. The source of funds for any such repurchase will be the Company's available cash or cash generated from operating or other sources, including borrowings, sales of equity or funds provided by a new controlling person. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered, or that restrictions in the Credit Facilities will allow the Company to make such required repurchases. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time.


Absence of Public Market

    There is no existing market for the Exchange Notes, and there can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of holders of Exchange Notes to sell their Exchange Notes, or (iii) the price at which the holders of Exchange Notes would be able to sell their Exchange Notes. If such a market were to exist, the Exchange Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and the financial performance of the Company and its subsidiaries. The Company has been advised by NationsBanc

Capital Markets, Inc. that it presently intends to make a market in the Exchange Notes. However, it is not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Exchange Act. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange.

Compliance with Environmental Regulations

    The past and present business operations of the Company and the past and present ownership and operation of manufacturing plants on real property by the Company are subject to extensive and changing federal, state, local and foreign environmental laws and regulations. As a result, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Compliance with more stringent laws or regulations or stricter interpretation of existing laws, may require additional expenditures by the Company, some of which may be material. The Company has been identified as a potentially responsible party pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") for remediation costs associated with waste disposal sites previously used by the Company. CERCLA imposes liability without regard to fault or the legality of the disposal. The Company believes that its exposure in such CERCLA actions is not material. In addition, under the Stock Purchase Agreement, Westinghouse has agreed to indemnify the Company for certain costs associated with currently known CERCLA liabilities. See "Business--Environmental Matters."

Exchange Rate Fluctuation

    The Company's foreign sales are conducted in foreign currency. In 1995, approximately 15% of the Company's revenues and 25% of the Company's expenses were denominated in currencies other than U.S. dollars. As the Company does not hedge its foreign currency exposure, to the extent that the Company derives revenues from its foreign operations, it is vulnerable to the effects of currency exchange rate fluctuations.

Economic Factors Affecting the Industry

    Fluctuations in industry revenues may be driven by a variety of macroeconomic factors, such as white collar employment levels, corporate cash flows, or non-residential commercial construction, as well as industry factors such as corporate reengineering and restructuring, technology demands, ergonomic, health and safety concerns and corporate relocations. There can be no assurance that current or future economic or industry trends will not adversely affect the business of the Company. See "Business--Industry Overview."


                                 USE OF PROCEEDS

    There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. The net proceeds to TKG Sub from the issuance of the Senior Notes were approximately $156 million. The net proceeds received by TKG Sub, together with the net proceeds of the other Financing Transactions, were used to fund the purchase price of the Acquisition and to pay related fees and expenses.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

    The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the Registration Rights Agreement.

    The Senior Notes were originally issued and sold on February 29, 1996 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A of the Securities Act. In connection with the sale of the Senior Notes, the Company agreed to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which another series of senior notes of the Company covered by such registration statement and containing the same terms as the Senior Notes, except as set forth in this Prospectus, would be offered in exchange for Senior Notes tendered at the option of the holders thereof. In the event that any changes in law or applicable interpretations of the Staff do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer Registration Statement is not declared effective within 115 days following the Issue Date (unless the Company advises the Initial Purchaser that it is in the process of resolving comments of the Staff and that it expects those comments to be resolved within 30 days) or the Exchange Offer is not consummated within 145 days of the Issue Date (unless the Exchange Offer has commenced, in which case the Exchange Offer is not consummated within 30 days after the date on which the Exchange Offer was commenced) or in certain other circumstances, the Company will, at its expense, (i) as promptly as practicable, and in any event on or prior to 30 days after such filing obligation arises, file with the Commission a Shelf Registration Statement covering resales of the Senior Notes, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as possible after such filing occurs and
(iii) keep the Shelf Registration Statement effective until three years after its effective date (or such shorter period that will terminate when all the Senior Notes covered thereby have been sold pursuant thereto or in certain other circumstances). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each Holder of the Senior Notes covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Senior Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Senior Notes. In the event that either (a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 30th calendar day following the Issue Date, (b) the Exchange Offer Registration Statement is not declared effective prior to the 115th calendar day following the Issue Date, (c) the Exchange Offer is not consummated on or prior to the 145th calendar day following the Issue Date, or (d) a Shelf Registration Statement with respect to the Senior Notes is not declared effective, the interest rate borne by the Notes will be increased. See "Senior Notes Registration Rights."

Terms of the Exchange

    The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Registration Statement of which this Prospectus is a part (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of Senior Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Senior Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the Exchange Notes will generally be freely transferable by holders thereof and (ii) the holders of the Exchange Notes will not be entitled to registration rights under the Registration Rights Agreement. See "Senior Notes Registration Rights." The Exchange Notes will evidence the same debt as the Senior Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered or accepted for exchange.

    Based on its view of interpretations set forth in no-action letters issued by the Staff to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company, (ii) a broker-dealer who acquired Senior Notes directly from the Company or (iii) a broker-dealer who acquired Senior Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer who receives Exchange Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers who acquired Senior Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of no more than 60 days after this Registration Statement is declared effective by the Commission unless the Company has been notified in writing on or prior to the 60th day by any broker-dealer that it has received Exchange Notes as to which it will be required to deliver a prospectus upon resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Tendering holders of Senior Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Senior Notes pursuant to the Exchange Offer.

    The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Senior Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Senior Notes accrued after the issuance of the Exchange Notes.

Expiration Date; Extensions; Termination; Amendments

    The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on ____________, 1996 unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to IBJ Schroder Bank & Trust Company (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Senior Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

    The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Senior Notes for any reason, including if any of the events set forth below under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Senior Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Senior Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Senior Notes on the Exchange Date.

    If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Senior Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

    This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Senior Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Senior Notes.

How to Tender

    The tender to the Company of Senior Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    General Procedures. A holder of a Senior Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Senior Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

    If tendered Senior Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Senior Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Senior Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Senior Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Senior Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

    Any beneficial owner whose Senior Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Senior Notes should contact such holder promptly and instruct such holder to tender Senior Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Senior Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Senior Notes, either make appropriate arrangements to register ownership of the Senior Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

    Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Senior Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purpose of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Senior Notes by causing the Book-Entry Transfer Facility to transfer such Senior Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Senior Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this

Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    THE METHOD OF DELIVERY OF sENIOR nOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

    Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Senior Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Senior Notes being tendered, the names in which the Senior Notes are registered and, if possible, the certificate numbers of the Senior Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Senior Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Senior Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

    A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Senior Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Senior Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Senior Notes (or a timely Book-Entry Confirmation).

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Senior Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Terms and Conditions of the Letter of Transmittal

    The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

    The party tendering Senior Notes for exchange (the "Transferor") exchanges, assigns and transfers the Senior Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Senior Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Senior Notes and to xacquire Exchange Notes issuable upon the exchange of such tendered Senior Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Senior Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Senior Notes. The Transferor further agrees that acceptance of any tendered Senior Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

    By tendering Senior Notes and executing the Letter of Transmittal, the Transferor certifies that (a) it is not an Affiliate of the Company within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Senior Notes acquired directly from the Company or an Affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) that it is an Affiliate of the Company or of the initial purchaser of the Senior Notes in the Initial Offering and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

Withdrawal Rights

    Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Senior Notes to be withdrawn, the certificate numbers of Senior Notes to be withdrawn, the principal amount of Senior Notes to be withdrawn, a statement that such holder is withdrawing his election to have such Senior Notes exchanged, and the name of the registered holder of such Senior Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Senior Notes being withdrawn. The Exchange Agent will return the properly withdrawn Senior Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

Acceptance of Senior Notes for Exchange; Delivery of Exchange Notes

    Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Senior Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Senior Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

    The Exchange Agent will act as agent for the tendering holders of Senior Notes for the purposes of receiving Exchange Notes from the Company and causing the Senior Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Senior Notes will be made by the Exchange Agent promptly after acceptance of the tendered Senior Notes. Senior Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Senior Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

Conditions to the Exchange Offer

    Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Senior Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,
(i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Senior Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses
(a)(i) or (ii) above or, in the sole judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

    Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

    In addition, the Company will not accept for exchange any Senior Notes tendered and no Exchange Notes will be issued in exchange for any such Senior Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Exchange Agent

    IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

    The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $250,000.

    No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Senior Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Senior Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

Appraisal Rights

    HOLDERS OF SENIOR NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

Federal Income Tax Consequences


    The Company has been advised by its counsel, Willkie Farr & Gallagher, that the exchange for Exchange Notes by holders of Senior Notes should not be a taxable exchange for federal income tax purposes, and such holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.


Other

    Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept the Exchange Offer and tender their Senior Notes. Holders of the Senior Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered Senior Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Senior Notes and the Registration Rights Agreement. Holders of the Senior Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and subject to all the limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Senior Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Senior Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

    The Company may in the future seek to acquire untendered Senior Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Senior Notes which are not tendered in the Exchange Offer.

                                 THE ACQUISITION

General


    On February 29, 1996, pursuant to the Stock Purchase Agreement, TKG acquired all of the outstanding capital stock of the companies that constitute the Knoll business for an aggregate purchase price of $561,745,407. Pursuant to the Stock Purchase Agreement, the purchase price is subject to post-Acquisition Closing adjustments to the extent (i) Knoll's working capital as of the Acquisition Closing (as adjusted for, among other things, cash credited against a purchase price reduction made at the Acquisition Closing) is greater or less than $102.5 million and (ii) certain adjustments made at the Acquisition Closing were based on estimates that vary from actual amounts. Pursuant to the Stock Purchase Agreement, these post-Acquisition Closing adjustments are to be made within ninety days after the Acquisition Closing, with an additional sixty-day period thereafter for dispute resolution.


    At the Acquisition Closing, T.K.G. Acquisition Sub, Inc., a wholly owned subsidiary of TKG, acquired the capital stock of The Knoll Group, Inc., which is the holding company that directly or indirectly owned, at the Acquisition Closing, the capital stock of each of the companies that constitute the Knoll business other than Knoll's principal Canadian subsidiary. The capital stock of the Canadian subsidiary was purchased at the Acquisition Closing by TKG Canada, Inc., a Canadian corporation that is wholly owned by T.K.G. Acquisition Sub, Inc. Immediately following the Acquisition Closing, T.K.G. Acquisition Sub, Inc. and The Knoll Group, Inc. merged (the "Merger") with and into Knoll North America, Inc., Knoll's principal U.S. operating company. As a result of the Acquisition and the Merger, the Senior Notes and the Credit Facilities became obligations of Knoll North America, Inc., and TKG owns 100% of the capital stock of Knoll North America, Inc., which owns, directly or indirectly, each of the companies that constitute the Knoll business. At the time of the Merger, Knoll North America, Inc.changed its name to Knoll, Inc.

Financing of the Acquisition

    TKG was formed by Warburg and certain members of the Company's management to consummate the Acquisition. Of the $160 million of TKG capital stock sold in connection with the Acquisition, certain members of the Company's management purchased $5 million; NationsBanc Investment Corp., an affiliate of the Initial Purchaser, purchased $8 million; and Warburg purchased the balance. TKG made the Equity Contribution by contributing such funds to the Company at the Acquisition Closing.

    The purchase price for the Acquisition and approximately $20 million of related fees and expenses were funded through (i) the Equity Contribution, (ii) the net proceeds of the Initial Offering and (iii) borrowings under the Credit Facilities. Warburg will be reimbursed by the Company for due diligence expenses incurred on behalf of TKG and T.K.G. Acquisition Sub, Inc. in connection with the Acquisition and the Financing Transactions, but will not be paid any sponsor's or other fee in connection therewith.

    The following table sets forth the estimated amounts of sources and uses of the funds for the Acquisition:


                                                                Amount
                                                               --------
                                                             (in millions)
       Sources of Funds:
          The Credit Facilities(1).............................$    260
          The Offering.........................................     165
          Equity Contribution(2)...............................     160
                                                               --------
              Total............................................$    585
                                                               ========
       Uses of Funds:
          The Acquisition......................................$    565
          Transaction fees and expenses(3).....................      20
                                                               --------
              Total............................................$    585
                                                               ========


(1) Consists of the $260 million Term Loan Facilities. The Company also has a $50 million Revolving Credit Facility, under which it had no amount outstanding upon the Acquisition Closing. See "Description of Credit Facilities."

(2)  Consists of a cash equity contribution by TKG to the Company.

(3) Includes estimated fees and expenses incurred in connection with the Acquisition, the Initial Offering and the other Financing Transactions.

                            PRO FORMA CAPITALIZATION

    The following table sets forth the capitalization of the Company at December 31, 1995 as adjusted on a pro forma basis to reflect the Acquisition, the Equity Contribution and the Financing Transactions, including the Initial Offering, and the application of the net proceeds therefrom. This table should be read in conjunction with "Unaudited Pro Forma Financial Information" and the Financial Statements and Notes thereto, included elsewhere in this Prospectus.


                                                            At December 31, 1995
                                                            --------------------
                                                                 The Company
                                                                  Pro Forma
                                                            --------------------
                                                                (in thousands)
Long-term debt (including current portion):
    Revolving Credit Facility(1).............................       $     --

    Term Loan Facilities.....................................        260,000
    Senior Notes.............................................        165,000
                                                                    --------
       Total long-term debt..................................        425,000
                                                                    --------
Shareholder's equity.........................................        160,000
                                                                    --------
Total Capitalization.........................................       $585,000
                                                                    ========


(1) Borrowings of up to $50 million under the Revolving Credit Facility are available for general corporate purposes, including the funding of working capital needs. The Company had no amount outstanding under this facility upon the Acquisition Closing.

                         SELECTED FINANCIAL INFORMATION


     The following table presents (i) selected historical consolidated financial information of Knoll, as of the dates and for the periods indicated, and (ii) summary pro forma consolidated financial information of the Company, as of the dates and for the periods indicated, after giving effect to the events described in the notes below and in "Unaudited Pro Forma Financial Data." The historical consolidated financial information for each of the three years in the period ended December 31, 1995 has been derived from Knoll's financial statements, which have been audited by Price Waterhouse LLP. The historical consolidated financial information for each of the two years in the period ended December 31, 1992 and the two and one month periods ended February 29, 1996 and March 31, 1996, respectively has been derived from unaudited financial statements and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position and results of operations and cash flows as of the dates and for the periods indicated. The summary pro forma information does not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of the Company for any future period. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Information" and the Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                                                     Knoll Historical
                                                          -------------------------------------------------------------

                                                                            Year Ended December 31,

                                                                    ----------------------------------------

                                                             1991         1992         1993        1994         1995
                                                          ---------    ---------    ---------    ---------    ---------

                                                                              (dollars in thousands)
Income Statement Data:
Total sales ............................................  $ 670,956    $ 576,621    $ 508,383    $ 562,869    $ 620,892
Cost of goods sold .....................................    454,376      408,188      363,948      397,995      405,740
                                                          ---------    ---------    ---------    ---------    ---------
Gross profit ...........................................    216,580      168,433      144,435      164,874      215,152
Provision for restructuring ............................         --       26,000        6,165       29,180           --
Selling, general and administrative expenses(2)(3) .....    160,000      147,364      145,167      150,863      124,420
Depreciation and amortization ..........................     26,300       27,574       30,775       28,484       25,999
Allocated corporate expenses(3) ........................       (819)       5,036        4,899        5,881        9,528
Westinghouse long-term incentive compensation...........         --           --           --           --           --
                                                          ---------    ---------    ---------    ---------    ---------
     Total costs and expenses ..........................    639,857      614,162      550,954      612,403      565,687
                                                          ---------    ---------    ---------    ---------    ---------
Income (loss) from operations ..........................     31,099      (37,541)     (42,571)     (49,534)      55,205
Other income (expense), net ............................     (1,121)        (929)       2,082          699       (1,597)
Interest expense .......................................      4,628        3,866        3,301        3,225        1,430
                                                          ---------    ---------    ---------    ---------    ---------
Income (loss) before income taxes ......................     25,350      (42,336)     (43,790)     (52,060)      52,178
Income taxes (benefit) .................................     10,824       (4,795)      (3,571)       7,713       22,846
Cumulative  effect of changes in  accounting principles:         --       11,202        1,118           --           --
                                                          ---------    ---------    ---------    ---------    ---------
     Net income (loss) .................................  $  14,526    $ (48,743)   $ (41,337)   $ (59,773)   $  29,332
                                                          =========    =========    =========    =========    =========
Other Data:
Ratio of earnings to fixed charges(4) ..................        3.7x          --           --           --         11.8x
EBITDA(5) ..............................................  $      --    $      --    $  (9,714)   $ (20,351)   $  79,607
Adjusted EBITDA(6) .....................................         --           --           --           --           --
Capital expenditures ...................................     30,807       29,100       18,697       20,157       19,334
Cost of goods sold as a % of total sales ...............       67.7%        70.8%        71.6%        70.7%        65.3%
Selling, general and administrative expenses as a % of
  total sales ..........................................       23.8%        25.6%        28.6%        26.8%        20.0%
EBITDA as a % of total sales(7) ........................         --           --         (1.9)%       (3.6)%       12.8%
Ratio of long-term debt to Adjusted EBITDA(8) ..........         --           --           --           --           --
Ratio of Adjusted EBITDA to cash interest expense(9) ...         --           --           --           --           --
Cash provided by (used in:)
   Operating activities ................................         --           --        (24.7)        (3.8)        51.9
   Investing activities ................................         --           --        (16.0)       (19.8)       (19.0)
   Financing activities ................................         --           --         44.6         28.3        (36.8)

                                                       KNOLL HISTORICAL                THE COMPANY
                                                       ----------------  ---------------------------------------
                                                                                                          (1)
                                                                                                          Pro
                                                                                                         Forma
                                                                                                         Three
                                                          Two Months      One Month                      Months
                                                            Ended           Ended                         Ended
                                                          February 29,    March 31,     Pro Forma (1)   March 31,
                                                             1996           1996          1995             1996
                                                          -----------     --------      ------------    ---------
Income Statement Data:
Total sales ............................................    $ 90,232     $  48,080         $ 620,892    $138,312
Cost of goods sold .....................................      57,568        30,964           406,190      88,532
                                                            --------     ---------         ---------    --------
Gross profit ...........................................      32,664        17,116           214,702      49,780
Provision for restructuring ............................          --            --                --          --
Selling, general and administrative expenses(2)(3) .....      19,085         9,825           129,993      29,876
Depreciation and amortization ..........................       4,317         2,753            31,726       8,240
Allocated corporate expenses(3) ........................         921            --             4,000          --
Westinghouse long-term incentive compensation...........      47,900            --                --          --
                                                             -------     ---------         ---------    --------
     Total costs and expenses ..........................     129,791        43,542           571,909     126,648
                                                            --------     ---------         ---------    --------
Income (loss) from operations ..........................     (39,559)        4,538            48,983      11,664
Other income (expense), net ............................        (296)          (49)           (1,597)       (345)
Interest expense .......................................         340         3,602            40,945      10,680
                                                            --------     ---------         ---------    --------
Income (loss) before income taxes ......................     (40,195)          887             6,441         639
Income taxes (benefit) .................................     (16,107)          438             2,705         442
Cumulative  effect of changes in  accounting principles:          --            --                --          --
                                                            --------     ---------         ---------    --------
     Net income (loss) .................................    $(24,088)    $     449         $   3,736    $    197
                                                            ========     =========         =========    ========
Other Data:
Ratio of earnings to fixed charges(4) ..................          --           1.2x              1.1x        1.1x
EBITDA(5) ..............................................    $(35,538)    $   7,242         $  79,112    $ 19,559
Adjusted EBITDA(6) .....................................          --            --            81,722      20,239
Capital expenditures ...................................       2,296           447             19,334      2,245
Cost of goods sold as a % of total sales ...............        63.8%         64.4%             65.4%       64.0%
Selling, general and administrative expenses as a % of
  total sales ..........................................        21.2%         20.4%             20.9%       21.6%
EBITDA as a % of total sales(7) ........................       (39.4%)        15.1%             12.7%       14.1%
Ratio of long-term debt to Adjusted EBITDA(8) ..........                                         5.1x         --
Ratio of Adjusted EBITDA to cash interest expense(9) ...                                         2.1x        2.0x
Cash provided by (used in:)
   Operating activities ................................       (54.0)          9.0                --          --
   Investing activities ................................        (2.3)         (0.4)               --          --
   Financing activities ................................        57.0           0.0                --          --







                                                                            At December 31,
                                                                  ----------------------------------
                                                                          Knoll Historical                        The Company
                                                                          ----------------                  ------------------------
                                                                             The Company                       Pro
                                                                        (dollars in thousands)                Forma      March 31,

Balance Sheet Data:                               1991        1992        1993        1994        1995          1995       1996
                                                ------------------------------------------------------------------------------------

Working capital ............................   $ 62,124    $ 67,063    $ 41,933    $ 22,898    $ 82,698     $ 95,621     $100,936
Total assets ...............................    787,936     726,469     691,043     705,316     656,710      705,217      694,780
Total long-term debt, including
  current portion ..........................     13,276      16,623      12,215      12,451       3,538      425,000      426,228
Total liabilities ..........................    224,504     186,347     205,104     247,310     176,259      545,217      533,952
Shareholders' equity .......................    563,432     540,122     485,939     458,006     480,451      160,000      160,828



(1) Reflects summary pro forma financial information of the Company derived from the Financial Statements and Notes thereto included elsewhere in this Prospectus, adjusted for the completion of the Acquisition and the application of the net proceeds of the Financing Transactions and the Equity Contribution.

(2) The pro forma amount reflects the reclassification of allocated corporate expenses. Management estimates that the replacement cost for services formerly provided by Westinghouse would, on a stand-alone basis, include benefit expense of $4,573 (including $1,963 in cash expense), in 1995, and $794 (including $341 in cash expense), in the three-month period ended March 31, 1996, related to the adoption of various independent benefit plans comparable to Westinghouse benefit plans, and operating expenses of $1,000 in 1995 and $172 in the three-month period ended March 31, 1996 (cost of services required to replace those specific activities formerly provided to the Company by Westinghouse, including audit, tax, general ledger, accounts receivable, human resources, legal, insurance and data communications).


(3) Charges for certain services used by Knoll that Westinghouse provides to its business units, including information systems support, certain accounting functions such as transaction processing, legal, environmental affairs, and human resources consulting and compliance support, are included in sales, general and administrative expenses. In addition, Westinghouse allocates a portion of its corporate expenses to its business units. These expenses are reflected as allocated corporate expenses and include Westinghouse executive management and corporate overhead; corporate legal, environmental, audit, treasury and tax services; pension charges related to corporate functions; and other corporate support and executive costs. Such allocations are not necessarily indicative of actual or future costs. See Note 3 of Notes to Financial Statements. The Summary Pro Forma Financial Information reflects the reclassification of the allocated corporate expenses from Westinghouse. The remaining balance in allocated corporate expense in 1995 represents the incentive compensation accrued for Knoll executives under Westinghouse long-term incentive plans.


(4) For the purpose of computing this ratio, earnings consists of earnings before income taxes and fixed charges. Fixed charges consists of interest expense plus the portion of rental expense under operating leases that has been deemed by the Company to be representative of the interest factor (approximately one third of rental expense). Earnings in 1992, 1993 and 1994 and for the two-month period ended February 29, 1996 were insufficient to cover fixed charges by $34,011, $36,159, $45,196 and $39,291, respectively.


(5) EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation and amortization expense. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA does not necessarily indicate whether cash flow will be sufficient for items such as working capital, capital expenditures, research and development or acquisitions or to react to changes in the Company's industry or economic changes generally. The Company believes that EBITDA is a frequently used measure that provides additional information for determining its ability to meet debt service requirements and that it is one of the indicators upon which the Company and its lenders assess the Company's financial performance and its capacity to service debt.


(6) Adjusted EBITDA excludes the non-cash portion of pension and post-retirement benefit expense of $2,610 in 1995 and $680 in the three-month period ended March 31, 1996. The Company believes that Adjusted EBITDA provides additional information for determining its ability to meet debt service requirements. Adjusted EBITDA does not necessarily indicate whether cash flow will be sufficient for cash requirements for items such as working capital, capital expenditures, research and development or acquisitions or to react to changes in the Company's industry or economic changes generally.


(7) For the purposes of computing this ratio, EBITDA is divided by total sales. The Company believes that EBITDA as a percentage of total sales is a frequently used measure that provides additional information for determining its ability to meet debt service requirements. This ratio does not necessarily indicate whether cash flow will be sufficient for cash requirements for items such as working capital, capital expenditures, research and development or acquisitions or to react to changes in the Company's industry or economic changes generally.

(8) For the purposes of computing this ratio, Debt is divided by Adjusted EBITDA. Debt is defined as the sum of the pro forma Borrowings under the Credit Facilities and Notes. The Company believes that the ratio of long-term debt to EBITDA is a frequently used measure that provides additional information for determining its ability to meet debt service requirements. This ratio does not necessarily indicate whether cash flow will be sufficient for cash requirements for items such as working capital, capital expenditures, research and development or acquisitions or to react to changes in the Company's industry or economic changes generally.

(9) Cash interest expense excludes the amortization of deferred financing charges of $1,830 in 1995 and $450 in the three-month period ended March 31, 1996.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The Acquisition has been accounted for by the purchase method of accounting, and accordingly the purchase price of $585 million (including estimated fees and expenses) has been allocated on a preliminary basis to the assets acquired and liabilities assumed based upon the estimated fair value at the Acquisition Closing. Management does not believe that either adjustments to the preliminary allocation of the purchase price or the resolution of known contingencies will have a material impact on the pro forma information presented. The excess of such purchase price over the estimated fair values at the Acquisition Closing has been preliminarily recognized as goodwill, which is amortized over 40 years.

     The unaudited pro forma consolidated balance sheet is based on the historical consolidated financial statements for Knoll, as the Company's predecessor, and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma consolidated income statement does not purport to represent what the Company's results of operation actually would have been if the events described above had occurred as of the date indicated or what results will be for any future periods. The unaudited pro forma financial information is based upon the assumptions that the Company believes are reasonable and should be read in conjunction with the Financial Statements and accompanying Notes thereto included elsewhere in this Prospectus.

     The following unaudited pro forma consolidated income statements for the year ended December 31, 1995 and for the three-month period ended March 31, 1996 give effect to the Acquisition, the Equity Contribution, the Financing Transactions and the application of the net proceeds therefrom as though they had occurred on January 1, 1995 and January 1, 1996, respectively. The unaudited pro forma consolidated balance sheet of the Company at December 31, 1995 was prepared as if such transactions had occurred on such date.

           KNOLL INC. UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET



                                                                                    Historical   Adjustments     Pro Forma
                                                                                    ----------   -----------     ---------
                                                                                                (in thousands)
Assets:
Cash ............................................................................   $   1,569    $  (1,569)(a)   $       0
Customer receivables, net .......................................................     114,592                      114,592
Inventories .....................................................................      59,643          450(i)       60,093
Deferred income taxes ...........................................................      18,273      (18,273)(a)       7,941
                                                                                                     7,941(j)
Prepaid and other current assets ................................................       8,465                        8,465
                                                                                    ---------    ---------       ---------
     Total current assets .......................................................     202,542      (11,451)        191,091
Plant and equipment .............................................................     164,633       26,467(h)      191,100
Goodwill and other intangible assets ............................................     240,772     (240,772)(b)     295,520
                                                                                                   295,520(b)
Deferred financing fees .........................................................           0       14,400 (c)      14,400
Prepaid pension cost ............................................................      45,161      (45,161)(a)           0
Deferred income taxes ...........................................................           0        9,504(j)        9,504
Other noncurrent assets .........................................................       3,602                        3,602
                                                                                    ---------    ---------       ---------
     Total assets ...............................................................   $ 656,710    $  48,507       $ 705,217
                                                                                    =========    =========       =========
Liabilities and Equity:
Short-term debt .................................................................   $   1,496    $  (1,496)(d)   $       0
Current maturities of long-term debt ............................................       3,287       (3,287)(d)       5,250
                                                                                                     5,250 (e)
Accounts payable--trade .........................................................      45,850                       45,850
Accounts payable--related parties ...............................................         413                          413
Income taxes payable ............................................................      13,973      (13,973)(a)           0
Accrued restructuring costs .....................................................      10,868      (10,868)(a)           0
Other current liabilities .......................................................      43,957                       43,957
                                                                                    ---------    ---------       ---------
     Total current liabilities ..................................................     119,844      (24,374)         95,470
Long-term debt ..................................................................         251         (251)(d)           0
Borrowings under the Credit Facilities ..........................................           0      254,750(e)      254,750
Notes ...........................................................................           0      165,000(e)      165,000
Deferred income taxes ...........................................................      29,574      (29,574)(a)           0
Post-retirement benefits obligation .............................................      20,593        3,407(f)       24,000
Other noncurrent liabilities ....................................................       5,997                        5,997
                                                                                    ---------    ---------       ---------
     Total liabilities ..........................................................     176,259      368,958         545,217
Deferred foreign currency translation adjustments ...............................     (22,866)      22,866(g)            0
Parent company investment .......................................................     503,317     (503,317)(g)           0
Common stock ....................................................................           0      160,000(g)      160,000
                                                                                    ---------    ---------       ---------
     Total stockholders' equity .................................................     480,451     (320,451)        160,000
                                                                                    ---------    ---------       ---------
     Total liabilities and equity ...............................................   $ 656,710    $  48,507       $ 705,217
                                                                                    =========    =========       =========

                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

     (a) To eliminate certain assets and liabilities of The Knoll Group that were not purchased or assumed, respectively, under the terms of the Stock Purchase Agreement.

     (b) Adjustment to reflect the elimination of existing goodwill and the excess of the purchase price (including $20,000 of transaction fees and expenses) over the estimated fair value of the net assets acquired, which has been allocated on a preliminary basis as follows:


            Purchase price........................................    $585,000
            Estimated fair value of net assets, excluding
              goodwill and other intangible assets................     289,480
                                                                       -------
            Goodwill and other intangible assets..................    $295,520
                                                                      ========
            Goodwill..............................................    $ 75,620
            Identifiable intangible assets.......................      219,900
                                                                      --------
            Goodwill and other intangible assets (the other
              intangible assets consist principally of
              trade names)........................................    $295,520
                                                                      ========



     (c) Represents the deferred financing costs associated with the consummation of the transaction.

     (d) Reflects the repayment of existing indebtedness as follows:


            Short-term debt.......................................    $  1,496
            Current maturities of long-term debt..................       3,287
            Long-term debt........................................         251
                                                                      --------
                                                                      $  5,034


     (e) Reflects the Financing Transactions as follows:


            Borrowings under the Credit Facilities:
                 Current..........................................    $  5,250
                 Long-term........................................     254,750
            Notes   ..............................................     165,000
            Common stock..........................................     160,000
                                                                      --------
                                                                      $585,000


     (f) Represents the increased liability for post-retirement benefits resulting from the Company's assuming these liabilities and establishing plans independent of those previously administered by Westinghouse.

     (g) To eliminate the historical stockholders' equity of The Knoll Group and record the current capitalization.


     (h) Represents the write up to fair value of the plant and equipment based upon the results of an independent fair market value study performed on the acquired assets.

     (i) Represents the increase in inventory values to estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the Company.

     (j) Represents the differences between financial statement carrying amounts and the corresponding taxes bases of the net assets acquired.

                                 KNOLL INC.

                UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT


                                                                                          Year ended December 31, 1995
                                                                             -------------------------------------------------------

                                                                             Historical            Adjustments            Pro Forma
                                                                             ----------            -----------            ---------
                                                                                                     (in thousands)
Total sales ......................................................           $ 620,892            $                       $ 620,892
Cost of goods sold ...............................................             405,740                  450(a)              406,190
Selling, general and administrative expenses .....................             124,420                5,573(b)              129,993
Depreciation and amortization ....................................              25,999                5,727(c)               31,726
Allocated corporate expenses .....................................               9,528               (5,528)(d)               4,000
                                                                             ---------            ---------               ---------
     Total costs and expenses ....................................             565,687                6,222                 571,909
Income from operations ...........................................              55,205               (6,222)                 48,983
Other (expense), net .............................................              (1,597)                                      (1,597)

Interest expense .................................................               1,430               39,515(e)               40,945
                                                                             ---------            ---------               ---------
Income (loss) before income taxes ................................              52,178              (45,737)                  6,441
Income taxes (benefit) ...........................................              22,846              (20,141)(f)               2,705
                                                                             ---------            ---------               ---------
     Net income ..................................................           $  29,332            $ (25,596)              $   3,736
                                                                             =========            =========               =========



           NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT


     (a) Represents the increase in cost of sales resulting from the sale of inventory acquired as part of the Acquisition. This inventory was valued at the estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the Company.

     (b) Represents the reclassification of allocated corporate expenses. Management estimates that the replacement cost for services formerly provided by Westinghouse would, on a stand-alone basis, include benefit expense of $4,573 (including $1,963 in cash expense), related to the adoption of various independent benefit plans comparable to Westinghouse benefit plans, and operating expenses of $1,000 (cost of services required to replace those specific activities formerly provided to the Company by Westinghouse, including audit, tax, general ledger, accounts receivable, human resources, legal, insurance and data communications).

     (c) Represents the increase in amortization and depreciation resulting from the Acquisition.

     (d) Represents the reclassification of the allocated corporate expenses from Westinghouse. The remaining balance represents the incentive compensation accrued for Knoll executives under Westinghouse long-term incentive plans.


     (e) To reflect interest expense (and amortization of deferred financing fees) on a pro forma basis as if the Acquisition had been completed on January 1, 1995. Interest expenses assumes a weighted average interest rate of 9.2%, which approximates the actual interest rate on the date of the Acquisition, on $424,125 in average outstanding borrowings and amortization of deferred financing charges. If interest rates changed 1/8%, interest costs would be adjusted by $530.

     (f) Adjustment to reflect the assumed 42% tax rate applied to the pro forma income.

                                  KNOLL INC.
               UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT



                                                              HISTORICAL
                                             --------------------------------------------
                                             The Knoll Group, Inc.          Knoll, Inc.
                                               2 Months Ended              1 Month Ended
                                              February 29, 1996           March 31, 1996       Adjustments      Pro Forma
                                            ---------------------       ------------------    ---------------  ------------
                                                                               (in thousands)

Total sales.............................        $ 90,232                     $ 48,080         $      --       $138,312

Cost of goods sold......................          57,568                       30,964                           88,532

Selling, general and administrative
     expenses...........................          19,085                        9,825               966(a)      29,876

Depreciation and amortization...........           4,317                        2,753             1,170(b)       8,240

Allocated corporated expenses...........             921                           --              (921)(c)         --

Westinghouse long-term incentive
     compensation........................         47,900                           --           (47,900)(d)        --
                                                --------                      --------          --------      --------
     Total costs and expenses...........         129,791                       43,542           (46,685)       126,648

Income (loss) from operations...........         (39,559)                       4,538            46,685         11,664

Other income (expense), net.............            (296)                         (49)              --            (345)

Interest expense........................             340                        3,602             6,738(e)      10,680
                                                --------                      --------          --------      --------

Income (loss) before income taxes.......         (40,195)                         887            39,947            639

Income taxes (benefit)..................         (16,107)                         438            16,111(f)         442
                                                --------                      --------           --------     --------
     Net income (loss)..................        $(24,088)                    $    449           $23,836       $    197
                                                ========                      ========           ========     ========




          NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

     (a) Represents the reclassification of allocated corporate expenses. Management estimates that the replacement cost for services formerly provided by Westinghouse would, on a stand-alone basis, include benefit expense of $794 (including $341 in cash expense), related to the adoption of various independent benefit plans comparable to Westinghouse benefit plans, and operating expenses of $172 (cost of services required to replace those specific activities formerly provided to the Company by Westinghouse, including audit, tax, general ledger, accounts receivable, human resources, legal, insurance and data communications).

     (b) Represents the increase in amortization and depreciation resulting from the Acquisition.

     (c) Represents the reclassification of the allocated corporate expenses from Westinghouse.

     (d) Represents the elimination of incentive compensation under Westinghouse's long term incentive plans, which became payable, and for which the amounts payable were established, as a result of consummation of the Acquisition.

     (e) To reflect interest expense (and amortization of deferred financing fees) on a pro forma basis as if the Acquisition had been completed on January 1, 1996. Interest expense assumes a weighted average interest rate of 9.2%, which approximates the actual interest rate on the date of the Acquisition, on $424,125 in average outstanding borrowings and amortization of deferred financing charges. If interest rates changed 1/8%, annual interest costs would be adjusted by $530.

     (f) Adjustment to reflect the assumed effective tax rate applied to the pro forma income.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

General

     In the Acquisition, the Company acquired Knoll from Westinghouse. Prior to the Acquisition, (i) the Company had no significant assets or liabilities, and had not conducted any business, other than in connection with the Acquisition and the Financing Transactions, and (ii) Knoll operated as a business unit of Westinghouse and, at the business unit level, was not a distinct legal entity.

     Knoll's results of domestic operations have been included in the consolidated U.S. federal income tax return of Westinghouse. Knoll's results of operations in Canada and Europe have been reported separately to their respective taxing jurisdictions. The income tax expense and other tax-related information included in the financial statements is presented as if Knoll had not been eligible to be included in the consolidated tax returns of Westinghouse and require certain assumptions, allocations and significant estimates that management believes are reasonable to measure the tax consequences as if Knoll were a stand-alone taxpayer.

     The following discussion should be read in conjunction with the consolidated financial statements and related notes of Knoll, as predecessor to the Company, and the unaudited pro forma consolidated financial statements and related notes of the Company, included elsewhere in this Prospectus.

Overview

     Knoll was created by Westinghouse in 1989 and 1990 through the combination of four separate office furniture companies. For a variety of reasons, the combined entities did not perform well in their early years together, and a significant restructuring program was initiated in early 1994 to return Knoll to profitability. The turnaround program was implemented through a combination of cost reductions, revenue growth, product eliminations and productivity improvement. The Company operates in a single business segment and conducts most of its business in the United States, although it currently derives approximately 10% of its sales in Europe, primarily in the United Kingdom, Germany, France, Belgium and Italy, and approximately 5% of its sales in Canada. The operating results of Knoll's European subsidiaries are included in its consolidated financial statements on a one month lag.

     The Company maintains manufacturing sites in the United States, Canada and Italy. The Company generally conducts its business in local currencies and reports its consolidated financial results in U.S. dollars. Fluctuations in the currency exchange rates of the countries in which the Company operates, such as the decline in the average exchange rate of the U.S. dollar to the Italian lire, can affect the Company's consolidated U.S. dollar-denominated financial results. The Company has no operations in countries that have experienced highly inflationary economies.

Results of Operations

     The following table sets forth certain data from Knoll's consolidated financial statements expressed as a percentage of total sales.

                                                                                                 Year Ended December 31,
                                                                                       -------------------------------------------
                                                                                        1993              1994               1995
                                                                                       -----              -----              -----
Total sales ...............................................................            100.0%             100.0%             100.0%
Cost of goods sold ........................................................             71.6               70.7               65.3
                                                                                       -----              -----              -----
     Gross profit .........................................................             28.4               29.3               34.7
Provision for restructuring ...............................................              1.2                5.2                0.0
Selling, general and administrative expenses ..............................             28.6               26.8               20.0
Depreciation and amortization .............................................              6.0                5.1                4.3
Allocated corporate expenses ..............................................              1.0                1.0                1.5
                                                                                       -----              -----              -----
     Income (loss) from operations ........................................             (8.4)              (8.8)               8.9
Other income (expense), net ...............................................              0.4                0.1               (0.3)
Interest expense ..........................................................              0.6                0.5                0.2
                                                                                       -----              -----              -----
Income (loss) before income taxes .........................................             (8.6)              (9.2)               8.4
Income taxes (benefit) ....................................................             (0.7)               1.4                3.7
Cumulative effect of changes in accounting principles .....................              0.2                0.0                0.0
                                                                                       -----              -----              -----
     Net income (loss) ....................................................             (8.1)%            (10.6)%              4.7%
                                                                                       =====              =====              =====

   Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994

     Total sales. Total sales were $620.9 million for the year ended December 31, 1995, an increase of $58.0 million, or 10.3%, from $562.9 million for the year ended December 31, 1994. Sales growth resulted from price increases (an average increase of 1.6% over 1994) and increased volume across all major North American product lines (an average increase of 8.7% over 1994). Sales of office systems grew $56.0 million, or 16.7%, as sales of the Equity, Morrison and Reff product lines increased due to product enhancements and sales incentives at both the dealer and sales division level. Sales from the Company's specialty products (KnollStudio, KnollExtra, Spinneybeck and KnollTextiles) and seating products grew $4.9 million and $2.4 million, respectively, a combined increase of 6.3% over 1994, due in part to continued growth from new product introductions such as the Propeller table and the Parachute and SoHo chairs.

     Gross profit. Gross profit was $215.2 million for the year ended December 31, 1995, an increase of $50.3 million, or 30.5%, from $164.9 million for the year ended December 31, 1994. This increase was principally due to the higher sales volume, better pricing, discontinuance of low margin products, factory operating cost improvements, and the cost reductions realized from closing the Company's Legnano, Italy factory and consolidating its Muskegon, Michigan operations. As a result, gross profit margin, as a percentage of sales, increased to 34.7% for the year ended December 31, 1995 from 29.3% for the year ended December 31, 1994.

     Restructuring provision. The Company's restructuring provision of $29.2 million for the year ended December 31, 1994 includes costs associated with the factory closing and consolidation referred to above, lease cancellations, product discontinuations, and employee separation costs associated with initiatives implemented by management in their turnaround program that commenced in early 1994.

     Selling, general and administrative expenses. Selling, general and administrative expenses were $124.4 million for the year ended December 31, 1995, representing a decrease of $26.5 million, or 17.5%, from $150.9 million for the year ended December 31, 1994. This decrease is primarily attributable to the cost reductions and improved operating efficiencies derived from consolidating and centralizing human resources, finance, purchasing and logistics, order entry and customer service, and management information systems operations at one facility, as well as from reducing marketing and selling expenses associated with showroom and sales office consolidations and eliminations. As a percentage of sales, selling, general and administrative expenses improved to 20.0% for the year ended December 31, 1995 from 26.8% for the year ended December 31, 1994.

     Allocated corporate expenses. Allocated corporate expenses, which include Westinghouse overhead charges for Westinghouse executive management and corporate legal, environmental, audit, tax, treasury, and other related services, were $9.5 million for the year ended December 31, 1995, an increase of $3.6 million, or 61.0%, from $5.9 million for the year ended December 31, 1994. Allocated corporate expenditures for 1995 include approximately $4 million of long-term incentive compensation payable to Knoll executives. These allocated corporate expenses, which are payable by Westinghouse and "pushed down" to Knoll from Westinghouse, are allocated primarily based on sales, with the exception of the incentive compensation, and are not necessarily indicative of actual or future costs.

     Income from operations. Income from operations increased to $55.2 million for the year ended December 31, 1995, representing an increase of $104.7 million, as compared to a loss of $49.5 million for the year ended December 31, 1994. As a percentage of total sales, income from operations increased to 8.9% for the year ended December 31, 1995 from (8.8)% for the same period in 1994. This improvement was driven by higher sales volume, better pricing, cost reductions and improved operating efficiencies, decreased depreciation and amortization expense, and the restructuring provision charged in 1994 as described above.

     Other expense. The Company incurred other expenses of $1.6 million for the year ended December 31, 1995, primarily due to the one-time write-off of certain tooling that was purchased but not used, as compared to $0.7 million in other income for the year ended December 31, 1994.

     Interest expense. Interest expense decreased to $1.4 million for the year ended December 31, 1995, a decrease of $1.8 million, or 56.3%, as compared to $3.2 million for the year ended December 31, 1994. This decrease was due primarily to the reduction of debt in the Company's European subsidiaries.

     Income taxes. Income taxes of $22.8 million were recorded for the Company as a stand-alone entity for the year ended December 31, 1995, an increase of $15.1 million from $7.7 million for the year ended December 31, 1994.


     The deferred income tax liability increased from $3.3 million at December 31, 1994 to $11.3 million at December 31, 1995. This increase resulted in deferred income tax expense of $8.0 million for the year ended December 31, 1995, an increase of $2.2 million from $5.8 million for the year ended December 31, 1994. The increase in the deferred income tax liability is due primarily to the reversal of temporary differences arising from restructuring charges recorded in 1994 partially offset by temporary differences arising from certain charges recorded in 1995. The effective tax rate increased to 43.8% in 1995 from an effective rate of 14.8% in 1994, reflecting the impact of positive income from operations.


   Comparison of Year Ended December 31, 1994 to Year Ended December 31, 1993

     Total sales. Total sales for the year ended December 31, 1994 were $562.9 million, an increase of $54.5 million, or 10.7%, from total sales of $508.4 million for the year ended December 31, 1993. Sales growth resulted from increased volume (an average increase of 12.6% over 1993) offset by price decreases (an average of 1.9% below 1993) across all major North American product lines. This sales increase was driven by growth from the Company's office systems product lines, an expanded sales force and new product introductions. Sales from the Company's office systems grew $29.8 million, or 9.8%, driven by growth in the Morrison and Reff product lines. Sales from seating, storage, and KnollExtra grew $20.1 million, an increase of 23.2%, driven by new product introductions, such as the Parachute and SoHo chairs, and continued Calibre file sales growth. The decrease in average selling price was the result of price discounting to increase volume.

     Gross profit. Gross profit was $164.9 million for the year ended December 31, 1994, an increase of $20.5 million, or 14.2%, from $144.4 million for the year ended December 31, 1993. This increase was principally due to higher sales volume and significant cost reductions in the North American operations, which were implemented during the third and fourth quarters of 1994. Costs were reduced through employee reductions and consolidation of factory operations. As a result, gross profit margin, as a percentage of sales, increased to 29.3% for the year ended December 31, 1994 from 28.4% for the year ended December 31, 1993.

     Restructuring provision. The restructuring provision of $29.2 million for the year ended December 31, 1994 discussed above reflects an increase of $23.0 million over the $6.2 million provided for the same period in 1993 due to the turnaround initiatives such as cost reductions and the elimination of unprofitable product lines. The $6.2 million provision in 1993 related primarily to the consolidation of operations in Europe.

     Selling, general and administrative expenses. Selling, general and administrative expenses were $150.9 million for the year ended December 31, 1994, representing an increase of $5.7 million, or 3.9%, from $145.2 million for the year ended December 31, 1993. This increase is primarily attributable to higher marketing and sales costs associated with new product introductions, expansion of the sales force, and higher commission payments on the increased sales, partially offset by the cost reductions derived from consolidating and centralizing administrative functions. As a percentage of sales, selling, general and administrative expenses improved to 26.8% for the year ended December 31, 1994 from 28.6% for the year ended December 31, 1993.

     Allocated corporate expenses. Allocated corporate expenses, which include Westinghouse overhead charges for Westinghouse executive management, and corporate legal, environmental, audit, tax, treasury, and other related services, were $5.9 million for the year ended December 31, 1994, an increase of $1.0 million, or 20.4%, from the $4.9 million for the year ended December 31, 1993. These allocated corporate expenses, which are payable by Westinghouse and "pushed down" to Knoll from Westinghouse, are allocated primarily on the basis of sales and are not necessarily indicative of actual or future costs.

     Loss from operations. The Company's loss from operations was $49.5 million for the year ended December 31, 1994, as compared to a loss of $42.6 million for the year ended December 31, 1993. As a percentage of total sales, income from operations was (8.8)% for the year ended December 31, 1994, as compared with (8.4)% for the year ended December 31, 1993. The increase in loss from operations in 1994 is due to the higher restructuring provision for that year, partially offset by the improvement in gross profit as described above.

     Other income. Other income of $0.7 million for the year ended December 31, 1994 decreased $1.4 million from $2.1 million for the year ended December 31, 1993 due to the gain recognized from the sale of excess properties in 1993.

     Interest expense. Interest expense was $3.2 million for the year ended December 31, 1994, a decrease of $0.1 million from the $3.3 million for the year ended December 31, 1993.

     Income taxes. As a stand-alone entity, the Company's income taxes were $7.7 million for the year ended December 31, 1994, an increase of $11.3 million from the tax benefit of $3.6 million for the year ended December 31, 1993.


     The deferred income tax liability increased from $(2.5) million at December 31, 1993 to $3.3 million at December 31, 1994. This increase resulted in deferred income tax expense of $5.8 million for the year ended December 31, 1994, an increase of $10.0 million from $(4.2) million for the year ended December 31, 1993. The increase in the deferred income tax liability is due primarily to the utilization of net operating losses to offset current taxable income and the recording of a valuation allowance to offset foreign net operating loss carryforward and deductible temporary differences. These items were partially offset by temporary differences arising from restructuring charges recorded in 1994. The effective tax rate increased to 14.8% in 1994 from an effective rate of (8.2)% in 1993 due to tax rate changes related to the Company's foreign subsidiaries.

Liquidity and Capital Resources

     During the period of its ownership by Westinghouse, the Company relied on Westinghouse for its cash and cash management needs. As part of the transaction to acquire Knoll, Westinghouse was obligated to deliver the Company on a debt-free basis, or to the extent that third-party debt was not repaid prior to closing, to reduce the purchase price on a dollar-for-dollar basis. The aggregate purchase price paid in the Acquisition at the Acquisition Closing was $561,745,407.


     In connection with the Acquisition, the Company established a $50 million Revolving Credit Facility, which was undrawn at the Acquisition Closing. Borrowings under the Revolving Credit Facility are available for working capital and other general corporate purposes. Borrowings under the Revolving Credit facility bear interest at a rate based, at the Company's option, upon (i) LIBOR (the London Interbank Offered Rate) for one, two, three or six months plus 2.5% or (ii) ABR (a rate based on a premium over the federal funds rate or on the prime rate) plus 1.5%. See "Description of the Credit Facilities--Interest."




     As a result of the Initial Offering and borrowings under the Term Loan Facilities, the Company substantially increased its indebtedness and interest expense. On a pro forma basis, after giving effect to the Acquisition, the Equity Contribution, the Financing Transactions and the application of the net proceeds therefrom, at December 31, 1995 the Company had $425 million of indebtedness, and for the year ended December 31, 1995 the Company had interest expense of approximately $40.9 million. See "Risk Factors--Significant Leverage and Debt Service" and "Unaudited Pro Forma Financial Information."


     The Company made capital expenditures of $18.7 million, $20.2 million and $19.3 million in 1993, 1994 and 1995, respectively, primarily for new manufacturing equipment. For 1996, the Company estimates that approximately $22 million will be required primarily for new manufacturing equipment to improve productivity, a new management information system, and tooling for new products. The Company believes that internally generated cash flow, together with borrowings under the Revolving Credit Facility, will be sufficient to meet its cash needs for the next 12 months and beyond.


     As of December 31, 1995, the Company had $114.6 million of accounts receivable outstanding, which represented 67 days' sales, as compared to $108.7 million, which represented 70 days' sales, in 1994. As of December 31, 1995, the Company had $59.6 million of total inventory, which represented 54 days of cost of goods sold, as compared to $66.9 million, which represented 61 days of cost of goods outstanding, in 1994.

Inflation

     There was no significant impact on Knoll's operations as a result of inflation during the period ended December 31, 1995 or the two preceding years.

Backlog


     As of March 31, 1996, the Company's backlog of unfilled orders was $84.1 million. At March 31, 1995, the Company's backlog totaled $87.6 million. The Company expects to fill all of the orders comprising its backlog by December 31, 1996, as the Company manufactures substantially all of its products to order and its average manufacturing lead time is approximately five weeks. As a result, backlog is not significant to the Company's business.

                                    BUSINESS

General


     The Company is a leading manufacturer of office furniture, focusing on the middle to high end segments of the contract furniture market. With a design heritage spanning nearly 50 years, a history of award-winning products and 30 designs in the permanent collection of the Museum of Modern Art in New York, the Company enjoys a reputation for superior design and quality among architects and designers, facilities managers and dealers. The Company offers innovative, functional and flexible furniture designs providing customers with workspace solutions that enhance the quality and image of the workplace and contribute to worker productivity.

      In early 1994, a new management team initiated a turnaround program at the Company. From 1993 to 1995 the Company's sales increased from $508.4 million to $620.9 million, EBITDA increased from $(9.7) million to $79.6 million and U.S. market share increased from approximately 5.3% to approximately 5.7%. EBITDA is defined as net income (loss) before interest expense, income taxes, and depreciation and amortization expense. The Company believes that EBITDA is a frequently used measure that provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent, and should not be considered as an alternative to, net income ($(41.3) million for 1993 and $29.3 million for 1995) or cash flow from operations ($(24.7) million for 1993 and $51.9 million for 1995) as determined by generally accepted accounting principles.

     The Company is headquartered in East Greenville, Pennsylvania and currently has approximately 3,900 employees worldwide, the majority of whom are located in the United States and Canada. The Company generated 83% of its 1995 sales in the United States, which had estimated sales of $9.4 billion in 1995, 10% in Europe, 5% in Canada and 2% in other international markets. The Company operates six manufacturing plants, which are located in East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; Toronto, Canada; and Graffignana and Foligno, Italy.

History and Prior Management

     Westinghouse created Knoll by acquiring The Shaw-Walker Company, Reff Inc. and Knoll International, Inc. in 1989 and 1990 and combining them with Westinghouse Furniture Systems, a division of Westinghouse. By joining these four separate companies under the Knoll name, Westinghouse created a business with a full line of office furnishings, a reputation for high quality and superior design, and an internationally-recognized brand name.

     Knoll's former management failed or was unsuccessful, however, in taking what the Company believes to have been the necessary actions to reduce costs and integrate the four companies, leaving Knoll with four essentially separate operations with independent factories and administrative support staffs. Moreover, former management took steps that the Company believes may have impaired Knoll's distribution and sales capabilities. From 1991 to 1993, the number of Knoll-affiliated dealers was reduced from approximately 520 to 200, and Knoll attempted to create a single sales force to sell its broadened range of products. As part of this effort, a large part of the Reff and Shaw-Walker direct sales forces were eliminated, and the Knoll International sales force, which had strong ties to the architect and design community but little in-depth knowledge of Knoll's full range of products, was designated to lead the sales effort of the combined companies. In addition, most of the former Shaw-Walker dealers were eliminated, and the remaining dealers and sales representatives did not have sufficient background and product knowledge to sell Shaw-Walker's products effectively. Due to the lack of distribution and sales support, essentially all of Shaw-Walker's products, representing in excess of $70 million in sales in 1990, have been discontinued.

     In addition, Westinghouse was not able to achieve substantial economies through shared corporate functions such as accounting, sales and distribution. The impact of these failures was exacerbated by a decline in revenues in the office furniture industry in 1991. In 1992 Westinghouse decided to put Knoll "on the market," where it remained into 1993. As a result of its prolonged "for sale" status, Knoll suffered from low employee morale, high employee turnover and a reluctance among potential customers to commit to Knoll products due to confusion and uncertainty surrounding Knoll's status. From 1991 to 1993, sales under the prior management team decreased from $671.0 million to $508.4 million and net income decreased from $14.5 million to $(41.3) million.

Turnaround Program

     In December 1993, Westinghouse appointed Burton B. Staniar, then Chairman and Chief Executive Officer of Westinghouse Broadcasting, as Knoll's Chairman and Chief Executive Officer, and ended its efforts to sell Knoll. Mr. Staniar promptly recruited John H. Lynch as Vice Chairman, and together with Andrew B. Cogan, Senior Vice President--Marketing and Product Development, and a new senior management team, they initiated a major turnaround and restructuring program which:

     o Significantly reduced operating costs. Management evaluated all major business activities and subsequently (i) eliminated duplicative overhead functions by centralizing and consolidating support services, such as human resources, finance, accounting, management information systems and customer service; (ii) simplified the manufacturing process by redesigning existing products and standardizing certain component parts across product lines; (iii) sold and consolidated certain manufacturing facilities; (iv) consolidated purchasing activities across plants and product lines; and (v) automated certain labor-intensive manufacturing processes. In the second quarter of 1994, management defined functional "cost buckets" and assigned responsibility and accountability for each to managers who are required to develop monthly budgets and to track targets and results. In addition, certain overhead departments were consolidated and streamlined in the East Greenville headquarters and discretionary spending was decreased. Management believes that these cost reductions were achieved without impairing the quality of the Company's products or adversely affecting its reputation.

     o Instituted product line management. In a significant departure from prior practice, management began measuring profitability at the product line level. The Company enhanced its marketing department by hiring and training professional managers who evaluated each product for its profitability and market potential. As a result, the number of pattern types was reduced substantially and certain unprofitable product lines were eliminated.

     o Focused on sales growth. Management renewed sales growth by refocusing and retraining the Company's sales force, aggressively pursuing competitively held accounts and targeting the Company's large installed base. Sales commissions were redefined to reward only profitable sales volume, and customer service policies, procedures and measurements were unified and monitored in an effort to improve customer relations and increase repeat and add-on business.

     o Improved the competitive position of its products. Management accelerated the development of new and enhanced products and placed product development under the direction of the Company's marketing department in order to respond better to customer needs. As a result, the product development process was streamlined through the elimination and consolidation of duplicate engineering, research and development groups. The Company estimates that $75 million of its 1995 sales resulted from the introduction of new or enhanced products in 1994 and 1995.

     o Introduced management incentives. Management introduced an incentive program to reward plant and product line managers and department heads with substantial cash bonuses when specific cost and gross margin targets are attained. These programs create common objectives among plant and product managers and have encouraged communication and teamwork.

     o Restructured the European business. In order to better reflect distinct markets within Europe, management hired a managing director for Europe and placed responsibility for each country's operations under a local manager. In addition to adopting product line strategies similar to those used in

          North America, management assigned profit responsibility to each country manager, instituted a bonus plan for country managers to reward profitability at the country level, and revised compensation systems to reward salespeople on gross margin rather than sales volume. Finally, management pared Knoll's European infrastructure to a level commensurate with its sales volume, greatly reducing costs through plant and showroom closings, elimination of excess personnel and manufacturing cost improvements.


     Management's turnaround and restructuring program resulted in the Company's taking a restructuring charge of $29.2 million, which resulted in a widening of the Company's operating loss and net loss for 1994. These efforts also had a dramatic positive impact on the Company's competitive position and financial performance. Since mid-1994, virtually every product line has been modified and improved, and the lead time required to bring new and enhanced products to market has been decreased significantly through the use of computer-aided design techniques and other process improvements; customer service, as measured by on-time shipments, improved to 95% in the fourth quarter of 1995 from 87% in the third quarter of 1995; average lead times between order entry and delivery of products to customers have been reduced from seven weeks to five weeks; and over 550 salaried and non-salaried positions have been eliminated. In addition, in 1995 the Company eliminated approximately $25 million in variable operating costs and approximately $45 million in fixed operating costs and general expenses, including approximately $22 million of variable and fixed costs in Europe. In the United States the Company has outperformed the office furniture industry as a whole over the past two years in terms of percentage sales growth, and it has achieved seven consecutive quarters of year-over-year operating income improvement (excluding restructuring charges). From 1993 to 1995, the Company's sales increased from $508.4 million to $620.9 million; gross margin increased from 28.4% to 34.7%; and EBITDA as a percentage of sales increased from (1.9)% to 12.8%.


Industry Overview

     The dollar value of U.S. office furniture industry shipments has increased in each of the past 25 years, with the exception of 1975 and 1991, and has grown at compound annual rates of approximately 4.0% and 7.3% over the respective ten-year and three-year periods ended December 31, 1995. BIFMA has estimated that 1995 industry sales growth in the United States was 7.8%. The Company expects the middle- to high-end segments of the industry to grow faster than the industry as a whole, as it believes that within those segments there will be greater demand for furniture that addresses changing technology requirements and ergonomic concerns.

    The U.S. office furniture market consists of five major segments: office systems, seating, storage, desks and casegoods, and tables. The following table shows the percentage of sales that each segment contributed to the U.S. office furniture industry in 1995 and the Company's estimated market share by segment:

                                                                                         % of 1995     Estimated
                                                                  U.S.      % of U.S.      Knoll         Knoll
     Product Type                                             Market Size     Market     Sales (1)     Share (1)
     ------------                                             -----------     ------     ---------     ---------
                                                             (in billions)
     Office systems.........................................     $3.3          35.5%        66.6%        10.7%
     Seating................................................      2.3          23.9          8.9          2.1
     Storage................................................      1.4          15.3          5.3          2.0
     Desks and casegoods....................................      1.4          14.5          3.8          1.5
     Tables.................................................      0.7          7.0           1.4          1.1

     (1) Does not reflect $22.3 million of seating products, desks and casegoods and tables sold under the KnollStudio name.

     Office systems consist of movable panels, work surfaces and storage units, electrical distribution, lighting, organizing tools and freestanding components. These modular systems are popular with customers who require flexible space configurations, or where many people share open floor space as is common in modern office buildings. Both seating, ranging from executive desk chairs to task chairs and side chairs, and storage products, such as overhead shelving, file cabinets and desk pedestals (file cabinets that serve to support desks), are sold to users of office systems and also are sold separately to non-systems users. Desks and tables range from classic writing desks in private offices to conference and meeting room tables which can accommodate the latest technology.

     In addition to factors such as white collar employment levels, corporate cash flow and non-residential construction which reflect certain macroeconomic conditions, management believes that industry growth is significantly influenced by:

     o Continued corporate reengineering, restructuring and reorganizing. Office furniture systems that are simple, flexible and easy to install are popular with large businesses when reengineering, restructuring and reorganizing their operations. The Company has experienced increased demand for systems able to accommodate new work arrangements such as team workspaces and workspaces shared by several employees who are frequently out of the office, an arrangement known as "hoteling."

     o New office technology and the resulting necessity for improved wire and data management. Increasingly, office furniture must have the capability to support the use of multiple monitors, video conferencing, local area network and wide area network communications, fiber optics and portable technologies. As businesses become more dependent upon these technological systems, facility managers demand furniture that easily can accommodate the office's increasingly complex wire and cable requirements. For example, the use of "Category V" high-speed cabling in data networks is rapidly increasing because it permits ten times more information flow than standard cabling, reduces electromagnetic or radio frequency interference between the transmit and receive pairs of wires inside the cable and is cheaper to install than other high-speed alternatives such as fiber optic cable. In response, the Company recently redesigned each of its office systems lines in accordance with anticipated Electronic Industry Association/Telecommunications Industry Association (EIA/TIA) guidelines.

     o Heightened sensitivity to concerns about ergonomic standards and demand for improved designs to increase worker productivity. Concerns about ergonomics, health and safety in the office have intensified in recent years, prompting some states, such as California, Washington, Maine and Kentucky, to institute ergonomic standards and guidelines for all workers. These standards and guidelines have a direct effect on the demand for ergonomically designed office furniture products. As a result, the Company believes that corporations will increasingly seek furniture like that offered by the Company to enhance employee comfort and productivity through ergonomic design.

     o Corporate relocations. As companies relocate to redesigned or new facilities to take advantage of more sophisticated building services or to reduce real estate costs, they often take the opportunity to install furniture that is better adapted to their technological, ergonomic, organizational and facility needs.

Business Strategy

     The Company's operating strategy is to continue and improve upon its turnaround initiatives, as management believes that significant cost savings and revenue enhancement opportunities remain. As a result, management will continue to (i) analyze and control fixed and variable expenses; (ii) emphasize the role of product line management in product positioning, profitability and development; and (iii) recognize and reward achievement of corporate financial goals. In addition, management intends to:

     o Enhance existing product offerings. The Company will continue its efforts to improve and expand upon existing product offerings to respond to market trends and individual customer needs. Based on market research and collaboration with customers, the Company adapts its products to respond to ergonomic concerns, unique space and use constraints, and technological and wire management needs in a manner designed to preserve the value of its customers' investments in the Company's furniture. For example, the Company introduced in 1995 its Morrison Access wire management components to allow both new and existing customers to more easily support their technological needs. The Company also enhanced its award-winning Sapper chair with an ergonomically superior mechanism for adjustable lumbar support to improve its comfort and performance and realized a 68% increase in the chair's sales in North America in 1995. The Company believes that it has an industry-leading ability to respond quickly to special customer requests for product enhancements, which management considers to be particularly important in the middle to high end of the contract furniture market where demand for custom solutions is greatest.

     o Commission works by prominent designers. By utilizing its long-standing designer relationships, the Company plans to reemphasize the practice of commissioning the design of selected high-image furniture pieces by world-renowned independent designers. Management believes that this practice is a key element of the Company's strong relationship with the architect and design community, and that, when combined with a broad-based product development effort, it will continue to enhance Knoll's high-end brand image.

     o Expand into new markets. The Company plans to introduce new products in order to expand into markets where its market share is relatively low and where superior design can be a competitive advantage. Through extensive market research and direct customer feedback, the Company has targeted underpenetrated segments of the office systems market, such as team work spaces, and product categories, such as tables, seating and textiles, for which it is developing products in conjunction with independent designers. The Company will continue to emphasize superior design, functionality and innovation and believes that its expansion effort will benefit from its significant installed base and strong brand name. For example, to capitalize on the need for more sophisticated meeting room and conferencing capabilities driven by new office technology, the Company recently introduced an innovative line of Propeller conference and meeting room tables that accommodate the latest in wire management and technology support while being flexible enough to allow end users to quickly and easily reconfigure a meeting room to accommodate their specific needs.

     o Expand dealer marketing programs. While a significant share of the sales volume of the Company's dealers is in the corporate customer segment, the opportunity exists to leverage its dealers' estimated 900-person sales force to capture a larger share of the business with medium- to smaller-sized companies and independent business purchasers. In order to stimulate sales in this segment, the Company has introduced its QuickShip and PrimeTime! marketing programs which make it easier and more profitable for the dealers' sales forces to market the Company's products to such customers. Sales via the QuickShip and PrimeTime! programs, initiated in 1992 and 1993, respectively, accounted for approximately $43 million of the Company's total sales in 1995. The Company has also instituted a Frequent Seller Club for its dealers' sales forces in order to increase product promotion.

     o Improve information systems. In conjunction with a national information systems provider, the Company is developing an integrated, comprehensive management information system for its North American operations. Management believes that a new, corporate-wide information system and its recent addition of a Chief Information Officer will enable the Company to improve its ability to respond quickly and accurately to product orders of all sizes, improve manufacturing processes, reduce delivery times, improve shipping accuracy and reduce customer service costs.

     o Improve manufacturing processes. Management believes that it can improve manufacturing processes and large-order management capabilities by changing plant layout, enhancing outsourcing strategy, implementing the new information system, adding a Senior Vice President--Manufacturing and investing in additional automated manufacturing equipment.


Management believes that total capital expenditures, which include the capital costs of these initiatives, will be $22 million in 1996 and $25 million in 1997.

Products

     The Company offers a broad range of office furniture and accessories in five basic categories: (i) office systems, comprised mainly of the Reff, Morrison and Equity product lines; (ii) seating, including the Sapper, Bulldog, Parachute and SoHo chairs; (iii) storage solutions and filing cabinets, including the Calibre collection; (iv) desks and casegoods, including bookcases and credenzas; and (v) tables. The Company's KnollStudio collection features its signature design classics, including high image side chairs, sofas, desks and tables for both office and home use. The Company also carries its own lines of textiles and leather products and a line of desk, office and computer accessories that complement its furniture products and are also sold to other manufacturers.

     With the Company's strength in office systems, which typically accounts for the end user's largest furniture purchase, the Company believes it has a significant opportunity to increase its share in seating, storage, desks and tables by utilizing existing channels to sell to its established customers.

     As part of the Company's restructuring program, nearly every product line, including each office system, was put under the individual management of an experienced product line manager who carefully considers its market, competition, strategic positioning, marketing plan, costs, pricing, gross margin and gross profit objective and is rewarded based on achievement of these objectives. During 1994 and 1995, the product line managers conducted extensive market studies and, in coordination with the product development team that was brought under their control, used the results of the studies to re-design portions of every major product line in an effort to respond to customer preferences and reduce manufacturing costs.

     The following is a description of the Company's major product lines sold in the United States and Canada:

   Office Systems

     The Company offers a complete line of systems products in order to meet the needs of a variety of organizations. Systems may be used for team work settings, private offices and open floor plans and are composed of adjustable partitions, work surfaces, storage cabinets and electrical and lighting systems which can be moved, re-configured and re-used within the office. Systems therefore offer a cost effective and flexible alternative to traditional drywall office construction. The Company has focused on this area of the office furniture industry because it is the largest segment, typically provides attractive gross margins and often leads to repeat and add-on sales of additional systems, complementary furniture and furniture accessories.

     Reff. The Reff system is the Company's flagship product for high-image corporate customers, offering high-quality, sophisticated all-wood construction with natural veneers and durable laminate and metal options that can be used interchangeably in private offices, as freestanding casegoods, and in panel-supported applications. The Reff system offers customers the choice of a variety of panel types, making the system easy to transform into hundreds of customized configurations, and has extensive power management capabilities for the latest in power, data and communications technology. Desk-height wire management enhancements support Category V high-speed data transmission and fiber optics, and circuits are arranged to separate data and power cabling while accommodating the electrical needs of large clusters of workstations and providing easy access to outlets.

     Morrison. The Company believes that the Morrison system offers the broadest range of performance of any individual system line in the industry. Morrison creates high-performance furniture options for team environments, private offices, and open floor plans, and offers the customer completely interchangeable options from its Morrison Network, Morrison Access and Morrison Options lines. These products allow the customer to choose from premium wood surfaces or standard laminate finishes, fully powered desk systems or panels with accessible wire management, or lower cost alternatives. Morrison products include partitions, work surfaces, file storage and wire management solutions which benefit new and existing customers by integrating fully into existing Morrison platforms. Morrison products also carry a lifetime warranty that is among very few of its kind in the industry. In addition, the Company's Calibre desks, pedestals, files and overhead cabinets (described below) may be integrated with the Morrison system to provide compatible, cost-effective freestanding work surfaces and storage.

     Equity. The Equity system, with its unique centerline design, simplifies planning and maximizes the efficient use of space for growing companies and high-density workplaces. Using a small inventory of parts, Equity offers a wide variety of panel-based and freestanding applications that are easy to reconfigure on-site. This flexibility minimizes inventory needs and facilitates in-house management of expansion and rapid change. Equity's wire management enhancements also support the latest in power, data and communications technology. Freestanding products can easily be integrated with the Equity panel system to reduce the cost of a typical workstation and increase planning options. The Company finds Equity products to be popular among government agencies, utilities and high tech and engineering organizations. Equity products also carry a lifetime warranty that is among very few of its kind in the industry. In 1995, Knoll instituted an Equity sales training program, primarily aimed at educating sales representatives on the system's value, and provided a $1 million sales incentive contest linked to Equity's overall gross profit performance. The success of this program can be seen in the 22% increase in Equity sales from 1994 to 1995.

     The Company's innovative Reuter Overhead Storage and its height-adjustable Interaction Tables complement these system product lines by providing storage and worktable products that address the ease, convenience and ergonomic concerns of the end user.

   Seating

     The Company's predecessors focused on the highest end of the seating market. This focus provided the Company with excellent brand name awareness among seating customers and in the architect and design community despite the fact that its seating selection has not been broad enough to allow the Company to penetrate the seating market to the same extent that it has penetrated the office systems market. The three major segments of the office seating market are the "appearance" segment, that appeals to more hierarchical businesses, the "comfort" segment and the "basic" segment. The Company estimates that U.S. sales from these three segments in 1995 were approximately $740 million, $560 million and $500 million, respectively.

     The Company competes in the appearance segment with its Bulldog chair, which offers eight separate models that target every level of a large corporation, and with its Sapper models. The Company's Bulldog chair has won the gold award from the International Facilities Management Association (IFMA) and numerous Institute of Business Designers (IBD) citations for its synchronized tilt mechanism that improves comfort by enabling the seat to tilt more slowly than the backrest. The Sapper chair, designed by renowned industrial designer Richard Sapper, is especially popular in executive offices and conference rooms. For 1995, the Company has enhanced the comfort of the Sapper chair with a unique adjustable lumbar support. The Company competes in the comfort segment with its Parachute and SoHo models. The Parachute chair, introduced in March 1994, was designed for the less hierarchical organizations typically found in small to mid-sized businesses and is available in several models targeted to these cost-conscious customers. SoHo is an affordable task chair with a distinctive, contemporary look and easy adjustability. The Company does not have product offerings in the basic seating segment.

     Key customer criteria in seating include superior ergonomics, aesthetics, comfort and quality, all of which the Company believes to be consistent with its strengths and reputation. With the introduction in 1994 of its Parachute and SoHo chairs and recent ergonomic enhancements to its Sapper and Bulldog chairs, the Company has focused on product development to give it a competitive advantage in this market. In order to capitalize on these introductions, the Company will also increase sales incentives and has recently added seating specialists in each sales region who will continue to expand access to the Company's systems customers in order to further penetrate the seating market. The majority of sales in the U.S. office seating market are conducted through the same distribution channels and to the same customers as are office system sales.

   Storage Solutions and Filing Cabinets

     Calibre. The Company offers a variety of storage options designed to be integrated with its office systems as well as with its and others' stand-alone furniture. The Company's Calibre Collection consists of stand-alone metal filing, storage and desk products that integrate into and support the Company's Morrison and Equity system sales. These products also function as free-standing furniture in private offices or open-plan environments. This product line is part of the Company's strategy of providing its customers with a one-stop source for office furniture and permits the Company to sell products to businesses whose office furniture systems are provided by its competitors. Additionally, the Company relies upon its dealers for the promotion of Calibre products to independent business purchasers and has instituted the QuickShip marketing program to serve the dealer-promoted product segment. See "--Sales, Marketing and Distribution."

   Desks and Casegoods

     The Company's collections of stand-alone wood furniture items, such as desks, bookshelves and credenzas, are available in a range of designs and price points. These products combine contemporary styling with sophisticated workplace solutions and attract a wide variety of customers, from those conducting large office reconfigurations to small retail purchasers. Casegoods are part of the Company's strategy of being a one-stop source of quality office furniture.

   Tables

     The Company recently has expanded its offerings in the table segment of the market with its innovative line of adjustable Interaction tables. Interaction tables are designed to be integrated into the Company's systems lines and to provide customers with ergonomically superior work-surfaces. Additionally, these tables are often sold as stand-alone products to non-systems customers. In 1995, the Company introduced an award winning line of Propeller meeting and conference tables that provide advanced wire management and technology support while being flexible enough to allow end users to reconfigure a meeting room quickly and easily to accommodate their specific needs.

   Studio

     The Company's historically significant KnollStudio collection serves the design-conscious segment of the fine furniture contract market, providing the architect and design community and customers with sophisticated furniture for high-profile office and home uses. KnollStudio provides a marketing umbrella for the full range of the Company's office products and is recognized as the "design engine" of the Company. KnollStudio products, including a wide variety of chairs and sofas, as well as conference, training, side and dining tables, were created by many of this century's most prominent architects and designers, such as Mies van der Rohe, Marcel Breuer, Eero Saarinen and Frank Gehry, for prestigious corporate and residential interiors. This line includes complete collections by individual designers as well as distinctive single items. The Sapper chair and Propeller table are marketed as part of the KnollStudio collection.

   Complementary Products

     The Company offers lines of products that complement its primary office systems and seating business by permitting it to sell a complete package of office interiors, generate high gross margins by supplying many of its own component products, and maintain the Company's unique design image by incorporating elements developed by its own team of designers.

     Textiles. KnollTextiles offers a wide range of coverings for walls, panels and seating. KnollTextiles was established in 1947 to develop high quality fabrics for Knoll furniture. These products allow the Company to distinguish its systems offerings by providing specialty fabric options and flexibility in fabric selection and application. As it does with its furniture lines, the Company uses many independent designers to create its fabrics which has helped it establish what management believes to be a unique reputation for textile design. During 1995, approximately 43% of the KnollTextiles coverings were applied to Knoll furniture and 57% were sold to competitors for use in their office systems, thereby allowing the Company to benefit from its competitors' systems sales.

     Leather. Spinneybeck supplies quality upholstery leather to the Company, to other furniture manufacturers and to aviation, custom coach and boating manufacturers. Spinneybeck was the first to introduce quality aniline-dyed Italian leathers to the North American design community. Besides using the leather in its own product offerings, the Company has also established itself as the largest seller of leather in the "customer's own material" segment of the contract furniture market, holding what the Company estimates to be a 40% share of this market in 1995.


     Extra. KnollExtra is a rapidly growing line of desk and office accessories, including letter trays, sorters, binder bins, file holders, calendars, desk pads, planters, wastebaskets and book ends. In addition, KnollExtra offers a number of computer accessories and ergonomic office products. Besides being an attractive supplement to the Company's furniture customers, these products are also sold to other manufacturers. Sales of KnollExtra products totaled $22.2 million in 1995 and have grown at a compound annual rate of 35% from 1990.


   European Products

     Knoll Europe has a broad product offering which allows customers to single-source a complete office environment, including certain products designed specifically for the European market. Knoll Europe's core product categories include: (i) office systems, including the Hannah Desking System which is targeted to Northern Europe, the Allesandri System which is targeted to the French market, and the SoHo Desking System, which has broad market appeal; (ii) KnollStudio, which serves the image- and design-oriented segment of the fine furniture market; (iii) seating, including a comprehensive range of chairs such as Sapper, Bulldog, and Parachute; and (iv) cabinets, which are designed to complement its systems products.

Product Design and Development

     The Company believes product design and development is one of its competitive strengths. During 1994 and 1995, under the leadership of Carl G. Magnusson, the Company's Senior Vice President--Design, the Company won over 20 design awards for its recent product introductions. An important part of the Company's product development capabilities is its responsiveness to customer needs and the flexibility to handle customized manufacturing requests. In order to develop products across its product range, the Company works closely with independent designers from a number of industries. By utilizing these long-standing design relationships and listening to customers to analyze their needs, the Company redesigned or enhanced virtually every product line over the past 18 months in order to better meet customer preferences. Examples of recent product introductions and enhancements include:

     o    An adjustable lumbar support for the Sapper chair.

     o    Freestanding desks in the Equity system.

     o Propeller meeting and conference tables which provide for easy storage and transportability and have extensive wire management capabilities.

     o    Morrison Access wire management capabilities.

     o A belt-line panel for the Reff system, which offers easier access to wire and data management.

     o Upgrades to all system products to accommodate Category V cable requirements.

     o Calibre desks and pedestals, which provide lower priced desk and storage options.


     The Company has also made a significant investment in computer-aided design tools to reduce product design and development lead time and improve upon what management believes to be an industry leading position in quick response to special customer requests. The Company believes this capability to be particularly important in the middle to high end of the contract furniture market where the demand for custom solutions is the greatest.

Approximately 12% of the Company's U.S. sales in 1995 involved custom products solutions, the majority of these consisting of modifications to the Company's standard product offerings. In 1995 the Company instituted new pricing policies for custom products to ensure that they generate above average margins, and significantly reduced the development lead time for new products and product enhancements through the use of computer-aided design techniques and other process improvements.

Sales, Marketing and Distribution

     The Company's products are sold in North America by its 280 direct sales representatives, who work closely with its approximately 200 dealers to call on the corporate facilities managers and the architects and designers who influence the corporate customer's purchasing decisions. The Company believes its sales representatives in North America and Europe to be particularly resourceful, having reacted to realigned incentive packages and more focused management by employing intensified and personalized sales techniques to maintain contact with the Company's current customers and to seek out new customers in the marketplace. The Company's sales representatives are supplemented by the estimated 900-member sales force employed by the Company's dealers who make separate sales calls, primarily on small to mid-sized business purchasers.

     In addition to coordinating sales efforts with the Company's sales representatives, the Company's dealers generally handle installation and maintenance for the account after the initial product selection and sale. Although many of these dealers also carry products of other manufacturers, none of them act as dealers for the Company's principal direct competitors. The Company has not experienced significant turnover in its dealer network except at its own initiation, as the dealer's economic investment in learning all aspects of a particular manufacturer's product offerings and the value of the relationships the dealer forms with the Company and with customers discourage dealers from changing their vendor affiliations. The Company is not dependent on any one of its dealers, the largest of them accounting for less than 5% of the Company's North American sales.

     The Company estimates that it has sold in excess of $4 billion in office furniture systems resulting in an installed base which management believes generates more than $150 million of annual sales through repeat and add-on orders. Management believes that as the Company's existing office systems customers expand and reconfigure their workplaces, their need for supplemental Company products increases. These customers tend to purchase the Company's products rather than switching manufacturers, as switching sacrifices compatibility, wastes inventory and makes reconfiguration more complex.


     The Company's core customers are "Fortune 1000" companies and businesses with over 250 employees, which the Company estimates represented approximately 75% of its North American revenues in 1995. The Company has increased its efforts to penetrate the growing market of medium-sized businesses by expanding its offerings of affordable free-standing products and by establishing marketing programs such as QuickShip and PrimeTime!, which are targeted toward dealers. These quick shipment programs help dealers to access customers with Company products directly by providing a direct mail catalog and price list along with a dependable delivery program and firm delivery commitments. Sales of dealer-promoted products are a fast-growing segment of the Company's business, benefiting from improved customer access resulting from the QuickShip and PrimeTime! programs and increased promotions due to dealer incentive programs such as the Company's Frequent Seller Club. Sales via the QuickShip program increased from $7.0 million in 1992 to $25.0 million in 1995, and sales via the PrimeTime! program increased from $6.7 million in 1993 to $18.1 million in 1995. Since the Company's sales force is not required to generate such sales and since the Company grants lower discounts to individual purchasers, it generates gross margins higher than its average gross margins from these dealer-promoted sales.


     In Europe, the Company sells its products in largely the same manner as it does in North America, through a direct sales force and a network of dealers. In the Latin American and Asia-Pacific markets, the Company uses both dealers and independent licensees.

Manufacturing and Operations

     The Company operates four manufacturing sites in North America, with plants located in East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; and Toronto, Canada. The Morrison system and the Bulldog, Parachute and Sapper chairs are manufactured at the East Greenville plant, while the Equity product line is produced primarily at the Grand Rapids plant. The Muskegon plant produces metal products, including Calibre files and desks. The Company's Toronto facilities encompass three buildings, which manufacture wood products, panels, and metal products for the Company's Reff product line. In addition, the Company has two plants in Italy: in Foligno, where wood products are manufactured, and in Graffignana, where metal components and cabinets are produced. In 1994, all of the Company's plants were awarded registration to ISO 9000, an internationally developed set of manufacturing facility quality criteria that the Company believes to be widely recognized.

     "Just-in-time" concepts are being implemented at all plant locations and all plants "build to order" rather than to "forecast," which directly reduces finished goods inventory levels and stresses continuous improvement in set-up and delivery time. As a result, the Company's average lead times have been reduced to five weeks from seven weeks before the restructuring and the Company currently delivers 95% of its orders on time in North America.

     In connection with the Acquisition, the Company entered into a Services Agreement with Westinghouse, pursuant to which Westinghouse will continue to provide the Company with certain services it provided previously to the Company. The Company will reimburse Westinghouse for the cost of providing such services, including an allocation of corporate overhead.

Raw Materials and Suppliers

     Based on management's new initiatives, the Company has centralized purchasing in its East Greenville facility and has formed close working relationships with its main suppliers. This effort focuses on achieving purchasing economies and "just-in-time" manufacturing techniques. The Company utilizes steel, lumber, paper, paint, plastics, laminates, particleboard, veneers, glass, fabrics, leathers, and upholstery filling material. Management currently maintains no long-term supply contracts and believes that the supply sources for these materials are adequate.

Competition

     The office furniture market is highly competitive. Office furniture companies compete on the basis of (i) product design, including ergonomic and aesthetic factors, (ii) product quality and durability, (iii) price (primarily in the middle and budget segments), (iv) on-time delivery and (v) service and technical support. In the United States, where the Company had a 5.7% market share and derived approximately 83% of its sales in 1995, five companies (including the Company) represent approximately 57% of the market.

     Steelcase is the largest company in the industry with what management estimates to be a 23% U.S. market share in 1995 and is a major player in all pricing segments of the market. Steelcase has historically relied on its extensive dealer network and a significant installed base to increase sales, producing approximate 1995 revenues of over $2 billion. With a full-line of office furniture, accessory products, and a textile subsidiary, Steelcase is a direct competitor of the Company.

     Herman Miller is the Company's most direct competitor, with a strong position in the middle to high end segments of the market. Management believes that Herman Miller holds an approximate 10% share of the 1995 U.S. office furniture market. Herman Miller produces a full line of office furniture, targeting market segments in which the Company competes.

     Haworth, with what management estimates to be an 9.3% share of the U.S. market, also competes with the Company. Haworth focuses on all price points of the market by offering a full line of office furniture, although recently Haworth has expanded its presence in the budget pricing segment through acquisitions.

     HON holds an approximate 9% share of the 1995 U.S. market, and competes primarily in the budget pricing segment of the market. In addition, through its Gunlocke subsidiary, HON maintains a small presence in the middle to high end market with wood office furniture products. Both Haworth and HON distribute their budget products through non-traditional contract office furniture channels such as office supply superstores and contract stationary catalogs.

     The European market accounted for approximately 10% of the Company's sales in 1995. This market is highly fragmented, as the combined sales of the estimated top 20 manufacturers represent less than 40% of the market. The Company believes that no single company holds more than 5% of the European market share.

Patents and Trademarks

    The Company has approximately 87 active United States utility patents on various components used in its products and systems and approximately 115 active United States design patents. The Company also has approximately 113 patents in various foreign countries. Knoll(R), The Knoll Group(R), KnollStudio(R), KnollExtra(R), Reff(TM), Bulldog(R), Calibre(R), Equity(R), Parachute(TM), Good Design Is Good Business(TM), Propeller(TM) and SoHo(TM) are trademarks of the Company. The Company considers securing and protecting its intellectual property rights to be important to its business.

Environmental Matters

     The Company believes that it is substantially in compliance with all applicable laws and regulations for the protection of the environment and the health and safety of its employees. Compliance with federal, state, local and foreign environmental regulations relating to the discharge of substances into the environment, the disposal of hazardous wastes and other related activities has had and will continue to have an impact on the operations of the Company, but has, since the formation of Knoll, been accomplished without having a material adverse effect on the operations of the Company. While it is difficult to estimate the timing and ultimate costs to be incurred due to uncertainties about the status of laws, regulations and technology, management presently has no planned expenditures of significant amounts for future environmental compliance. The Company has trained staff responsible for monitoring compliance with environmental, health and safety requirements. The Company's ultimate goal is to reduce and, wherever possible, eliminate the creation of hazardous waste in its manufacturing processes.

     The Company has been identified as a potentially responsible party pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") for remediation costs associated with waste disposal sites previously used by the Company. CERCLA imposes liability without regard to fault or the legality of the disposal. The remediation costs at the CERCLA sites are unknown; however, the Company does not expect its liability to be material. At each of the sites, the Company is one of many potentially responsible parties and expects to have only a small percentage of liability. At some of the sites, the Company expects to qualify as a de minimis or de micromis contributor, eligible
                                ----------    -----------
for a cash-out settlement. In addition, under the Stock Purchase Agreement, Westinghouse has agreed to indemnify the Company for certain costs associated with currently known CERCLA liabilities.

Employees

     As of December 31, 1995, the Company employed a total of 3,907 people, including 2,455 hourly, 197 temporary and 1,255 salaried employees. The Grand Rapids, Michigan plant is the only unionized Company plant within the United States, with the Carpenters and Joiners of America--Local 1615 having a four-year contract expiring August 30, 1998. Management believes that relations with its employees are generally good. In late 1995, there was a brief work stoppage at the Company's plant in Foligno, Italy. Although this stoppage has since ended, there may be further work stoppages at the Foligno plant in the future.

     Management has engaged an executive search firm to help it fill the positions of Chief Financial Officer and Senior Vice President--Operations. In February 1996, the Company hired a Chief Information Officer.

Properties

     The Company operates over 2,947,000 square feet of facilities, including manufacturing plants, warehouses and sales offices. Of these facilities, the Company owns approximately 2,372,000 square feet and leases approximately 575,000 square feet. The Company's manufacturing plants are located in East Greenville, Pennsylvania; Grand Rapids and Muskegon, Michigan; Toronto, Canada; and Foligno and Graffignana, Italy.


     The Company's corporate headquarters are located in East Greenville, Pennsylvania, where the Company owns two manufacturing facilities aggregating approximately 547,000 square feet and leases three warehouses aggregating approximately 142,000 square feet. The Morrison system and seating for the Bulldog, Sapper and Parachute product lines are manufactured at the East Greenville facility, which is also the distribution center for KnollStudio, KnollExtra and KnollTextiles.

     The Company owns one approximately 500,000 square foot manufacturing facility in Grand Rapids, Michigan, which produces most of the Equity product line and the Interaction table. The Company also owns an approximately 274,000 square foot plant in Muskegon, Michigan, which produces Calibre files and desks and Reuter Overhead storage units. The Company's plants in Toronto, Canada consist of one approximately 375,000 square foot owned building and two leased properties aggregating approximately 230,000 square feet. The Reff product line is manufactured at these facilities. The Company's owned facilities in East Greenville, Grand Rapids and Muskegon are encumbered by mortgages securing an original aggregate principal amount of $310,000,000 that were entered into in connection with the Credit Facilities.

     The Company owns two manufacturing facilities in Italy: an approximately 258,000 square foot building in Foligno, which houses the Knoll Europe headquarters and where all of the Company's wood products are manufactured for Europe, and an approximately 110,000 square foot building in Graffignana, where metal components and cabinets are manufactured. The Foligno plant is encumbered by mortgages securing an original amount of approximately $94,500.


     The Company believes that its plants and other facilities are sufficient for its needs for the foreseeable future.

Legal Proceedings

     The Company is subject to litigation in the ordinary course of its business. The Company is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the Company.

                                   MANAGEMENT

Directors and Executive Officers of the Company

     The directors and executive officers of the Company are as follows:

           Name                 Age                                  Position
- ----------------------------    ---      ----------------------------------------------------------------------
Burton B. Staniar               54       Chairman of the Board and Chief Executive Officer
John H. Lynch                   43       Vice Chairman of the Board and President
Wolfgang Billstein              47       Managing Director--Knoll Europe
Kathleen G. Bradley             46       Senior Vice President--Sales, Distribution and Customer Service
Andrew B. Cogan                 33       Senior Vice President--Marketing and Product Development and Director
Carl G. Magnusson               55       Senior Vice President--Design
Barbara E. Ellixson             42       Vice President--Human Resources
Barry L. McCabe                 49       Vice President, Controller and Treasurer
Patrick A. Milberger            39       Vice President, General Counsel and Secretary
John L. Vogelstein              61       Director
Sidney Lapidus                  58       Director
Jeffrey A. Harris               40       Director
Kewsong Lee                     30       Director

     Burton B. Staniar was appointed Chairman of the Board of the Company in December 1993 to effect the restructuring of the Company and restore it to profitability. Prior to that time, Mr. Staniar had held a number of assignments at Westinghouse, including President of Group W Cable and Chairman and Chief Executive Officer of Westinghouse Broadcasting. Prior to joining Westinghouse in 1980, he held a number of marketing and general management positions at Colgate Palmolive and Church and Dwight Co., Inc. He is a graduate of Washington and Lee University and has an MBA from Columbia University.

     John H. Lynch joined the Company as President and Vice Chairman of the Board in April 1994 and has since worked closely with Mr. Staniar in leading the restructuring of the Company. Prior to joining the Company, Mr. Lynch was a partner in BGI, a consulting company, and an associate dean at the Harvard Business School. He is a graduate of the University of New Hampshire, the Harvard Business School and Georgetown Law School. Mr. Lynch is a director of Renaissance Cosmetics, Inc.

     Wolfgang Billstein was recruited in November 1994 to lead the restructuring of the Company's European operations as Managing Director--Knoll Europe. A German citizen, Mr. Billstein previously worked in Europe for Procter and Gamble and Benckiser GmbH, a consultancy. He attended the PMD Program at the Harvard Business School.

     Kathleen G. Bradley was named Senior Vice President--Sales, Distribution and Customer Service in January 1996, after serving as Divisional Vice President for Knoll's southeast region since 1988. Prior to that time, Ms. Bradley was regional manager for the Company's Atlanta territory, a position to which she was promoted in 1983. She began her career with Knoll in 1979. She attended the University of Wisconsin and the Arts Center College of Design, where she studied office design.

     Andrew B. Cogan has been a director of the Company since February 1996. He has held the position of Senior Vice President--Marketing and Product Development since May 1994. Mr. Cogan has held several positions in the design and marketing group since joining the Company in 1989. He is a graduate of Harvard University and attended the Strategic Marketing Management program at Stanford Graduate School of Business.

     Carl G. Magnusson has held the position of Senior Vice President--Design since February 1993. Mr. Magnusson has been involved in design, product development, quality and communications since joining the Company in 1976. He is a graduate of St. George's in British Columbia and studied architecture at the University of Idaho and the Charlmers Technical University in Sweden.

     Barbara E. Ellixson was promoted to her current position as Vice President--Human Resources in August 1994, after serving as Manager of Human Resources for the Company's East Greenville site. Ms. Ellixson began her career with Westinghouse in 1971 and has held a variety of human resources positions in several different business units. She is a graduate of Widener University.

     Barry L. McCabe joined the Company in August 1990 as Controller. Mr. McCabe worked with a number of Westinghouse business units after joining Westinghouse in 1974 in the Auditing Department. He is a graduate of Penn State University, has an MBA from Duquesne University and is a Certified Public Accountant.

     Patrick A. Milberger joined the Company as Vice President and General Counsel in April 1994. Prior to joining the Company, Mr. Milberger was an Assistant General Counsel at Westinghouse and was in private practice at Buchanan Ingersoll, P.C. He is a graduate of Dickinson College and the University of Pittsburgh School of Law.

     John L. Vogelstein has been a director of the Company since February 1996. Since 1982, Mr. Vogelstein has been Vice Chairman of the Board of Directors, and, since 1994, President, of E.M. Warburg Pincus & Co., Inc., a limited partner of Warburg, and certain of its affiliates. Prior thereto, he was an officer and a director of E.M. Warburg, Pincus & Co., Inc. and certain of its affiliates. Mr. Vogelstein currently is a director of Value Health, Inc., Mattel, Inc., ADVO Inc., AEGIS GROUP plc., LCI International and several privately held companies.

     Sidney Lapidus, a director of the Company since February 1996, has been a Managing Director of E.M. Warburg, Pincus & Co., Inc. since January 1982, where he has been employed since 1967. Mr. Lapidus is currently a director of Renaissance Communications Corp. and Pacific Greystone Corporation, as well as several privately held companies.

     Jeffrey A. Harris, a director of the Company since February 1996, has been a Managing Director of E.M. Warburg, Pincus & Co., Inc. since 1988, where he has been employed since 1983. Mr. Harris is a director of Newfield Exploration Company, Comcast UK Cable Partner Limited and several privately held companies.

     Kewsong Lee, a director of the Company since February 1996, has been a Vice President of Warburg, Pincus Ventures, L.P. since January 1995. From 1992 to 1995, Mr. Lee was an associate at E.M. Warburg, Pincus & Co., Inc. and prior to that had been a consultant at McKinsey & Company, Inc. since 1990. Mr. Lee is currently a director of RenaissanceRe Holdings Ltd. and a privately held company.

Summary Compensation Table

     The following table sets forth, for the fiscal year ended December 31, 1995, individual compensation information for the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1995 (the "named executive officers").

                                            Annual Compensation
                                            -------------------
Name and Principal              Fiscal                           All Other
     Position                   Year       Salary     Bonus      Compensation(1)
- ------------------              ------     ------     -----      ---------------
Burton B. Staniar               1995      465,000    350,000     4,500
   Chairman and Chief
   Executive Officer
Wolfgang Billstein              1995      360,000    653,100     -0-
   Managing Director--
   Knoll Europe
John H. Lynch                   1995      360,000    360,000     6,075
   Vice Chairman and
   President
William G. Abel                 1995      200,000    200,000     7,200
   Senior Vice President--
   Sales and Distribution
Andrew B. Cogan                 1995      187,620    187,000     -0-
   Senior Vice President--
   Marketing and Product
   Development

- ----------------

(1) Amounts in this column represent the Company's matching contributions to The Knoll Group Retirement Savings Plan.

Pension Plans

     During fiscal 1995, the Company maintained The Knoll Group Pension Plan (the "Company Pension Plan") which provides eligible employees with retirement benefits based on a career average compensation formula. The formula for computing normal retirement benefits under this plan is 1.45% of career compensation divided by twelve. Once a participant accumulates 5 years of vesting service, he or she can take early retirement anytime after reaching age
55. Accrued normal retirement benefit is reduced 6% per year prior to normal retirement age. The minimum benefit earned for any year of participation in the plan is $300 ($25 per month), prorated for the partial years worked during the first and last years of employment. The estimated annual benefits payable upon normal retirement under this plan for each of the named executive officers is as follows: Staniar ($0); Billstein ($0); Lynch ($4,350); Abel ($3,938); Cogan ($16,138). Messrs. Staniar and Billstein have never participated in the Company Pension Plan.

     Messrs. Staniar, Lynch, Abel, and Cogan also participated in the Westinghouse Executive Pension Program (the "Westinghouse Excess Plan") during fiscal 1995, which provides for benefits not payable by the Company Pension Plan because of limitations imposed by the Internal Revenue Code of 1986, as amended. The benefit formula for this plan is average total compensation and years of eligibility service multiplied by 1.47% minus amounts payable under the Company Retirement Plan. The estimated annual benefits payable under this plan upon normal retirement for each of the named executive officers is as follows:
Staniar ($263,989); Billstein ($0); Lynch ($16,188); Abel ($8,028); Cogan
($18,360). Mr. Billstein has never participated in the Westinghouse Excess Plan.

     Remuneration covered by the Company Retirement Plan and the Westinghouse Excess Plan primarily includes salary and bonus, as set forth in the Summary Compensation Table. Messrs. Staniar, Billstein, Lynch, Abel and Cogan have, as of December 31, 1995, 0/15.44, 0/0, 1.58/1.58, 1.45/1.45, and 6.97/5.49 years, respectively, of credited service under the Company Retirement Plan and Westinghouse Excess Plan, respectively.


Employment Agreements

     The Company has entered into employment agreements with Burton B. Staniar, the Company's Chairman of the Board and Chief Executive Officer, John H. Lynch, the Company's Vice Chairman and President, and Andrew B. Cogan, the Company's Senior Vice President--Marketing and Product Development, for a term expiring on the first anniversary of the Acquisition Closing, subject to automatic one-year extensions unless either party gives 60 days notice not to renew. The agreements with Messrs. Staniar and Lynch provide for a base salary of $400,000, with a service bonus of 25% of base salary at the end of each calendar year, and an annual bonus of up to 125% of base salary based on the attainment of targets set by the Board of Directors. The agreement with Mr. Cogan provides for a base salary of $200,000 and an annual bonus of up to 100% of base salary based on the attainment of targets set by the Board of Directors. The agreements may be terminated at any time by the Company, but if so terminated without "cause," or if the Company fails to renew the agreements, the Company must pay the employee 125% of one year's base salary (100% of base salary in the case of Mr. Cogan). The agreements also contain non-compete, non-solicitation and confidentiality provisions.

1996 Stock Incentive Plan

     At the Acquisition Closing, TKG adopted the T.K.G. Acquisition Corp. 1996 Stock Incentive Plan (the "Stock Plan. ") pursuant to which up to 1,500,000 shares of TKG common stock (the "Stock"), or options to purchase such stock, may be granted to officers, key employees, directors and consultants of TKG and its subsidiaries selected for participation in the Stock Plan. The Stock Plan is intended as an incentive to encourage stock ownership by such individuals in order to increase their proprietary interest in TKG's success and to encourage them to remain in the employ of TKG or its subsidiaries, as the case may be.

     The Stock Plan provides for the grant of restricted stock ("Restricted Stock"), non-qualified stock options ("NQSOs") and incentive stock options as defined in Section 422 of the Code ("ISOs").

     The Stock Plan is administered by a Committee, of at least two directors, appointed by the Board of Directors of TKG (the "Committee"). The Committee determines the eligible individuals who are to receive shares of Restricted Stock, the number of shares to be granted, the terms of the restrictions and period of time that the restrictions will be effective. The Committee will also determine the eligible individuals who are to receive options and the terms of each option grant, including (1) the options price of shares subject to options,
(2) the dates on which options become exercisable, and (3) the expiration date of each option. The Committee has the power to accelerate the exercisability of outstanding options at any time.

     The purchase price of the shares of Stock subject to options will be fixed by the Committee, in its discretion, at the time options are granted; provided, that in no event shall the per share purchase price of an option granted under the Stock Plan be less than the Fair Market Value Per Share (as defined in the Stock Plan) on the date of grant.

     Optionees and holders of Restricted Stock will have no voting, dividend, or other rights as shareholders prior to the lapse of all restrictions or the receipt of unrestricted Stock upon the exercise of options. The exercise price for options may be paid in cash or, at the discretion of the Committee, satisfied by tendering Stock having a value equal to the exercise price. The number of shares covered by options will be appropriately adjusted in the event of any merger, recapitalization or similar corporate event.

     The Board of Directors of TKG may at any time terminate the Stock Plan or from time to time make such modifications or amendments to the Stock Plan as it may deem advisable; provided that the Board may not, without the approval of the TKG shareholders, (i) increase the maximum number of shares of Stock for which options may be granted under the Stock Plan or (ii) reduce the minimum purchase price at which options may be granted under the Stock Plan.

     Options and Restricted Stock granted under the Stock Plan will be evidenced by written agreements between the recipient and TKG. Subject to limitations set forth in the Stock Plan, the terms of option and Restricted Stock agreements will be determined by the Committee, and need not be uniform among recipients.

Westinghouse Long-Term Incentive Plan and Other Employee Arrangements

     Certain Company employees were participants in a long-term incentive compensation plan established by Westinghouse for key executives of Knoll. The plan generally provided for payment of awards at the end of a five year period based on the achievement of certain performance goals. As a result of consummation of the Acquisition, payment of awards was accelerated pursuant to the terms of the plan. All awards under the plan were paid by Westinghouse on February 29, 1996, and the Company did not bear any cash cost of the plan. Under applicable accounting principles, Westinghouse is required to "push down" the financial reporting impact of the plan to the financial statements of the Company. For the fiscal year ended December 31, 1995, a cost of $4 million was recorded on the books of Knoll as a component of the Westinghouse corporate expenses allocated to Knoll. The Company understands that payments by Westinghouse to Company employees under the plan, together with certain payments to other employees and payments under a severance arrangement, were approximately $52 million. As a result, the Company believes it will be required to record an additional noncash charge of approximately $48 million as of February 29, 1996 in respect of such payments. The financial covenants contained in the Indenture and the Credit Facilities disregard the financial accounting impact of any such payments made by Westinghouse.

Compensation Committee Interlocks and Insider Participation

     The Company does not have a compensation committee. During the fiscal year ending December 31, 1995, Messrs. Staniar and Lynch participated in deliberations of the Company's board of directors concerning executive compensation for employees of the Company other than Mr. Staniar. Both Messrs. Staniar and Lynch are officers of the Company. For the fiscal year ending December 31, 1995, the Compensation Committee of Westinghouse made compensation decisions with respect to Mr. Staniar.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There have been no transactions between the Company, on the one hand, and its management, on the other, that are required to be disclosed herein in accordance with the rules and regulations of the Commission.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     All of the outstanding capital stock of the Company is owned by TKG. All of the capital stock of the Company and the Guarantors is pledged to NationsBank, N.A. under the Credit Facilities. See "Description of the Credit Facilities." As a result, a default of the Company under the Credit Facilities could result in a change of control of the Company.

     The following table sets forth the ownership of the common stock and preferred stock of TKG of (i) each director of the Company, (ii) the named executive officers of the Company and (iii) the directors and executive officers of the Company as a group. Each stockholder holds the same percentage of the common stock of TKG as he or she owns of the preferred stock of TKG. Except as otherwise indicated, each stockholder has (i) sole voting and investment power with respect to such stockholder's shares of stock, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to such stockholder's shares of stock.


                                                Number of Shares of       Number of Shares of      % of Each Class
Name of Beneficial Owner                           Preferred Stock            Common Stock            Outstanding
- -----------------------------------            ----------------------      ------------------      --------------
Burton B. Staniar                                     20,507.175                  12,825                 1.3%
John H. Lynch                                         20,507.175                  12,825                 1.3
Wolfgang Billstein                                       319.8                       200                  *
William G. Abel                                         ---                           --                  --
Andrew B. Cogan                                        3,997.5                     2,500                  *
John L. Vogelstein                                       --                           --                  --
Sidney Lapidus                                           --                           --                  --
Jeffrey A. Harris                                        --                           --                  --
Kewsong Lee                                              --                           --                  --
All  executive  officers and directors as a           49,968.75                   31,250                 3.1
group (16 persons)

- ----------------
*    Less than 1%

     Warburg owns 1,469,081.25 shares of Preferred Stock and 918,750 shares of Common Stock. The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg Pincus & Co., Inc. ("EMW"), through a wholly owned subsidiary, manages Warburg. WP owns all of the outstanding stock of EMW and, as the sole general partner of Warburg has a 15% interest in the profits of Warburg. EMW owns 1.2% of the limited partnership interests in Warburg.

                              DESCRIPTION OF NOTES

General

     The Exchange Notes will be issued, and the Senior Notes were issued, pursuant to an Indenture (the "Indenture") among the Company and TKG, The Knoll Group, Inc., Knoll North America, Inc., Spinneybeck Enterprises, Inc. and Knoll Overseas, Inc., as Guarantors, and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The terms of the Exchange Notes will and the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes will be, and the Senior Notes are, subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and the Registration Rights Agreement are available as set forth under "Additional Information." The definitions of certain terms used in the following summary are set forth below under the caption "Certain Definitions."

     The Exchange Notes will be, and the Senior Notes are, unsecured senior subordinated general obligations of the Company. The Exchange Notes will be, and the Senior Notes are, unconditionally guaranteed on a senior subordinated and unsecured basis by TKG (the "Parent Guarantee") and by each existing and future Domestic Subsidiary of the Company (each, a "Domestic Subsidiary Guarantee" and, collectively, the "Domestic Subsidiary Guarantees") (TKG and the existing and future Domestic Subsidiaries of the Company are referred to collectively as the "Guarantors"), and the Company will cause each future Domestic Subsidiary to enter into a supplemental indenture providing for a Domestic Subsidiary Guarantee as required in the Indenture.

Principal, Maturity and Interest

     The Notes will be limited in aggregate principal amount to $165 million and will mature on March 15, 2006. Interest on the Notes will accrue at 10-7/8% per annum and will be payable semiannually in arrears on March 15 and September 15, commencing on September 15, 1996, to Holders of record on the immediately preceding March 1 and September 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest, including Special Interest (as defined below), on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Special Interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Global Notes and Certificated Securities the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be in the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

Note Guarantees

     The Parent Guarantee and the Domestic Subsidiary Guarantees will irrevocably and unconditionally, jointly and severally, guarantee the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Obligations of the Company under the Indenture and the Notes. Each of the Guarantors will agree to pay, in addition to any amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee in enforcing any rights under the Parent Guarantee or the Domestic Subsidiary Guarantees. Each of the Parent Guarantee and the Domestic Subsidiary Guarantees will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the relevant Guarantor without rendering the Parent Guarantee as it relates to TKG or each Domestic Subsidiary Guarantee as it relates to such Domestic Subsidiary voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk Factors--Fraudulent Conveyance Statutes."

     Each of the Parent Guarantee and the Domestic Subsidiary Guarantees will be a continuing Guarantee and shall (a) remain in full force and effect until payment in full of all of the Company's Obligations under the Indenture and the Notes or, in the case of a Domestic Subsidiary Guarantee, upon such Domestic Subsidiary no longer being a Subsidiary and (b) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns. Each of the Note Guarantees shall be a Guarantee of payment and not of collection.

Subordination

     The payment of principal of, premium, if any, and interest on the Senior Notes are, and the Exchange Notes will be, subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of Senior Indebtedness of the Company, which will include borrowings under the Credit Facilities, whether outstanding on the date of the Indenture or thereafter Incurred.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness of the Company whether or not the claim for such interest is allowed as a claim after such bankruptcy filing) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness of the Company are paid in full in cash, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Indebtedness of the Company (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Indebtedness of the Company and to any securities issued in exchange for Senior Indebtedness of the Company ("Subordinated Reorganization Securities") and Holders of Notes may recover payments made from the trust described under the caption "Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment upon or in respect of the Notes (except in such Subordinated Reorganization Securities or from the trust described under the caption "Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness of the Company (or any other Senior Indebtedness of the Company having a principal amount at the time of determination in excess of $25 million) occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness of the Company which permits holders of the Designated Senior Indebtedness of the Company as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders or the representative of the holders of any Designated Senior Indebtedness of the Company. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness of the Company has been accelerated. No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions described above, such failure would constitute an Event of Default under the Indenture and would enable the Holders of the Notes to accelerate the maturity of the

Notes. See "--Events of Default." The Indenture will further require that the Company promptly notify holders of Senior Indebtedness of the Company if payment of the Notes is accelerated because of any Event of Default.

     As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of the Company, or upon the occurrence of a Change of Control or an Asset Sale requiring repurchase by the Company of any Notes, there may not be sufficient assets remaining to satisfy the claims of the Holders after satisfying the claims of creditors who are holders of Senior Indebtedness of the Company. See "Risk Factors--Subordination of Notes." As of December 31, 1995, on a pro forma basis after giving effect to the Acquisition and the application of the net proceeds of the Financing Transactions, there was $260 million of outstanding Senior Indebtedness of the Company. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness of the Company, that the Company can Incur. See "Certain Covenants--Limitation on Incurrence of Indebtedness."

Subordination of Note Guarantees; Release of Domestic Subsidiary Guarantees

     The Parent Guarantee and the Domestic Subsidiary Guarantees will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of Senior Indebtedness of the Company.

     Upon any distribution to creditors of a Guarantor in a liquidation or dissolution of such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Guarantor or its property, an assignment for the benefit of creditors or any marshaling of such Guarantor's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not the claim for such interest is allowed as a claim after such bankruptcy filing) before the Holders of Notes will be entitled to receive any payment with respect to the Parent Guarantee or the Domestic Subsidiary Guarantee, and until all Obligations with respect to Senior Indebtedness are paid in full in cash, any payment that would have been made under the Parent Guarantee or the Domestic Subsidiary Guarantee shall be made to the holders of Senior Indebtedness (except that Holders of Notes may receive Subordinated Reorganization Securities of such Guarantor).

     Such Guarantor also may not make any payment upon or in respect of the Parent Guarantee or any Domestic Subsidiary Guarantee (except in such Subordinated Reorganization Securities of such Guarantor) if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness (or any other Senior Indebtedness having a principal amount at the time of determination in excess of $25 million) occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness which permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a Payment Blockage Notice from the holders or the representative of the holders of any Designated Senior Indebtedness. Any payments under the Parent Guarantee or any Domestic Subsidiary Guarantee may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced by a Payment Blockage Notice unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of a Guarantor, there may not be sufficient assets remaining to satisfy the claims of the Holders with respect to the Parent Guarantee or any Domestic Subsidiary Guarantee after satisfying the claims of creditors who are holders of Senior Indebtedness.

     In the event of a sale or other disposition of all or substantially all of the assets of any Domestic Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Domestic Subsidiary Guarantor, by way of merger, consolidation or otherwise, such Domestic Subsidiary Guarantor (in the event of a sale or other disposition of all of the Capital Stock of such Domestic Subsidiary Guarantor) will be released and relieved of its Obligations under its Domestic Subsidiary Guarantee or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Domestic Subsidiary Guarantor) (other than a Domestic Subsidiary Guarantor) will not be required to enter into a Domestic Subsidiary Guarantee, provided, in each case, that such transaction is carried out pursuant to and in accordance with "Repurchase at the Option of Holder--Asset Sales" and "Certain Covenants--Merger, Consolidation or Sale of Assets" below.

Optional Redemption

     The Notes will not be redeemable at the Company's option prior to March 15, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, including any Special Interest, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

               Year                                                  Percentage
               ----                                                  ----------
               2001..............................................     105.438%
               2002..............................................     103.625%
               2003..............................................     101.812%
               2004 and thereafter...............................     100.000%

     Notwithstanding the foregoing, at any time on or before March 15, 1999, the Company may (but shall not have the obligation to) redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest, including any Special Interest, thereon to the redemption date, with the net proceeds of a Public Equity Offering made by the Company or of a capital contribution made by TKG to the common equity capital of the Company with the net proceeds of a Public Equity Offering made by TKG; provided that at least 65% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 75 days of the date of the closing of such Public Equity Offering.

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

     The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

   Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, including any Special Interest, thereon (the "Change of Control Payment") to the date of purchase (the "Change of Control Payment Date"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment Date shall be a business day not less than 30 days nor more than 60 days after such notice is mailed. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness of the Company or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness of the Company to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

     The Credit Facilities provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness of the Company to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facilities. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

     The meaning of the phrase "all or substantially all" as used in the definition of "Change of Control" with respect to a sale of assets varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to a Change of Control Offer.

     Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company or other Persons. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

   Asset Sales

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in an Asset Sale (except an Asset Sale (an "Exempt Asset Sale") the Net Proceeds of which plus the Net Proceeds of all other Asset Sales concurrently or previously made in the same fiscal year do not exceed $1 million) unless (i) the Company (or the Subsidiary) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined by the Board, whose determination shall be conclusive if made in good faith and evidenced by a Board Resolution), and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to the Company (or the Subsidiary) in any material respect than the then prevailing market conditions (as determined by the Board, whose determination shall be conclusive if made in good faith and evidenced by a Board Resolution) of the assets or Capital Stock sold or otherwise disposed of, and (ii) at least 85% (100% in the case of lease payments) of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that for purposes of this clause (ii), "cash" shall include the amount of any Indebtedness for money borrowed and any Capital Lease Obligation that (x) is assumed by the transferee of any such assets or other property in such Asset Sale or (y) with respect to the sale or other disposition of all of the Capital Stock of any Subsidiary of the Company, remains the liability of such Subsidiary subsequent to such sale or other disposition, but only to the extent that such assumption, sale or other disposition, as the case may be, is effected on a basis under which there is no further recourse to the Company or any of its Subsidiaries with respect to such liability.

     The Company may apply Net Proceeds of an Asset Sale, at its option, within 270 days from the receipt of such Net Proceeds (a) to permanently reduce Senior Indebtedness of the Company other than Indebtedness under the Revolving Credit Facility, (b) to permanently reduce Indebtedness under the Revolving Credit Facility (and to correspondingly reduce commitments with respect thereto), (c) to acquire another business (including through purchase of stock or merger) or other assets, in each case in, or used or useful in, the same or a similar line of business as the Company or any of its Subsidiaries was engaged in on the date of the Indenture or any reasonable extensions or expansions thereof or (d) to reimburse the Company or its Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under the Revolving Credit Facility (without any obligation to reduce the commitments thereunder) or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales (other than Exempt Asset Sales) that are not applied or invested as provided and in the relevant time period described in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5 million, the Company will be required to make an offer to all Holders of Notes (and, at its option, other pari passu Indebtedness) (an "Asset Sale Offer") to purchase the maximum principal amount of Notes (and such other Indebtedness) that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, including Special Interest, thereon to the date of purchase, in accordance with the procedures set forth below. If the aggregate principal amount of Notes (and such other Indebtedness) surrendered by Holders thereof exceeds the amount of

Excess Proceeds, the Company shall select the Notes (and such other Indebtedness) to be purchased on a pro rata basis, provided that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     In the event the Company is required to make an Asset Sale Offer, it shall promptly, and in any event within 30 days after the Company becomes obligated to make such Asset Sale Offer, deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have such Holder's Notes purchased by the Company either in whole or in part subject to proration in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days or more than 60 days after the date of such notice (the "Asset Sale Purchase Date") and shall contain information concerning the Asset Sale Offer (including, to the extent available, appropriate pro forma financial information) and all instructions and materials necessary to tender Notes pursuant to the Asset Sale Offer, together with the information contained in the next following paragraph.

     Not later than the date upon which written notice of an Asset Sale Offer is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers' Certificate as to (i) the amount of the Asset Sale Offer (the "Asset Sale Offer Amount"), (ii) the allocation of the Net Proceeds from the Asset Sale pursuant to which such Asset Sale Offer is being made and (iii) the compliance of such allocation with the provisions of the next preceding paragraph. On such date, the Company shall also deposit irrevocably with the Trustee or with the Paying Agent in cash an amount equal to the Asset Sale Offer Amount to be held for payment in accordance with the provisions of this provision. On the Asset Sale Purchase Date, the Company shall deliver, or cause to be delivered, to the Trustee the Notes or portions thereof that have been tendered properly to and are to be accepted by the Company. The Paying Agent shall promptly mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered to the Trustee is less than the Asset Sale Offer Amount, the excess shall be delivered to the Company immediately after completion of the Asset Sale Offer.

     A Holder electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Paying Agent at the address specified in the notice at least five business days prior to the Asset Sale Purchase Date. A Holder will be entitled to withdraw his election if the Paying Agent receives not later than three business days prior to the Asset Sale Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased.

     At the time the Company delivers, or causes to be delivered, Notes to the Trustee that are to be accepted for purchase, the Company will also deliver an Officers' Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this provision. A Note shall be deemed to have been accepted for purchase at the time the Paying Agent mails or delivers payment therefor to the surrendering Holder.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this provision. To the extent that the provisions of any securities laws or regulations conflict with this provision, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this provision by virtue thereof.

Certain Covenants

   Limitation on Incurrence of Indebtedness

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness; provided, however, that the Company and its Subsidiaries may Incur Indebtedness (including Acquired

Indebtedness) if: (i) the Consolidated Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1.0 with respect to any Incurrence on or before December 31, 1997, or at least 2.25 to 1.0 after December 31, 1997 but on or before December 31, 1998, or at least 2.5 to 1.0 thereafter, determined on a pro forma basis (including a pro forma application of the Net Proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period; and (ii) no Default or Event of Default (except any as may be cured through the application of proceeds of such Indebtedness) shall have occurred and be continuing or would occur as a consequence thereof.

     For purposes of determining any particular amount of Indebtedness under this "--Limitation on Incurrence of Indebtedness" covenant, Guarantees, Liens or Obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with such covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the definition of Permitted Indebtedness, the Company, in its sole discretion, shall classify such item of Indebtedness and shall only be required to include the amount and type of such Indebtedness in one of such clauses.

   Limitation on Restricted Payments

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Capital Stock (including, without limitation, any payment to stockholders of the Company in connection with a merger or consolidation involving the Company), other than dividends or distributions payable solely in Capital Stock (other than Redeemable Stock) of the Company or dividends or distributions payable solely to the Company or any Wholly Owned Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any direct or indirect parent of the Company or Subsidiary or Unrestricted Subsidiary or other Affiliate of the Company (other than any such Capital Stock owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled mandatory sinking fund payment date or Stated Maturity any (a) Subordinated Indebtedness of the Company or (b) Indebtedness of any Subsidiary, other than Indebtedness of the Company owing to a Wholly Owned Subsidiary or of a Subsidiary owing to the Company or Indebtedness under the Credit Facilities; or (iv) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted
Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Limitation on Incurrence of Indebtedness"; and

     (c) such Restricted Payment, together with the aggregate of all other Restricted Payments declared or made by the Company and its Subsidiaries after the date of the Indenture, is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale after the date of the Indenture of Capital Stock of the Company or of debt securities of the Company that have been converted into such Capital Stock (other than Capital Stock (or convertible debt securities) sold to a Subsidiary or an Unrestricted Subsidiary of the Company and other than Redeemable Stock or debt securities that have been converted into Redeemable Stock), plus (iii) 100% of the net reduction in Investments in any Unrestricted Subsidiary resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Subsidiary of the Company from such Unrestricted Subsidiary (except to the extent that any such payment is included in the calculation of Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Subsidiaries of the Company, provided that the amount included in this clause (iii) shall not exceed the amount of Investments previously made by the Company and its Subsidiaries in such Unrestricted Subsidiary.

     The foregoing provisions, however, will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the making of any Restricted Investment in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary or any Unrestricted Subsidiary of the Company) of Capital Stock of the Company (other than Redeemable Stock); provided, that any net cash proceeds that are utilized for any such Restricted Investment, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph; (iii) the redemption, repurchase, retirement or other acquisition of any Capital Stock or Subordinated Indebtedness of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary or any Unrestricted Subsidiary of the Company) of other Capital Stock of the Company (other than any Redeemable Stock); provided, that any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clause (c) of the preceding paragraph; (iv) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of Qualified Subordinated Indebtedness; (v) Investments at any one time outstanding in an aggregate amount not to exceed $5 million in any Person or Persons the primary business of which is related, ancillary or complementary to the businesses of the Company and its Subsidiaries on the date of such Investments; (vi) any payment by the Company or any of its Subsidiaries directly or through any direct or indirect parent company (a) in connection with the repurchase of outstanding shares of Capital Stock of the Company or TKG following the death, disability or termination of employment of Management Shareholders and (b) of amounts required to be paid to participants or former participants in employee benefit plans upon any termination of employment by such participants as provided in the documents related thereto, in an aggregate amount (for both clauses (a) and (b)) not to exceed $5 million in any fiscal year (provided that any unused amount may be carried over to any subsequent fiscal year subject to a maximum amount of $10 million in any fiscal year);
(vii) payments to TKG pursuant to tax sharing agreement under which the Company is allocated its proportionate share of the tax liability of the affiliated group of corporations that file consolidated federal income tax returns (or that file state or local income tax returns on a consolidated basis); (viii) loans, advances, dividends or distributions by the Company or any of its Subsidiaries to TKG to pay for corporate, administrative and operating expenses in the ordinary course of business, including payment of directors' and officers' insurance premiums, key man life insurance premiums, directors' fees, and fees, expenses and indemnities in connection with the Acquisition and Financing Transactions and related transactions (including the registration under applicable laws and regulations of its debt securities as required by the Registration Rights Agreement (as defined below); (ix) (A) loans, advances, dividends or distributions by the Company or any of its Subsidiaries to TKG not to exceed an amount necessary to permit TKG to pay (1) its costs (including all professional fees and expenses) incurred to comply with its reporting obligations under federal or state laws or under the Indenture, including as described under "--Reports," or in connection with reporting or other obligations under the Credit Facilities or any related collateral documents or guarantees, (2) its expenses incurred in connection with any public offering of equity securities which has been terminated by the board of directors of TKG, the net proceeds of which were specifically intended to be received by or contributed or loaned to the Company and (B) loans or advances by the Company or any of its Subsidiaries to TKG not to exceed an amount necessary to permit TKG to pay its interim expenses incurred in connection with any public offering of equity securities the net proceeds of which are specifically intended to be received by or contributed or loaned to the Company, which, unless such offering shall have been terminated by the board of directors of TKG, shall be repaid to the Company promptly out of the proceeds of such offering and (x) Investments in Currency Agreements. In computing the amount of Restricted Payments for purposes of clause (c) of the preceding paragraph, Restricted Payments under clauses
(ii), (iii), (iv), (v), (vii), (viii), (ix) and (x) shall not be included.

     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (as determined by the Board, whose determination shall be conclusive if made in good faith and evidenced in a Board Resolution) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described under the caption "--Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

   Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries, or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) Existing Indebtedness as in effect on the date of the Indenture, (B) the Credit Facilities as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the Board, whose determination shall be conclusive if made in good faith and evidenced by a Board Resolution) with respect to such dividend and other payment restrictions than those contained in the Credit Facilities as in effect on the date of the Indenture, (C) the Indenture and the Notes, (D) applicable law, (E) Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (F) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company (provided that (1) such Indebtedness is not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company, (2) such encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries and (3) such Indebtedness is otherwise permitted to be incurred pursuant to the provisions of the covenant described under "--Limitation on Incurrence of Indebtedness" above), (G) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenants described under "--Limitation on Incurrence of Indebtedness" above and "--Limitation on Subordinated Liens" below to the extent that such Indebtedness limits the right of the debtor to dispose of the assets securing such Indebtedness, (H) customary non-assignment provisions restricting subletting or assignment of any lease or other agreement entered into by the Company or any of its Subsidiaries, (I) customary net worth provisions contained in leases and other agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, and (J) customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or other disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

   Limitation on Subordinated Liens

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any of its assets, now owned or hereafter acquired, securing any Indebtedness other than Senior Indebtedness of the Company, in the case of the Company, or Senior Indebtedness of the Subsidiary, in the case of a Subsidiary, unless the Notes or, in the case of a Domestic Subsidiary, its Domestic Subsidiary Guarantee, are secured equally and ratably with such other Indebtedness; provided that, if such Indebtedness is by its terms expressly subordinate to the Notes in the case of the Company or to the Domestic Subsidiary Guarantees in the case of the Domestic Subsidiaries, the Lien securing such Indebtedness shall be subordinate or junior to the Lien securing the Notes or the Domestic Subsidiary



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

Guarantees, as the case may be, with the same relative priority as such Indebtedness shall have with respect to the Notes or the Domestic Subsidiary Guarantees, as the case may be.

   Sale and Leaseback Transactions

     The Indenture will provide that the Company shall not, and shall not cause or permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction. Notwithstanding the foregoing, the Company or any Subsidiary may enter into a Sale and Leaseback Transaction if: (i) after giving pro forma effect to any such Sale and Leaseback Transaction, the Company shall be in compliance with the covenants described under the captions "--Limitation on Incurrence of Indebtedness" and "--Limitation on Subordinated Liens" above; (ii) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of such property (as determined by the Board, whose determination shall be conclusive if made in good faith and evidenced by a Board Resolution); (iii) the aggregate rent payable (exclusive of the interest component thereof) by the Company in respect of such Sale and Leaseback Transaction is not in excess of the fair market rental value of the property leased pursuant to such Sale and Leaseback Transaction; and (iv) the Company shall apply the net cash proceeds of the sale as provided under "Repurchase at the Option of Holders--Asset Sales" above, to the extent required therein.

   Limitation on Ownership of and Liens on Capital Stock

     The Indenture will provide that the Company will not permit any Person (other than the Company or any Wholly Owned Subsidiary of the Company) to own any Capital Stock of any Subsidiary of the Company or any lien or security interest therein, and will not permit any Subsidiary of the Company to issue Capital Stock (except to the Company or to a Wholly Owned Subsidiary of the Company) or create, Incur or suffer to exist any lien or security interest therein, in each case except (a) directors' qualifying shares, (b) Capital Stock issued prior to the time such Subsidiary became a Subsidiary of the Company that was neither issued in contemplation of such Subsidiary becoming a Subsidiary nor acquired at that time by the Company or any other Subsidiary, (c) if such Subsidiary ceases to be a Subsidiary (as a result of the sale of 100% of the shares of such Subsidiary, the Net Proceeds from which are applied in accordance with "Repurchase at the Option of Holders--Asset Sales"), or (d) liens or security interests on Capital Stock of any Subsidiary to secure Indebtedness under the Credit Facilities or other Senior Indebtedness of such Subsidiary Incurred in compliance with the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Limitation on Incurrence of Indebtedness."

   Merger, Consolidation or Sale of Assets

     The Indenture will provide that the Company may not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or directly and/or indirectly through its Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) in one or more related transactions to, another Person, or allow any Person to merge into the Company (other than the consolidation or merger of a Wholly Owned Subsidiary with or into the Company) (provided that the creation of a Lien by a Person on or in any of its assets shall not in and of itself constitute the sale, assignment, transfer, lease, conveyance or other disposition of the asset or assets subject to the Lien) unless (i) either (a) the Company is the surviving corporation or (b) the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (ii) immediately after such transaction no Default or Event of Default exists; and (iii) the Company or, if other than the Company, the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction on a pro forma basis equal to or greater than the Consolidated Net Worth



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

of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "Limitation on Incurrence of Indebtedness."

     Notwithstanding the foregoing, the consummation of the Merger need not comply with clauses (ii) or (iii) of the foregoing paragraph.

     In the event of any transaction (other than a lease) described in and complying with the immediately preceding paragraphs in which the Company is not the surviving person and the surviving person assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture, such surviving person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company will be discharged from its obligations under the Indenture and the Notes; provided that solely for the purpose of calculating amounts described in clause (c) under "--Limitation on Restricted Payments, any such surviving person shall only be deemed to have succeeded to and be substituted for the Company with respect to the period subsequent to the effective time of such transaction, and the Company (before giving effect to such transaction) shall be deemed to be the "Company" for such purposes for all prior periods.

     For purposes of the first paragraph of this covenant, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

   Transactions with Affiliates

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, after the date of the Indenture, in any one or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties, assets or services to, or make any payment to, or purchase any property, assets or services from, or enter into or make any agreement, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), other than Exempt Affiliate Transactions, unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction entered into after the date of the Indenture involving aggregate consideration in excess of $1 million but not in excess of $5 million, a resolution of a committee of Independent Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above or (b) in the event there are no Independent Directors or with respect to any Affiliate Transaction involving aggregate consideration in excess of $5 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

   Limitation on Layering Debt

     The Indenture will provide that the Company will not Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness of the Company and senior in any respect in right of payment to the Notes.

   Restrictions on TKG

     The Indenture will contain covenants limiting the activities of TKG to acting as a holding company for the Company and activities reasonably incidental thereto.



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

   Reports

     The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee and to the Holders of Notes within 15 days after it is or would have been required to file such with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, at any time after the Company files a registration statement with respect to the Exchange Offer or a Shelf Registration Statement, the Company will (i) file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and (ii) if the Commission will not accept such filing, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to securities analysts and prospective investors. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Trustee, to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

   Additional Covenants

     The Indenture also contains covenants with respect to the following matters
(i) payment of principal, premium and interest, including Special Interest, (ii) maintenance of an office or agency in the City of New York; and (iii) maintenance of corporate existence.

   Events of Default and Remedies

     The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest, including any Special Interest, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due upon redemption or otherwise of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "Repurchase at Option of Holders--Change of Control" and "Repurchase at Option of Holders--Asset Sales"; (iv) failure by the Company for 30 days after written notice by the Trustee or Holders of at least 25% of the aggregate principal amount of the Notes outstanding to comply with any of its other agreements, covenants or warranties in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or interest on such Indebtedness when due after giving effect to applicable grace periods (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more; (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments or orders (not fully covered by insurance) aggregating in excess of $10 million, which judgments or orders either (a) are the subject of any enforcement proceeding commenced by any creditor or (b) remain unstayed for 45 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare by written notice to the Company all the Notes to be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued interest to the date the Notes become due and payable. Notwithstanding the foregoing, in the case of an Event of



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

Default specified in clause (vii) above, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Indenture provides that if a Default occurs and is continuing, generally the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest or Special Interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes (and the obligations of the Guarantors under the Guarantees) ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest, including Special Interest, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest, including Special Interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since



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

the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 95th day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, although neither a Legal Defeasance nor a Covenant Defeasance shall occur while the Credit Facilities are outstanding unless such defeasance is permitted thereunder or the holders of the Indebtedness represented by the Credit Facilities (or a representative thereof) consent to such Legal Defeasance or Covenant Defeasance;
(vi) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes, fees and expenses required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the


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

provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"), (viii) amend or modify the Guarantees on the Notes, or (ix) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Payments for Consent

     Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes, unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to the Company at 1235 Water Street, East Greenville, Pennsylvania 18041, Attention: Secretary.


Book-entry; Delivery and Form

     The certificates representing the Exchange Notes will be issued in fully registered form and may, if agreed by the Company and the Holder, be issued in the form of a permanent global certificate in fully registered form (the "Global Note") and will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC.

     Global Note. The Company expects that upon the issuance of the Global Note, DTC or its custodian will credit, on its book-entry registration and transfer system, the respective principal amount of Exchange Notes of the individual beneficial interests represented by such Global Note to the accounts of Persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the Initial Purchaser. Ownership of beneficial interests in the Global Note will be limited to Persons who have accounts with DTC ("participants") or Persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of Persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture and the Exchange Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium (if any) and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the record relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any record relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     The Company expects that transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Exchange Notes to Persons in states which require physical delivery of such Exchange Notes or to pledge such Exchange Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes or the Indenture, DTC will exchange the Global Note for Exchange Notes in definitive form, which it will distribute to its participants.

     To the Company's knowledge, DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC customarily agrees to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Exchange Notes in definitive form will be issued in exchange for the Global Note.

Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means, with respect to any specified Person, (i) any Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (i). For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of any class, or any series of any class, of equity securities of a Person, whether or not voting, shall be deemed to be control.

     "Asset Sale" means with respect to any Person, the sale, lease, conveyance, disposition or other transfer, that does not constitute a Restricted Payment or an Investment, by such Person of any of its property or assets (including, without limitation, by way of a Sale and Leaseback Transaction and including the issuance, sale or other transfer of any Capital Stock in any Subsidiary or the sale or other transfer of Capital Stock in any Unrestricted Subsidiary of such Person) (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance), in each case, in one or a series of related transactions provided, that notwithstanding the foregoing, the term "Asset Sale" shall not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, as permitted pursuant to the covenant entitled "Merger, Consolidation or Sale of Assets," (b) the sale or lease of equipment, inventory, accounts receivable or other assets (including obsolete assets) in the ordinary course of business, (c) a transfer of assets by any Person to the Company or a Wholly Owned Subsidiary of the Company, (d) an issuance of Capital Stock by any Person to the Company or to a Wholly Owned Subsidiary of the Company, (e) the sale or other disposition of cash or Cash Equivalents, (f) the issuance by the Company of shares of its Capital Stock, or (g) the licensing of intellectual property in the ordinary course of business.

     "Bankruptcy Law" means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

     "Board" means the board of directors of the Company.


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

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

     "Cash Equivalent" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any commercial bank of recognized standing having capital and surplus in excess of $500 million or (ii) any bank whose short-term commercial paper rating from Standard and Poor's Rating Group is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper issued by any Approved Lender (or by the parent company thereof), (d) repurchase obligations of any lender under the Credit Facilities (as in effect on the Closing Date) or any Approved Lender and (e) any shares of money market mutual or similar funds having assets in excess of $500 million or which invest exclusively in the assets satisfying the requirements of clauses (a) through (d) of this definition.

     "Change of Control"  means such time as either:

     (i) prior to the initial Public Equity Offering by the Company or TKG of its Common Stock, (a) TKG ceases to be, directly or indirectly, the beneficial owner of 100% of the voting power of the Voting Stock of the Company (unless the Company has merged with or into TKG in compliance with the covenant set forth under the caption "Merger, Consolidation or Sale of Assets") or (b) the Initial Shareholders cease to be, directly or indirectly, the beneficial owners, in the aggregate, of more than 50% of the voting power of the Voting Stock of the Company and of TKG, in each case on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company or TKG, as the case may be, convertible into or exercisable for Voting Stock of the Company or TKG, as the case may be (whether or not such securities are then currently convertible or exercisable); or

     (ii) after the initial Public Equity Offering by the Company or TKG of its common stock, (a) any "person" or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than one or more of the Initial Shareholders) has become, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 35% or more of the voting power of the Voting Stock of the Company or TKG on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Company or TKG, as the case may be, convertible into or exercisable for Voting Stock of the Company or TKG, as the case may be (whether or not such securities are then currently convertible or exercisable) and (b) such person or group is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company or of TKG, as the case may be, calculated on such fully-diluted basis, than the percentage beneficially owned by the Initial Shareholders; or

     (iii) the Company merges with or into another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person merges with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (x) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (y) immediately after such transaction no "person" or "group" (within the meaning of Section 13(d) and 14(d) of the Exchange Act) (other than one or more of the Initial Shareholders) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (1) 35% or more of the voting power of the Voting Stock of the surviving or transferee corporation on a fully diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of such surviving or transferee corporation, convertible into or exercisable for Voting Stock of such surviving or transferee corporation (whether or not such securities are then currently convertible or exercisable) and (2) a greater percentage of the voting power of the Voting Stock of such surviving or transferee corporation calculated on such fully diluted basis, than the percentage beneficially owned by the Initial Shareholders; or

     (iv) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted either the Board or the board of directors of TKG, as the case may be, together with any new members of such Board or board of directors (a) whose election by such Board or board of directors or whose nomination for election by the stockholders of the Company or the stockholders of TKG, as the case may be, was approved by a vote of a majority of the members of such Board or board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (b) elected by the Initial Shareholders, cease for any reason to constitute a majority of the directors of the Company or of TKG, as the case may be, then in office.

     "Consolidated Interest Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) the sum of (a) Consolidated Interest Expense for such four fiscal quarters plus (b) all cash preferred dividends (tax effected) for such period; provided, however, that:

     (a) if the Company or any Subsidiary of the Company (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the application of the proceeds thereof as if such Indebtedness had been Incurred and the proceeds thereof applied on the first day of such period or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio involves a discharge of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under the Revolving Credit Facility or other revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period);

     (b) if since the beginning of such period the Company or any of its Subsidiaries shall have disposed of any company or any business or any group of assets constituting an operating unit (a "Disposal"), the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Disposal for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any of its Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Subsidiaries in connection with such Disposal for such period (or, if the Capital Stock of any Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale);



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

     (c) if since the beginning of such period, the Company or any Subsidiary (by merger or otherwise) shall have acquired any company or any business or any group of assets constituting an operating unit (an "Acquisition"), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Acquisition occurred on the first day of such period; and

     (d) if since the beginning of such period, any Person (that subsequently became a Subsidiary of the Company or was merged with or into the Company or any Subsidiary of the Company since the beginning of such period) shall have made any Disposal or Acquisition that would have required an adjustment pursuant to clause (b) or (c) above if made by the Company or a Subsidiary of the Company during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Disposal or Acquisition occurred on the first day of such period.

     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term as at the date of determination in excess of 12 months). If any Indebtedness bears, at the option of the Company or a Subsidiary of the Company, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of the Company, either a fixed or floating rate. If any Indebtedness that is being given pro forma effect was Incurred under the Revolving Credit Facility or any other revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries as determined in accordance with GAAP, plus, to the extent not included in such interest, (i) the interest component of Capital Lease Obligations and Indebtedness deemed to be Incurred in respect of a Sale and Leaseback Transaction, whether paid or accrued, (ii) amortization of debt discount, (iii) non-cash interest expense,
(iv) accrued interest, (v) interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person, (vi) net costs associated with Hedging Obligations, (vii) the interest portion of any deferred obligation, (viii) Preferred Stock dividends in respect of all Preferred Stock (including Redeemable Stock) of Subsidiaries and Redeemable Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary of the Company, (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Subsidiary of the Company and (x) earned discount or yield with respect to the sale of accounts receivable.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income (if positive) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and (v) the Net Income of, or any dividends or other distributions from, any Unrestricted Subsidiary, to the extent otherwise included, shall be excluded, until distributed in cash to the Company or one of its Subsidiaries.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Redeemable Stock of the Company.

     "Consolidated Non-Cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP (excluding any non-cash charge that requires an accrual or reserve for cash charges for any future period, other than accruals for future retiree medical obligations made pursuant to SFAS No. 87, No. 112 and No. 106, as amended or modified).

     "Credit Facilities" means the Revolving Credit Facility and the Term Credit Facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values to or under which the Company or any of its Subsidiaries is a party or a beneficiary.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Indebtedness" means, with respect to any Person, (i) so long as the Credit Facilities are outstanding, Indebtedness of such Person under the Credit Facilities and (ii) thereafter, any other Senior Indebtedness of such Person permitted under the Indenture the principal amount of which is $25 million or more and that has been designated by such Person as "Designated Senior Indebtedness."

     "Domestic Subsidiary" means any direct or indirect Wholly Owned Subsidiary of the Company that is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

     "EBITDA" for any period means the sum of Consolidated Net Income, income tax expense, Consolidated Interest Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income, without duplication, in each case for such period, of such Person and its consolidated Subsidiaries on a consolidated basis, all determined in accordance with GAAP.

     "Exempt Affiliate Transactions" means (a) transactions between or among the Company and/or its Wholly Owned Subsidiaries, (b) loans or advances to employees and officers of the Company or any Subsidiary of the Company in the ordinary course of business to provide for the payment of reasonable expenses incurred by such persons in the performance of their responsibilities to the Company or such Subsidiary or in connection with any relocation, (c) fees, compensation or employee benefit arrangements paid to and indemnity provided on behalf of directors, officers or employees of the Company or any Subsidiary of the Company in the ordinary course of business, (d) any employment agreement (including customary benefits thereunder) that is in effect on the date of the Indenture in the ordinary course of business and any such agreement entered into by the Company or a Subsidiary of the Company after the date of the Indenture in the ordinary course of business of the Company or such Subsidiary, (e) any Restricted Payment that is not prohibited by the covenant set forth under the caption "Limitation on Restricted Payments" above, (f) payments by the Company to TKG in respect of corporate expenses of TKG and operating expenses of TKG attributable to its ownership of Capital Stock of the Company and to pay taxes allocable to the Net Income of the Company and its Subsidiaries, and (g) transactions pursuant to agreements in effect on the date of original issuance of the Notes, including amendments thereto entered into after the Issue Date, provided that the terms of any such amendment are not, in the aggregate, less favorable to the Company than the terms of such agreement prior to such amendment, and provided further that such agreements are set forth in a schedule to the Indenture.

     "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Facilities) in existence on the date of the Indenture, until such amounts are repaid.

     "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms'-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

     "Foreign Subsidiary" means any Subsidiary of the Company that is not a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb shall have a correlative meaning.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary, provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The terms "Incurred," "Incurrence" and "Incurring" shall each have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

     (i) the principal (accreted value in the case of Indebtedness Incurred with original issue discount) of and premium (if any) in respect of indebtedness of such Person for borrowed money;

     (ii) the principal (accreted value in the case of Indebtedness Incurred with original issue discount) of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (iii) all Capital Lease Obligations of such Person;

     (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables);

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     (v) all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iv) of this sentence) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

     (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock of such Person or any Redeemable Stock of such Person's Subsidiaries (but excluding, in each case, any accrued dividends);

     (vii) the amount of Preferred Stock of such Person's Subsidiaries (but excluding any unaccrued dividends);

     (viii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that if such Indebtedness is not assumed by such Person, the amount of such Indebtedness shall be the lesser of (a) the Fair Market Value (as determined by the Board, whose determination shall be conclusive if made in good faith and evidenced by a Board Resolution) of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

     (ix) all Indebtedness of other Persons to the extent Guaranteed by such Person; and

     (x) to the extent not otherwise included in this definition, net obligations in respect of Hedging Obligations.

     For purposes of this definition, the maximum fixed redemption, repayment or repurchase price of any Redeemable Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Redeemable Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Independent Director" means a director of the Company other than a director who is a party, or who is a director, officer, employee or Affiliate (or is related by blood or marriage to any such person) of the other party, to the transaction in question, and who is, in fact, independent in respect of such transaction.

     "Independent Financial Advisors" means a reputable accounting, appraisal or nationally recognized investment banking or consulting firm that is, in the reasonable judgment of the Board, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company.

     "Initial Shareholders" means the Sponsor, Management Shareholders and NationsBanc Investment Corp., an affiliate of the Initial Purchaser, in the event it exercises its option to purchase up to $8 million of Capital Stock of TKG no later than the Acquisition Closing and issuance of the Notes.

     "Investment" means, with respect to any Person, any investment by such Person in any other Person (including an Affiliate) in the form of a direct or indirect loan (including a guarantee of Indebtedness or other Obligation), advance or other extension of credit or capital contribution (by means of any transfer of cash or other property) (excluding an advance to any officer or employee of the type specified in clause (b) of the definition of Exempt Affiliate Transactions and accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices), purchase or other acquisition for consideration or ownership of Indebtedness, Capital Stock or other security issued or owned by any other Person and any other item that is or would be classified as an investment on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Capital Stock or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Management Shareholder" means an officer, director or employee of the Company or any Subsidiary of the Company who is the beneficial owner of any Capital Stock of the Company or of TKG.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, any dispositions pursuant to a Sale and Leaseback Transaction) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss) and (iii) any gains (but not losses) from currency exchange transactions not in the ordinary course of business consistent with past practice.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any noncash consideration received in any Asset Sale but only as and when received), net of
(i) the amount of cash applied to repay or defease Indebtedness secured by the asset involved in such Asset Sale, (ii) the direct costs and expenses relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (iii) any relocation expenses incurred as a result thereof, (iv) taxes (including income taxes and taxes payable upon payment or other distribution of funds from a Foreign Subsidiary to the Company or another Subsidiary of the Company), paid or payable as a result thereof, (v) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (vi) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to the seller's indemnities to purchaser in respect of such Asset Sale undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale and (vii) if such Person is a Subsidiary of the Company, any dividends or distributions payable to holders of minority interests in such Subsidiary from the proceeds of such Asset Sale.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
(b) is directly or indirectly liable (as a Guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Obligations" means any principal, interest, special interest, penalties, premiums, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers" Certificate" means a certificate signed by two officers of the Company at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company.

     "Parent" means T.K.G. Acquisition Corp., a Delaware corporation.

     "pari passu," as applied to the ranking of any Indebtedness of a Person in relation to other Indebtedness of such Person, means that each such Indebtedness either (i) is not subordinate in right of payment to any Indebtedness or (ii) is subordinate in right of payment to the same Indebtedness as is the other, and is so subordinate to the same extent, and is not subordinate in right of payment to each other or to any Indebtedness as to which the other is not so subordinate.

     "Permitted Indebtedness" means:

     (i) Indebtedness of the Company under the Credit Facilities (and of the Domestic Subsidiaries under the Guarantees thereof), or any refinancing thereof, in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $320 million, less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce the outstanding amount or the commitments with respect to such Indebtedness pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

     (ii) the Existing Indebtedness of the Company and its Subsidiaries;

     (iii) the Indebtedness of the Company under the Notes and of the Domestic Subsidiaries under the Domestic Subsidiary Guarantees;

     (iv) Indebtedness of the Company or any of its Subsidiaries represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary or any Refinancing Indebtedness thereof (provided that the requirements of clause (ii) of the definition of Refinancing Indebtedness need not be met for the purposes of this clause (iv)), in an aggregate principal amount not to exceed $10 million at any time outstanding;

     (v) Refinancing Indebtedness of the Company or any of its Subsidiaries;

     (vi) Indebtedness of the Company owing to and held by any of its Wholly Owned Subsidiaries or Indebtedness of a Subsidiary owing to and held by the Company and any of its Wholly Owned Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and
(ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

     (vii) (a) Hedging Obligations that are Incurred by the Company or any Subsidiary for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the Indenture to be Incurred, (b) Indebtedness for letters of credit relating to workers' compensation claims and self-insurance or similar requirements in the ordinary course of business, (c) Indebtedness in respect of performance, surety or appeal bonds in the ordinary course of business and (d) Indebtedness in respect of any Currency Agreement;

     (viii) Indebtedness of the Company, to the extent the proceeds thereof are immediately used after the Incurrence thereof to purchase Notes tendered in an offer to purchase made as a result of a Change of Control;

     (ix) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Subsidiary of the Company pursuant to such agreements), in any case Incurred in connection with the disposition of any business, assets or Subsidiary of the Company (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Subsidiary of the Company in connection with such disposition;

     (x) Qualified Subordinated Indebtedness of the Company or a Domestic Subsidiary, provided that the aggregate amount of such Indebtedness shall not at any time exceed $100 million;

     (xi) Indebtedness of Foreign Subsidiaries in an amount not at any time exceeding $10 million; and

     (xii) Indebtedness of the Company and its Subsidiaries (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $10 million.

     "Permitted Investments" means (a) any Investments in the Company; (b) any Investments in Cash Equivalents; (c) Investments made as a result of the receipt of noncash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (d) Investments outstanding as of the date of the Indenture; (e) Investments in property or assets to be used in (or in Subsidiaries and any entity that, as a result of such Investment, is a Subsidiary engaged in) the same or a similar line of business as the Company or any of its Subsidiaries was engaged in on the date of the Indenture or any reasonable extensions or expansions thereof, (f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP, (g) loans or advances to employees made in the ordinary course of business in accordance with past practice of the Company and its Subsidiaries that do not in the aggregate exceed $2.5 million at any time outstanding, (h) accounts receivables and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices, (i) Investments in any dealer or customer, provided that the aggregate amount of such Investments in all dealers and customers shall not at any time exceed $5 million; (j) Investments in dealers or customers received as distributions on debt claims under a plan or plans of reorganization in any bankruptcy proceeding filed by or against any dealer or customer under Chapter 11 of Title 11 of the U.S. Code, provided that the Company liquidates such Investments as soon as practicable; and (k) Investments in Indebtedness incurred by the Company or any Subsidiary of the Company in compliance with the covenant described under "--Limitation on Incurrence of Indebtedness."

     "Permitted Liens" means Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Company or a Subsidiary of the Company or its assets are acquired by such Person, provided that such Liens were not created in contemplation of such merger or consolidation or purchase and do not extend to any assets or property of the Company or any Subsidiary of the Company, other than the surviving person and its Subsidiaries or such assets .

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Public Equity Offering" means an underwritten primary public offering of the common stock of the Company or of the common stock of TKG pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering).

     "Purchase Money Obligations" of any Person means any obligations of such Person to any seller or any other Person Incurred or assumed to finance the construction and/or acquisition of real or personal property to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost of such property, and Incurred in contemplation of or within 180 days after the date of such acquisition (excluding accounts payable to trade creditors Incurred in the ordinary course of business).

     "Qualified Subordinated Indebtedness" means Subordinated Indebtedness owing to an Initial Shareholder that does not (i) require or permit any payment for any reason upon or in respect thereof, whether principal, interest or otherwise, except in additional Qualified Subordinated Indebtedness, and (ii) permit any acceleration thereof, in the case of clauses (i) and (ii) at any time prior to the payment in full in cash of the Notes.

     "Redeemable Stock" means (a) with respect to any Person, Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (unless any redemption or repurchase of such Capital Stock thereupon is required by any such terms, but only to the extent that a payment in respect thereof would be permitted under the covenant set forth under the caption "Limitation on Restricted Payments"), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date which is one year after the date on which the Notes mature.

     "Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries, provided that: (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses and penalties and premiums incurred in connection therewith); (ii) such Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) such Refinancing Indebtedness ranks in right of payment to the Notes at least to the same extent as the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is Incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Resolution" means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board and to be in full force and effect on the date of such certification, delivered to the Trustee.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Revolving Credit Facility" means that certain senior revolving credit facility among NationsBank, N.A. and Chemical Bank, as agents and lenders, the other lenders named therein, the Company and the guarantors named therein in an amount of $50 million at the Acquisition Closing and/or any successor facility or facilities.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary as of the date of the Indenture or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Senior Indebtedness" means, with respect to Indebtedness of the Company,
(i) Indebtedness Incurred under the Credit Facilities and (ii) any other Indebtedness permitted to be Incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is Incurred expressly provides that it is on parity with or subordinated in right of payment to any Indebtedness for money borrowed. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes, (x) any Indebtedness of the Company to any of its Subsidiaries, Unrestricted Subsidiaries or other Affiliates, (y) any Trade Payables or (z) any Indebtedness that is Incurred in violation of the Indenture. Senior Indebtedness shall include (a) the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Bankruptcy Law) in accordance with and at the rate (including any rate applicable upon any default, to the extent lawful) specified in any document evidencing the Senior Indebtedness (whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such Bankruptcy Law), and (b) all other obligations with respect to any Senior Indebtedness (including all reimbursement obligations in respect of letters of credit issued under the Credit Facilities and all obligations for fees, expenses, indemnities and other amounts payable thereunder or in connection therewith).

     "Significant Subsidiary" means, at any date of determination, any Subsidiary or Unrestricted Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 5% of the consolidated revenues of the Company and its Subsidiaries or
(ii) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of the Company and its Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Sponsor" means Warburg, Pincus Ventures, L.P.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Indebtedness" means Indebtedness of the Company or any Domestic Subsidiary if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding provides that such Indebtedness is subordinated in right of payment to the Notes or the Domestic Subsidiary Guarantees of such Domestic Subsidiary, as the case may be, and may be subordinated to Senior Indebtedness.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Notwithstanding the foregoing, an Unrestricted Subsidiary and all of its Subsidiaries shall not be a Subsidiary of the Company for any purposes of the Indenture.

     "Term Credit Facility" means those certain senior term loan facilities among NationsBank, N.A. and Chemical Bank, as agents and lenders, the other lenders named therein, the Company and the guarantors named therein, aggregating $260 million in amount.

     "Trade Payables" means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business of such Person in connection with the acquisition of goods or services.

     "Unrestricted Subsidiary" means (i) any Person that (a) at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (b) would, but for such designation, be a Subsidiary of the Company and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless at the time of designation such Subsidiary or any Subsidiary of such Subsidiary owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets greater than $1,000, then such designation would be permitted under "--Certain Covenants--Limitation on Restricted Payments" as a "Restricted

Payment" after giving effect to the designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary; provided, however, that immediately after giving pro forma effect to such designation (1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test in "--Certain Covenants--Limitation on Indebtedness" and (2) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing provisions.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payments at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiary for any purposes of the Indenture.

                        SENIOR NOTES REGISTRATION RIGHTS

     The predecessors of the Company, the Guarantors and the initial purchaser of the Senior Notes entered into the Registration Rights Agreement dated February 29, 1996 pursuant to which the Company agreed, for the benefit of the holders of the Senior Notes, at the Company's cost, (i) within 30 days after the Issue Date, to file this Exchange Offer Registration Statement pursuant to which the Senior Notes will be exchanged for the Exchange Notes, which will have the same terms as the Senior Notes (except that the Exchange Notes will not contain terms with respect to the interest rate step-up provision and transfer restrictions), (ii) to cause this Exchange Offer Registration Statement to be declared effective under the Securities Act within 115 days after the Issue Date and (iii) to consummate the Exchange Offer within 145 days of the Issue Date. Upon this Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Senior Notes. The Company will keep the Exchange Offer open for not less than 30 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Senior Notes. For each Senior Note surrendered to the Company pursuant to the Exchange Offer and not validly withdrawn by the holder thereof, the holder of such Senior Note will receive an Exchange Note having a principal amount equal to that of the surrendered Senior Note. Holders whose Senior Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Senior Notes accrued after the issuance of the Exchange Notes. See "The Exchange Offer."

     In the event that any changes in law or applicable interpretations of the Staff do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer Registration Statement is not declared effective within 115 days following the Issue Date (unless the Company advises the Initial Purchaser that it is in the process of resolving comments of the Staff and that it expects those comments to be resolved within 30 days) or the Exchange Offer is not consummated within 145 days of the Issue Date (unless the Exchange Offer has commenced, in which case the Exchange Offer is not consummated within 30 days after the date on which the Exchange Offer was commenced) or in certain other circumstances, the Company will, at its expense, (i) as promptly as practicable, and in any event on or prior to 30 days after such filing obligation arises, file with the Commission a shelf registration statement (the "Shelf Registration Statement") covering resales of the Senior Notes, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act as promptly as possible after such filing occurs and (iii) keep effective the Shelf Registration Statement until three years after its effective date (or such shorter period that will terminate when all the Senior Notes covered thereby have been sold pursuant thereto or in certain other circumstances). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each Holder of the Notes covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder of Senior Notes that sells such Senior Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations). In addition, each Holder of the Senior Notes will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have its Notes included in the Shelf Registration Statement.

     In the event that either (a) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 30th calendar day following the Issue Date (b) the Exchange Offer Registration Statement is not declared effective prior to the 115th calendar day following the Issue Date or (c) the Exchange Offer is not consummated or a Shelf Registration Statement with respect to the Notes is not declared effective on or prior to the 145th calendar day following the Issue Date, the interest rate borne by the notes will be increased by 0.25% per annum for the first 30 days following such 30-day period in the case of (a) above, or the first 90 days following such 115-day or such 145-day period in the case of (b) or (c) above. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 30-day period in the case of (a) above, or 90-day period in the case of (b) or (c) above, up to a maximum aggregate increase of 1.5% per annum. Upon (x) the filing of the Exchange Offer Registration Statement after the 30-day period described in clause (a) above, (y) the effectiveness of the Exchange Offer Registration Statement after the 115-day period described in clause (b) above or (z) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 145-day period described in clause (c) above, the interest rate borne by the Senior Notes from the date of such filing, consummation or effectiveness, as the case may be, will be reduced to the interest rate that would have been in effect had the delay in filing, consummation or effectiveness not occurred.

     In the event that a Shelf Registration Statement is declared effective pursuant to the paragraph preceding the immediately preceding paragraph, if the Company fails to keep such Shelf Registration Statement continuously effective for the period required by the Registration Rights Agreement, then from such time as the Shelf Registration Statement is no longer effective until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective, (ii) the date that is the third anniversary of the effective date (or, in the case of a Shelf Registration Statement filed at the request of the Initial Purchaser, the first anniversary of the effective date) or (iii) the date as of which all of the Notes are sold pursuant to the Shelf Registration Statement, the interest rate borne by the Notes will be increased by 0.25% per annum for the first 30 days following the date such Shelf Registration Statement is no longer effective, and by an additional 0.25% per annum at the beginning of each 30-day period thereafter that the Shelf Registration Statement is not effective, up to a maximum increase of 1.5% per annum.

     The additional interest borne by the Notes as provided in the immediately preceding paragraphs is referred to herein as "Special Interest." The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company. See "--Additional Information."


                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate of the Company, (ii) a broker-dealer who acquired Senior Notes directly from the Company or (iii) a broker-dealer who acquired Senior Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Senior Notes to the Initial Purchaser) with the prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes. The Company has agreed that it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

     Each holder of the Senior Notes who wishes to exchange its Senior Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer--Terms and Conditions of the Letter of Transmittal." In addition, each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Senior Notes that were acquired by it as a result of market-making activities or other trading activities, will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed to pay all expenses incidental to the Exchange Offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the Registration Rights Agreement.


                        DESCRIPTION OF CREDIT FACILITIES

     Set forth below is a summary description of the Credit Facilities the Company has entered into in connection with the Acquisition. The summary does not purport to be complete and is qualified in its entirety by reference to such agreements. Copies of such agreements (other than schedules and exhibits) are available from the Company upon request.

General

     The Company has entered into agreements with NationsBank, N.A. ("NationsBank," and in its capacity as administrative agent, the "Agent"), Chemical Bank ("Chemical") and other lending institutions (collectively, the "Banks") to borrow an aggregate principal amount of up to $310 million, consisting of (i) a $50 million revolving credit facility (the "Revolving Credit Facility"), (ii) a $160 million term loan facility ("Term Loan Facility A") and
(iii) a $100 million term loan facility ("Term Loan Facility B" and, together with Term Loan Facility A, the "Term Loan Facilities"). NationsBank and Chemical have each committed to provide 50% of the total principal amount of the Credit Facilities, which are guaranteed by TKG and all existing and future domestic wholly owned or material subsidiaries of the Company (in this context, the "Guarantors"). The Revolving Credit Facility includes a $20 million sub-limit for standby and commercial letters of credit, and the Company did not draw down the Revolving Credit Facility in connection with the Acquisition.

Security

     Indebtedness of the Company under the Credit Facilities will be secured by, among other things, (i) 100% of the capital stock of the Company and each of its domestic subsidiaries and (ii) 65% of the capital stock of each of its foreign subsidiaries that are directly owned by the Company or by a wholly owned domestic subsidiary of the Company. In addition, the Banks will receive a first priority security interest in substantially all assets and properties of the Company and the Guarantors.

Interest

     Indebtedness under the Credit Facilities will bear interest at a floating rate. Indebtedness under the Revolving Credit Facility and Term Loan Facility A will bear interest at a rate based, at the Company's option, upon (i) LIBOR (the London Interbank Offered Rate) for one, two, three or six months plus 2.5% or
(ii) ABR (a rate based on a premium over the federal funds rate or on the prime rate) plus 1.5%. These rates are subject to performance step-downs based on the Company's ratio of Funded Debt to EBITDA. Indebtedness under Term Loan Facility B will bear interest at a rate based, at the Company's option, upon (i) LIBOR for one, two, three or six months plus 3.0% or (ii) ABR plus 2.0%.

Maturity


     Loans made pursuant to the Revolving Credit Facility may be borrowed, repaid and reborrowed from time to time until the sixth anniversary of the Closing Date, subject to satisfaction of certain conditions on the date of any such borrowing. No letter of credit shall have an expiration date that is more than one year after the issuance date thereof or that is after the termination date of the Revolving Credit Facility. The loans made under the Term Loan Facilities will be available in a single drawing at Closing and will mature 6 years from Closing under Term Loan Facility A and 7.5 years from the Closing under Term Loan Facility B. The Term Loan Facilities will be subject to quarterly amortization of principal commencing on December 31, 1996, in an aggregate amount, in the case of Term Loan Facility A, of $5 million on December 31, 1996, $20 million in 1997, $23 million in 1998, $27 million in 1999, $34 million in 2000, $40.5 million in 2001 and $10.5 million in 2002 and, in the case of Term Loan Facility B, in an aggregate amount of $250,000 on December 31, 1996, $1 million per year through 2001 and $47.5 million in 2002 and $47.25 million in 2003. The Credit Facilities will be permanently reduced with specified portions of the proceeds of asset sales or of the issuance of additional debt or equity by the Company or its subsidiaries and a portion of the Company's excess cash flows.


Certain Fees

     The Company is also required to pay to the Banks a commitment fee equal to 1/2% per annum on the committed undrawn amount of the Revolving Credit Facility, subject to performance pricing step-downs based upon the Company's ratio of Funded Debt to EBITDA and letters of credit fees equal to the margin over the LIBOR rate charged for LIBOR loans under the Revolving Credit Facility on a per annum basis, plus a facing fee of 1/4% per annum to be paid to the issuer of the letter of credit.

Conditions to Closing and Extensions of Credit

     The obligation of the Banks to extend letters of credit under the Revolving Credit Facility after the Closing is subject to the satisfaction of certain customary closing conditions.

Covenants


     The Credit Facilities require the Company to meet certain financial tests quarterly, including Funded Debt to EBITDA Ratio, Fixed Charge Coverage Ratio, EBITDA to Interest Ratio and Minimum Net Worth. The Credit Facilities also contain covenants which limit (i) the incurrence of additional indebtedness;
(ii) capital expenditures in excess of an aggregate of $30,000,000 in any fiscal year; (iii) sale/leaseback transactions other than those for personal property in an amount of up to $2,000,000 during the term of the Credit Facilities; (iv) declaration or payment of dividends other than by a subsidiary of the borrower to the borrower or its parent, or by the borrower to its parent for the repurchase of capital stock upon termination of a member of management or to fund amounts payable under employee benefit plans, in an amount not to exceed $5,000,000 in any fiscal year; (v) loans and investments; (vi) changes to the character of the business of the borrower or Guarantors; (vii) most transactions with affiliates other than on terms substantially as favorable as would be obtainable in a comparable arm's length transaction; (viii) sales or leases of assets; (ix) acquisitions; (x) mergers and consolidations except that any of the subsidiaries of the borrower may be merged into one another or into the borrower; (xi) prepayments of subordinated indebtedness (including the Notes); and (xii) liens and encumbrances and other matters customarily restricted in such agreements. The covenants also require the Company to pledge after-acquired assets, including stock of after-acquired or formed subsidiaries, and to deliver guarantees by wholly owned domestic subsidiaries, with limited exceptions; to execute within 120 days of the Closing interest rate protection agreements for a specified period covering at least $130 million of indebtedness; and to maintain insurance.


Events of Default

     The Credit Facilities contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-default and cross-acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of any loan documents or security interests or the occurrence of a change of control (which term includes (i) until an initial public offering by TKG of common stock, the failure of Warburg to own at least 51% of the voting stock of TKG or to elect at least a majority of the board of directors of TKG and (ii) after such an initial public offering, (a) certain events giving rise to a Change of Control as such term is defined in the Indenture and (b) the failure of Warburg to own 40% of the voting stock of TKG (but Warburg may own below 40% but not less than 20% if, among other requirements, such reduction below 40% is in connection with a distribution made at least three years after the closing date of the offering of non-restricted shares of voting stock of TKG to limited partners of Warburg)).


                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the Exchange Notes will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York.


                                     EXPERTS

     The consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The balance sheet of T.K.G. Acquisition Corp. as of December 31, 1995 included in this Prospectus has been so included in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                          INDEX TO FINANCIAL STATEMENTS


                                                                                                    Page
                                                                                                    ----
Knoll, Inc.:
     Report of Independent Accountants..........................................................     F-2
     Consolidated Balance Sheets................................................................     F-3
     Consolidated Statements of Income..........................................................     F-4
     Consolidated Statements of Cash Flows......................................................     F-5
     Notes to Consolidated Balance Sheets and Consolidated Statements of Income................      F-6

T.K.G. Acquisition Corp.:
     Report of Independent Accountants.........................................................     F-31
     Consolidated Balance Sheet................................................................     F-32
     Notes to Consolidated Balance Sheet.......................................................     F-33


Knoll, Inc.:
     Consolidated Balance Sheets
        March 31, 1996 and December 31, 1995...................................................     F-34
     Consolidated Statements of Operations
        One Month Ended March 31, 1996, Two Months Ended February 29, 1996 (Predecessor)
        and Three Months Ended March 31, 1995 (Predecessor)....................................     F-36
     Consolidated Statements of Cash Flows
        One Month Ended March 31, 1996, Two Months Ended February 29, 1996 (Predecessor)
        and Three Months Ended March 31, 1995 (Predecessor)....................................     F-37
     Notes to Consolidated Financial Statements................................................     F-38
     Pro Forma Consolidated Statements of Operations...........................................     F-40
     Management's Discussion and Analysis of Financial Condition and Results of Operations.....     F-41



                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Knoll, Inc.


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and of cash flows present fairly, in all material respects, the financial position of Knoll, Inc., which was, prior to February 29, 1996, an organizational unit of Westinghouse Electric Corporation (Westinghouse), at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Westinghouse's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     Knoll, Inc. was a business unit of Westinghouse and, as disclosed in Note 3 to the accompanying financial statements, has engaged in various transactions and relationships with other Westinghouse entities.


Price Waterhouse LLP
600 Grant Street
Pittsburgh, PA 15219
January 15, 1996, except for Note 19, as to which the date is March 27, 1996

                                   KNOLL, INC.

                           CONSOLIDATED BALANCE SHEET


                                                              At December 31,
                                                         ----------------------
                                                             1995        1994
                                                         ---------    ---------
                                                             ($ in thousands)
Assets:
Cash .................................................   $   1,569    $   5,484
Customer receivables, net (note 7) ...................     114,592      108,742
Inventories (note 8) .................................      59,643       66,903
Deferred income taxes (note 6) .......................      18,273       19,077
Prepaid and other current assets .....................       8,465        8,918
                                                         ---------    ---------
     Total current assets ............................     202,542      209,124
Plant and equipment (note 9) .........................     164,633      200,700
Goodwill and other intangible assets (note 10) .......     240,772      246,912
Prepaid pension cost (note 4) ........................      45,161       44,043
Other noncurrent assets ..............................       3,602        4,537
                                                         ---------    ---------
     Total assets ....................................   $ 656,710    $ 705,316
                                                         =========    =========
Liabilities and investment:
Short-term debt (note 11) ............................   $   1,496    $  22,457
Current maturities of long-term debt (note 11) .......       3,287        2,539
Accounts payable--trade ..............................      45,850       51,952
Accounts payable--related parties ....................         413        1,316
Income taxes payable (note 6) ........................      13,973        1,592
Accrued restructuring costs (note 14) ................      10,868       58,184
Other current liabilities (note 12 ) .................      43,957       48,186
                                                         ---------    ---------
     Total current liabilities .......................     119,844      186,226
Long-term debt (note 11) .............................         251        9,912
Deferred income taxes (note 6) .......................      29,574       22,349
Postretirement benefits obligation (note 5) ..........      20,593       20,118
Other noncurrent liabilities .........................       5,997        8,705
                                                         ---------    ---------
     Total liabilities ...............................     176,259      247,310
Deferred foreign currency translation adjustments
  (note 2) ...........................................     (22,866)     (22,879)
Parent company investment (note 13) ..................     503,317      480,885
                                                         ---------    ---------
     Total investment ................................     480,451      458,006
                                                         ---------    ---------
     Total liabilities and investment ................   $ 656,710    $ 705,316
                                                         =========    =========



   The accompanying notes are an integral part of these financial statements.

                                   KNOLL, INC.

                        CONSOLIDATED STATEMENT OF INCOME


                                                                          Year Ended December 31,
                                                                  -----------------------------------
                                                                     1995         1994         1993
                                                                  ---------    ---------    ---------
                                                                          ($ in thousands)
Customer sales ................................................   $ 610,723    $ 562,598    $ 506,307
Sales to related parties ......................................      10,169          271        2,076
                                                                  ---------    ---------    ---------
     Total sales ..............................................     620,892      562,869      508,383
Cost of goods sold to customers ...............................     398,723      397,800      362,422
Cost of goods sold to related parties .........................       7,017          195        1,526
Provision for restructuring ...................................        --         29,180        6,165
Selling, general, and administrative expenses .................     124,420      150,863      145,167
Depreciation and amortization .................................      25,999       28,484       30,775
Allocated corporate expenses (note 3) .........................       9,528        5,881        4,899
                                                                  ---------    ---------    ---------
     Total costs and expenses .................................     565,687      612,403      550,954
                                                                  ---------    ---------    ---------
Income (loss) from operations .................................      55,205      (49,534)     (42,571)
Other income (expense), net ...................................      (1,597)         699        2,082
Interest expense ..............................................       1,430        3,225        3,301
                                                                  ---------    ---------    ---------
Income (loss) before income taxes .............................      52,178      (52,060)     (43,790)
Income taxes ..................................................      22,846        7,713       (3,571)
                                                                  ---------    ---------    ---------
Income (loss) before cumulative effect of changes in accounting
   principles .................................................      29,332      (59,773)     (40,219)
Cumulative effect of changes in accounting principles:
     Postemployment benefits (note 5)
                                                                       --           --          1,118
                                                                  ---------    ---------    ---------
Net income (loss) .............................................   $  29,332    $ (59,773)   $ (41,337)
                                                                  =========    =========    =========


     The accompanying notes are an integral part of these financial statements.

                                   KNOLL, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                            Year Ended December 31,
                                                        1995        1994        1993
                                                      --------    --------    --------
                                                             ($ in thousands)
Operating activities:
Net income (loss) .................................   $ 29,332    $(59,773)   $(41,337)
Noncash items included in income:
     Depreciation and amortization ................     25,999      28,484      30,775
     Noncash restructuring charges ................       --         9,367       2,219
Changes in operating assets and liabilities:
     Customer receivables .........................     (5,850)    (11,269)      4,457
     Inventories ..................................        (76)     (9,619)       (887)
     Prepaid and other current assets .............        453      (1,186)        (41)
     Accounts payable and other current liabilities    (11,234)     19,226     (32,023)
     Current and deferred income taxes ............     13,185       2,186     (10,472)
     Accrued restructuring costs ..................    (18,948)     16,258       3,946
     Other noncurrent assets and liabilities ......     19,003       2,542      18,663
                                                      --------    --------    --------
Cash provided by (used in) operating activities ...     51,864      (3,784)    (24,700)
                                                      --------    --------    --------
Investing activities:
Capital expenditures ..............................    (19,334)    (20,157)    (18,697)
Asset sales proceeds ..............................        316         332       2,720
                                                      --------    --------    --------

Cash used in investing activities .................    (19,018)    (19,825)    (15,977)
                                                      --------    --------    --------
Financing activities:
Borrowing (repayment) of short-term debt, net .....    (20,961)     (2,758)     27,665
Repayment of long-term debt .......................     (8,913)     (2,753)     (4,902)
Net receipts from (payments to) parent company ....     (6,900)     33,836      21,799
                                                      --------    --------    --------
Cash provided by (used in) financing activities ...    (36,774)     28,325      44,562
                                                      --------    --------    --------
Effect of exchange rate changes on cash ...........         13      (1,996)     (6,645)
Increase (decrease) in cash .......................     (3,915)      2,720      (2,760)
Cash at beginning of year .........................      5,484       2,764       5,524
                                                      --------    --------    --------
Cash at end of year ...............................   $  1,569    $  5,484    $  2,764
                                                      ========    ========    ========


   The accompanying notes are an integral part of these financial statements.

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                      AND CONSOLIDATED STATEMENT OF INCOME

Note 1:   Basis of Presentation


     The Knoll Group, Inc. ("Knoll") was previously a business unit of Westinghouse Electric Corporation (Westinghouse or the Corporation) that comprised the Corporation's office furniture business. In February 1996, Westinghouse sold Knoll to Warburg, Pincus Ventures, L.P., an affiliate of E.M. Warburg, Pincus & Company, a financial services organization based in New York. Immediately following the acquisition, The Knoll Group, Inc.
changed its name to Knoll, Inc. (the "Company").


     Knoll provides a wide range of furniture products ranging from designer-oriented individual pieces to systems designed to improve work environments and contribute to productivity. Products include individually hand-crafted furniture, executive furniture, general office furniture, furniture-grade textiles, office accessories, and furniture systems. Knoll is a holding company that includes Knoll North America, Inc. (primary U.S. operating company), Spinneybeck Enterprises, Inc., Knoll Overseas, Inc. (U.S. holding company of foreign subsidiaries) and an interest in Knoll Japan, KK.

     The Securities and Exchange Commission, in Staff Accounting Bulletin No. 55 (SAB 55), requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses generally include, but are not limited to, officer and employee salaries, rent, depreciation, accounting and legal services, other selling, general and administrative expenses, and other such expenses. These financial statements include the estimated costs of such expenses and services. See note 3.

     Historically, the results of Knoll's domestic operations have been included in the consolidated U.S. federal income tax return of Westinghouse. The results of operations in Canada and Europe have been reported separately to their respective taxing jurisdictions. The income tax expense and other tax related information in these statements is presented as if Knoll had not been eligible to be included in the consolidated tax returns of Westinghouse or other affiliates (i.e. Knoll on a stand-alone basis). The recognition and measurement of income tax expense and deferred income taxes required certain assumptions, allocations, and significant estimates which management believes are reasonable to measure the tax consequences as if Knoll were a stand-alone taxpayer.


     These consolidated financial statements include the historical financial position, results of operations, and cash flows of Knoll previously included in the Westinghouse consolidated financial statements. These consolidated financial statements have been prepared by Westinghouse management in conformity with generally accepted accounting principles and include such estimates and adjustments as deemed necessary to present fairly the consolidated financial position of Knoll at December 31, 1995 and 1994 and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995. The operating results of Knoll's European subsidiaries are reported and included in Knoll's consolidated financial statements on a one month lag to allow for the timely presentation of consolidated information. The effect of this presentation is not material to the financial statements.



Note 2:   Summary of Significant Accounting Policies

     Consolidation

     The consolidated financial statements of Knoll include the accounts of Knoll after elimination of intercompany accounts and transactions other than those with other units of Westinghouse as described in note 3.

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)

     Revenue Recognition

     Sales are recognized primarily as products are shipped and services are rendered.

     Inventories

     Inventories are stated at the lower of actual cost on a first-in, first-out
(FIFO) basis, or market, measured in the aggregate. Inventoried costs include direct materials, direct labor, and certain overheads. See note 8.

     Plant and Equipment


     Plant and equipment are recorded at cost and depreciated generally using the straight-line method over their estimated useful lives. The estimated useful lives are 45 years for plant and 5 to 12 years for equipment. Expenditures for additions and improvements are capitalized, and costs for repairs and maintenance are charged to operations as incurred. Capitalization of newly acquired assets is limited to those assets with cost in excess of $1,500.


     Goodwill and Other Intangibles

     Goodwill and other acquired intangible assets are amortized under the straight-line method over 40 years.

     Subsequent to the acquisition of an intangible asset, management continually evaluates whether later events or circumstances have occurred that indicate the remaining estimated useful life of an intangible asset may warrant revision or that the remaining balance of such an asset may not be recoverable. When factors indicate that an intangible asset should be evaluated for possible impairment, management uses an estimate of the undiscounted future cash flows over the remaining life of the asset in measuring whether the intangible asset is recoverable. If such an analysis indicates that impairment has in fact occurred, the book value of the intangible asset is written down to its estimated fair value.

     Product Warranty

     Estimated product warranty costs are accrued when products are shipped. The warranty costs are estimated and measured based on historical warranty costs as a percentage of revenue.

     Income Taxes

     The Corporation accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 requires the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Deferred income taxes are not provided on the undistributed earnings of foreign affiliates because any tax on the distribution is expected to be offset by foreign tax credits.

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)

     As discussed in note 1 to the financial statements, the U.S. operations of Knoll are included in a consolidated U.S. tax return with Westinghouse and its subsidiaries. In accordance with SFAS 109, income taxes are provided in these statements as if Knoll filed a separate income tax return.

     Foreign Currency Translation

     Results of foreign operations are translated into U.S. dollars using average exchange rates during the period, while assets and liabilities are translated into U.S. dollars using current rates. The resulting translation adjustments are recognized as deferred foreign currency translation adjustments in total investment.
Knoll has no operations in countries with highly inflationary economies.


Note 3:   Related Party Transactions

     Knoll purchases products from and sells to other Westinghouse operations. Knoll also purchases certain services from the Corporation, including liability, property, and workers' compensation insurance. These transactions are discussed in further detail below.

     Cash and Cash Equivalents

     Knoll utilizes the Westinghouse centralized cash management services in North America. Under such service arrangements, accounts receivable are collected and cash is invested centrally. Additionally, disbursements are funded centrally on demand. As a result, Knoll maintains a low cash balance on its books, and receives charges and credits against parent company investment for cash used and collected through a central clearinghouse arrangement.

     Intercompany Purchases and Payables

     Knoll purchases products and services from other Westinghouse operations generally on an arms-length basis. For intercompany purchases in the U.S., Knoll uses the central clearinghouse arrangement through which intercompany transactions are settled at the transfer date.

     Accounts payable to related parties represents balances payable for purchases from units of Westinghouse that do not participate in the central clearinghouse arrangement.

     Intercompany Sales and Receivables

     Knoll sells products to various Westinghouse operations generally on an arms-length basis. These transactions are settled immediately through the central clearinghouse or the internal customer is invoiced and an intercompany receivable is established.

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)

     Corporate Services

     Knoll uses, and is charged directly for, certain services that Westinghouse provides to its business units. These services generally include information systems support, certain accounting functions such as transaction processing, legal, environmental affairs, and human resources consulting and compliance support.


     Westinghouse centrally develops, negotiates, and administers Knoll's insurance programs. The insurance includes broad all-risk coverage for real and personal property and third-party liability coverage, employer's liability coverage, automobile liability, general product liability, and other standard liability coverage. Knoll also maintains a program of self-insurance for workers' compensation in the United States. Westinghouse charges its business units for all of the centrally administered insurance programs based in part on claims history. Specific liabilities for general and product liability, automobile and workers' compensation claims are presented in Knoll's consolidated financial statements.


     All of the charges for the corporate services described above are included in the costs of Knoll's operations in the consolidated statement of income. Such charges are based on costs which directly relate to Knoll or on a pro rata portion of Westinghouse's total costs for the services provided. These costs have been allocated to Knoll on a basis that management believes is reasonable. However, management believes that it is possible that the costs of these transactions may differ from those that would result from transactions among unrelated parties. For the years ended December 31, 1995, 1994, and 1993, charges related to the services above totalled $3,304,000, $4,172,000 and $4,856,000, respectively.

     Knoll also purchases other Westinghouse internally-provided services as necessary including telecommunications, printing, productivity and quality consulting, and other services.


     Allocated Corporate Expenses

     Westinghouse allocates a certain portion of its corporate expenses to its business units. These allocated costs include Westinghouse executive management and corporate overhead; corporate legal, environmental, audit, treasury and tax services, pension charges related to corporate functions, and other corporate support and executive costs. Allocated corporate expenses for 1995 also include approximately $4,000,000 of incentive compensation payable to Knoll's executives under Westinghouse long-term incentive plans.


     These corporate expenses are allocated primarily based on sales with the exception of the incentive compensation allocation. This methodology of allocating corporate expenses to business units is reasonable and consistent, but such allocations are not necessarily indicative of actual costs. It is not practical for management to estimate the level of expenses that might have been incurred had Knoll operated as a separate stand-alone entity.


     Westinghouse does not charge its business units for the carrying costs related to its investment in such units (parent company investment). Therefore, Knoll's results of operations for each of the periods presented do not include any allocated interest charges from Westinghouse.


Note 4:   Pensions

     Westinghouse sponsors various pension arrangements covering substantially all domestic and foreign employees of Knoll. Most plan benefits are based on either years of service and compensation levels at the time of retirement, a formula based on career earnings, or a final average compensation amount. Pension benefits are paid from trusts funded by contributions from employees and Westinghouse.

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)

The pension funding policy is consistent with the funding requirements of U.S. federal and other governmental laws and regulations. Plan assets consist primarily of listed stocks, fixed income securities, and real estate investments.

     Knoll participates in single-employer pension plans maintained by both Knoll and Westinghouse. For purposes of these financial statements, Knoll's participation in single-employer pension plans maintained by Westinghouse is accounted for as though such plans were multiemployer plans. The single-employer plan maintained by Knoll consists of The Knoll Group Pension Plan.


     Net Periodic Pension Costs--The Knoll Group Pension Plan


                                                      Year Ended December 31,
                                                  -----------------------------
                                                    1995       1994       1993
                                                  -------    -------    -------
                                                         ($ in thousands)
Service cost ..................................   $ 2,278    $ 2,955    $ 2,349
Interest cost on projected benefit obligation .     5,212      5,016      4,879
Amortization of unrecognized prior service cost       385        385        385
Amortization of unrecognized net loss .........      --          468       --
                                                  -------    -------    -------
                                                    7,875      8,824      7,613
Return on plan assets .........................    (8,993)    (8,846)    (9,589)
                                                  -------    -------    -------
Net periodic pension income ...................   $(1,118)   $   (22)   $(1,976)
                                                  =======    =======    =======


         The funding status at December 31, 1995 and 1994 for the Knoll Group Pension Plan is as follows:

     Funding Status--The Knoll Group Pension Plan


                                                                                     At December 31,
                                                                                  --------------------
                                                                                    1995        1994
                                                                                  --------    --------
                                                                                    ($ in thousands)
Actuarial present value of benefit obligation:
     Vested ...................................................................   $(68,081)   $(51,502)
     Nonvested
                                                                                    (3,363)     (3,155)
                                                                                  --------    --------
Accumulated benefit obligation ................................................    (71,444)    (54,657)
Additional obligation for projected compensation increases on accumulated years of service
                                                                                   (12,491)     (8,487)
                                                                                  --------    --------
Projected benefit obligation ..................................................    (83,935)    (63,144)
Plan assets at fair value .....................................................     95,940      92,192
                                                                                  --------    --------
Projected benefit obligation less than plan assets ............................     12,005      29,048
Unrecognized net loss .........................................................     28,698      10,152
Prior service cost                                                                   4,458       4,843
                                                                                  --------    --------
Prepaid pension cost ..........................................................   $ 45,161    $ 44,043
                                                                                  ========    ========


                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)

     Significant Pension Plan Assumptions--The Knoll Group Pension Plan


                                                       At December 31,
                                                 -------------------------
                                                    1995           1994
                                                 ----------     ----------
Discount rate....................................   6.75%          8.50%
Compensation increase rate.......................   4.00%          4.00%
Long-term return on plan assets..................   9.75%          9.75%


     The plans accounted for as multiemployer plans consist of the Westinghouse Pension Plan and the Westinghouse Executive Pension Plan. These plans are defined benefit plans sponsored by Westinghouse and include certain domestic employees of Knoll as well as other domestic employees of Westinghouse. For multiemployer plans, employers are required to recognize as net pension expense total contributions for the period. For the years ended December 31, 1995, 1994, and 1993, Knoll's contribution to Westinghouse for these multiemployer defined benefit pension plans totalled $1,076,000, $1,223,000, and $684,000, respectively.

     In addition, employees of Knoll's Canadian and United Kingdom (U.K.) operations participate in defined contribution plans. Costs related to the Canadian plan for the years ended December 31, 1995, 1994, and 1993 totalled $398,000, $398,000, and $399,000, respectively. Knoll's costs for the plan in the U.K. for each of the three years in the period ended December 31, 1995 were not significant.

     Knoll also sponsors the Knoll Group Retirement Savings Plan, which is an employee savings plan that qualifies as a deferred salary arrangement under
Section 401(k) of the Internal Revenue Code. Under this plan, participating U.S. employees may defer a portion of their pretax earnings, up to the annual contribution limit established by the Internal Revenue Service. Knoll matches 40% of employee contributions up to 6% of employee compensation. The plan also provides for additional employer matching based on the achievement of certain profitability goals. Costs related to this plan in 1995, 1994, and 1993 were $2,675,000, $1,592,000, and $1,586,000, respectively.


Note 5:  Postretirement Benefits Other Than Pensions and Postemployment Benefits

     Knoll participates in single-employer postretirement benefit arrangements maintained by both Knoll and Westinghouse. For purposes of these financial statements, Knoll's participation in the single-employer postretirement benefit plan maintained by Westinghouse is accounted for as though such plan was a multiemployer postretirement benefit plan. The single-employer plan maintained by Knoll consists of The Kroll Group Retiree Medical and Life Insurance Plan.

     Net Periodic Postretirement Costs--The Knoll Group Retiree Medical and Life Insurance Plan


                                                                  Year Ended December 31,
                                                               ----------------------------
                                                                 1995       1994      1993
                                                               -------    -------   -------
                                                                     ($ in thousands)
Service cost...............................................    $   449    $   556   $   394
Interest cost on projected benefit obligation ..............     1,509      1,509     1,621
Amortization of unrecognized prior service cost ............       (12)      --        --
Amortization of unrecognized net (gain) loss ...............       (25)        18        (7)
                                                               -------    -------   -------
Net periodic post-retirement benefit cost ..................   $ 1,921    $ 2,083   $ 2,008
                                                               =======    =======   =======


                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)

     The funding status at December 31, 1995 and 1994 for The Knoll Group Retiree Medical and Life Insurance Plan is as follows:

     Funding Status--The Knoll Group Retiree Medical and Life Insurance Plan



                                                          At December 31,
                                                       --------------------
                                                         1995        1994
                                                       --------    --------
                                                         ($ in thousands)
Accumulated postretirement benefit obligation:
Retirees ............................................  $ (7,581)   $(11,397)
Fully eligible active participants ..................    (1,680)     (1,241)
Other active participants ...........................    (8,480)     (6,879)
                                                       --------    --------
Accumulated benefit obligation ......................   (17,741)    (19,517)
Plan assets at fair value ...........................      --          --
                                                       --------    --------

Projected benefit obligation ........................   (17,741)    (19,517)
Prior service cost ..................................    (4,155)       --
Unrecognized net (gain) loss ........................     1,303        (601)
                                                       --------    --------
Liability ...........................................  $(20,593)   $(20,118)
                                                       ========    ========



     Significant Postretirement Benefit Plan Assumptions


                                                                 At December 31,
                                                             ----------------------
                                                              1995            1994
                                                             ------          ------
Discount rate ..................................              7.25%           8.50%
Health care cost trend rate ....................            *11.50%         *12.00%
Compensation increase rate .....................              4.00%           4.00%


* Decreasing .5% annually from December 31, 1995 and 1994 to the ultimate rate of 7%.

     The effect of a 1% annual increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation by approximately $1,744,000 and would increase annual net periodic postretirement benefit cost by approximately $242,000.

     The plan accounted for as a multiemployer plan consists of the retiree medical, dental, and life insurance arrangements sponsored by Westinghouse. For multiemployer plans, employers are required to recognize as net periodic postretirement benefit expense, total contributions for the period. Knoll's postretirement benefit expense for the multiemployer plan sponsored by Westinghouse totalled $151,000 in 1995, $122,000 in 1994, and $301,000 in 1993.

     Postemployment Benefits

     Knoll provides certain postemployment benefits to former or inactive employees and their dependents during the time period following employment but before retirement. At December 31, 1995 and 1994, the

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)

Company's liability for postemployment benefits totalled $1,720,000 for both years. Knoll's postemployment expense for 1995, 1994, and 1993 was not significant. In December 1993, Knoll adopted, retroactive to January 1, 1993, SFAS 112, "Employers Accounting for Postemployment Benefits." Knoll's charge for adoption of SFAS 112 at January 1, 1993 was $1,118,000, net of $602,000 of deferred taxes, and was immediately recognized as a cumulative effect of a change in accounting for postemployment benefits.


Note 6:   Income Taxes


     The recognition and measurement of income tax expense and deferred taxes requires certain assumptions, allocations, and significant estimates to measure the tax consequences as if Knoll were a stand-alone taxpayer.
See notes 1 and 2.


     Provision (Benefit) for Consolidated Income Taxes


                                          Year Ended December 31,
                                       ---------------------------
                                         1995      1994      1993
                                       -------   -------   -------
                                             ($ in thousands)
Current:
     Federal .......................   $11,130   $  --     $  --
     State .........................     3,687     1,920       677
     Foreign .......................      --        --        --
                                       -------   -------   -------
Total income taxes--current ........    14,817     1,920       677
                                       -------   -------   -------
Deferred:
     Federal .......................     7,795     5,704    (4,586)
     State .........................       234        89       338
     Foreign .......................      --        --        --
                                       -------   -------   -------
Total income taxes--deferred .......     8,029     5,793    (4,248)
                                       -------   -------   -------
Income taxes .......................   $22,846   $ 7,713   $(3,571)
                                       =======   =======   =======


     A deferred income tax benefit of $602,000 was allocated to the cumulative effect of changes in accounting principle (postemployment benefits) for the year ended December 31, 1993.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are presented below:

     Consolidated Deferred Income Tax Sources


                                                                                       At December 31,
                                                                                    -------------------
                                                                                      1995        1994
                                                                                    -------     -------
                                                                                      ($ in thousands)
Deferred tax assets:
     Accounts receivable, principally due to allowance for doubtful accounts.....  $  1,753     $ 1,615
     Inventories.................................................................     4,856       4,413
     Net operating loss carryforwards............................................    37,339      40,908
     Accrued restructuring costs.................................................     3,367      22,319
     Postretirement benefit obligations..........................................     8,925       8,735
     Accrued liabilities and other items.........................................     9,344       1,337
                                                                                    -------     -------
Gross deferred tax assets........................................................    65,584      79,327
Less: valuation allowance........................................................   (37,990)    (43,066)
                                                                                    -------     -------


                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)


                                                                                       At December 31,
                                                                                    -------------------
                                                                                      1995        1994
                                                                                    -------     -------
                                                                                      ($ in thousands)
Net deferred tax assets..........................................................    27,594      36,261
                                                                                    -------     -------
Deferred tax liabilities:
     Plant and equipment, principally due to differences in depreciation.........    22,369      23,007
     Pensions....................................................................    16,526      16,526
                                                                                    -------     -------
Gross deferred tax liabilities...................................................    38,895      39,533
                                                                                    -------     -------
Net deferred tax liability.......................................................   $11,301     $ 3,272
                                                                                    =======     =======


     As of December 31, 1995, Knoll has net operating loss carryforwards in various foreign tax jurisdictions totalling approximately $95,000,000 which generally expire between 1996 and 2000. Knoll's share of the consolidated Westinghouse domestic net operating loss carryforwards at December 31, 1995, is approximately $14,500,000 expiring in 2007 and 2008. Such amount does not agree with the domestic net operating loss amounts included in the preparation of these financial statements due to Knoll's inclusion in the consolidated U.S. income tax return of Westinghouse and the required allocation of certain expenses incurred by Westinghouse on behalf of Knoll. See notes 1 and 2.

     A valuation allowance of $24,881,000 and $9,893,000 was recorded as of December 31, 1993 and 1992, respectively.

     The excess of the foreign net operating loss carryforwards over the net taxable temporary differences as of December 31, 1995, has been entirely offset by a valuation allowance.

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)


     Effective Tax Rate


                                                                                     Year Ended
                                                                                    December 31,
                                                                                    ------------
                                                                             1995       1994        1993
                                                                             ----       ----        ----

Federal statutory income tax rate......................................      35.0%     (35.0%)     (35.0)%
Increase (decrease) in the tax rate resulting from:
     State income tax, net of federal effect...........................       4.9        2.5         1.5
     Different tax rate on foreign subsidiaries, net of change in valuation
        allowance......................................................      (1.4)       41.8       19.2
     Non-deductible goodwill amortization..............................       4.7        4.7         5.6
     Other.............................................................        .6         .8          .5
                                                                             ----       ----        ----
Effective tax rate.....................................................      43.8%      14.8%       (8.2)%
                                                                             ====       ====        ====


Note 7:   Customer Receivables, Net

     An allowance for doubtful accounts of $5,782,000 and $5,732,000 at December 31, 1995 and 1994, respectively, was deducted from customer receivables. Customer receivables from sales on open account with the U.S. government represented approximately 16.4% and 16.7% of Knoll's customer receivables for 1995 and 1994, respectively. Management performs ongoing credit evaluations of its customers and generally does not require collateral.


Note 8:   Inventories

     Inventories


                                                         At December 31,
                                                   ----------------------------
                                                     1995                1994
                                                   --------            --------
                                                         ($ in thousands)
Raw materials ..........................           $ 38,749            $ 41,637
Work in process ........................              8,718               8,445
Finished goods .........................             13,268              19,562
Other ..................................              1,574                 805
                                                   --------            --------
Gross inventories ......................             62,309              70,449
Valuation allowances ...................             (2,666)             (3,546)
                                                   --------            --------
Inventories, net .......................           $ 59,643            $ 66,903
                                                   ========            ========


                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)


Note 9:   Plant and Equipment

     Plant and Equipment


                                                 At December 31,
                                            ----------------------
                                               1995         1994
                                            ---------    ---------
                                               ($ in thousands)
Land and buildings ......................   $  92,744    $ 115,635
Machinery and equipment .................     180,548      178,946
Construction in progress ................      10,473       11,973
                                            ---------    ---------
Plant and equipment, at cost ............     283,765      306,554
Valuation allowance .....................      (1,943)        --
Accumulated depreciation ................    (117,189)    (105,854)
                                            ---------    ---------
Plant and equipment, net ................   $ 164,633    $ 200,700
                                            =========    =========


Note 10:   Goodwill and Other Intangible Assets

     Goodwill and other intangible assets consist principally of goodwill, which totalled $278,456,000, before amortization, at December 31, 1995. Of this amount, approximately $96,000,000 related to the acquisition of Shaw-Walker Company and Reff, Inc. in 1989. The remaining portion of the goodwill is primarily attributable to the acquisition in 1990 of substantially all of the assets and assumption of certain liabilities of Knoll International, Inc. Accumulated amortization totalled $37,684,000 and $30,695,000 at December 31, 1995 and 1994, respectively.


Note 11:   Short-term and Long-term Debt

     Short-term Debt


                                        At December 31                  During the Year
                                   -------------------------      -----------------------------
                                                   Composite        Maximum           Average        Wtd. Avg.
                                   Balance            Rate        Outstanding       Outstanding        Rate
                                   -------            ----         ---------         ---------         -----
                                                                 (in thousands)
1995
European bank loans......         $  1,496           11.00%        $  11,336        $    6,373        10.356%
                                   -------            ----         ---------         ---------        ------
1994
European bank loans......          $22,457            8.36%        $  29,742         $  25,548         8.126%
                                   =======            ====         =========         =========        ======


     Average outstanding borrowings were determined based on monthly balances outstanding.

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)

     Long-term Debt


                                                                              At December 31,
                                                                            -----------------
                                                                              1995      1994
                                                                            -------   -------
                                                                             ($ in thousands)
Lehigh County Industrial Development Bond due 2004 (interest is variable)   $  --     $ 5,700
7% Urban Redevelopment Authority Grant due March 15, 1996 ...............     2,055     2,188
Other ...................................................................     1,483     4,563
                                                                            -------   -------
                                                                              3,538    12,451
Current maturities ......................................................     3,287     2,539
                                                                            -------   -------
Long-term debt ..........................................................   $   251   $ 9,912
                                                                            =======   =======


     In April 1995, the Lehigh County Industrial Development Bond was paid in full.


Note 12:   Other Current Liabilities

     Other Current Liabilities


                                                               At December 31,
                                                            --------------------
                                                              1995         1994
                                                            -------      -------
                                                              ($ in thousands)
Accrued employee compensation ........................      $19,486      $15,609
Accrued product warranty .............................        6,763        6,906
Accrued taxes other than federal income taxes ........        1,621        1,738
Group insurance and related accruals .................        1,961        3,340
Workers compensation .................................        3,285        3,526
General and product liability ........................        1,349        1,535
Other ................................................        9,492       15,532
                                                            -------      -------
Other current liabilities ............................      $43,957      $48,186
                                                            =======      =======


Note 13:   Parent Company Investment

     Because The Knoll Group was an operating unit and was not a distinct legal entity (see note 1) there were no customary equity and capital accounts recorded on the consolidated balance sheet. Instead, parent company investment was maintained by Knoll and Westinghouse to account for interunit transactions as described in Note 3. Parent company investment consists of net income, advances for capital expenditures, and other transactions as shown below.

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)

     Parent Company Investment


                                             Year Ended December 31,
                                      -----------------------------------
                                         1995         1994         1993
                                      ---------    ---------    ---------
                                                ($ in thousands)
Balance, beginning of year ........   $ 480,885    $ 506,822    $ 526,360
Net income ........................      29,332      (59,773)     (41,337)
Capital expenditures ..............      19,334       20,157       18,697
Proceeds from asset sales .........        (316)        (332)      (2,720)
Net interunit transactions (note 3)     (25,918)      14,011        5,822
                                      ---------    ---------    ---------
Balance, end of year ..............   $ 503,317    $ 480,885    $ 506,822
                                      =========    =========    =========


Note 14:   Restructuring

     Management is committed to strengthening its businesses and improving its profitability through restructuring actions including changes in business and product line strategies, as well as downsizing for process reengineering and productivity improvements.

     In 1994, Knoll adopted a $61,345,000 restructuring program that included the separation of approximately 500 employees, the closing of various facilities, and the exiting of several product lines. The total cost of this program was offset by accruals previously established for actions that were deferred and subsequently included in this program, resulting in a net charge to operations in 1994 of $29,180,000. A summary of the program's costs is shown below.


     Restructuring Program



                                                        Facility Closure
                                 Employee                      &
                                Separation      Asset   Rationalization
                                   Costs      Writedown      Costs        Total
                                  -------      -------      -------      -------
                                                 ($ in thousands)
Knoll North America ........      $10,559      $19,104      $ 7,982      $37,645
Knoll Europe ...............        7,526        9,264        6,910       23,700
                                  -------      -------      -------      -------
     Total .................      $18,085      $28,368      $14,892      $61,345
                                  =======      =======      =======      =======



     At December 31, 1995, the restructuring actions were essentially complete. The remaining accrued costs totalling $10,868,000 consist primarily of separation costs that are generally payable over a two-year period following separation, and lease costs related to properties that are no longer being utilized.


Note 15:   Contingent Liabilities and Commitments


     There are various claims and lawsuits pending against Knoll, all of which management believes either to be without merit or subject to adequate defenses. The resolution of these claims and lawsuits is not expected to have a material adverse effect on the Company.

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)

Note 16:   Leases

     Knoll has commitments under operating leases for certain machinery and equipment and facilities used in its operations. Rental expense in 1995, 1994, and 1993 was $10,149,000, $10,917,000, and $12,989,000, respectively.

         Minimum Rental Payments


                                                      At December 31,
                                                      ---------------
                                                           1995
                                                           ----
                                                     ($ in thousands)
                                                       ------------
1996....................................               $      5,172
1997....................................                      4,810
1998....................................                      4,597
1999....................................                      3,430
2000....................................                      2,215
Subsequent years........................                      4,528
                                                       ------------
Minimum rental payments.................               $     24,752
                                                       ============



     These amounts exclude lease payments that have previously been accrued as part of the 1994 restructuring program. See note 14.


Note 17:   Fair Values of Financial Instruments

     The following methods and assumptions were used in estimating the fair values of Knoll's financial instruments:

     Cash

     The carrying amount reported in the consolidated balance sheet for cash approximates its fair value.

     Short and Long-term Debt

     The carrying amounts of Knoll's short-term foreign bank borrowings and variable long-term debt instruments approximates their fair value. The fair value of Knoll's other long-term debt is estimated using discounted cash flow analyses based on Westinghouse's current incremental borrowing rates for similar types of borrowing arrangements.

     The carrying amounts and fair values of Knoll's financial instruments at December 31, 1995 and 1994 are as follows:

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)

     Fair Values of Financial Instruments


                                                   At December 31,
                                       --------------------------------------
                                              1995                1994
                                       ------------------  ------------------
                                                Estimated           Estimated
                                       Carrying    Fair    Carrying    Fair
                                        Amount    Value     Amount    Value
                                       -------   -------   -------   -------
                                                 ($ in thousands)
Assets:
Cash ...............................   $ 1,569   $ 1,569   $ 5,484   $ 5,484

Liabilities:
Short-term debt ....................     1,496     1,496    22,457    22,457
Current maturities of long-term debt     3,287     3,287     2,539     2,539
Long-term debt .....................       251       251     9,912    10,080
                                       =======   =======   =======   =======


                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)


Note 18:   Business Segment and Geographical Region Information

     Knoll is principally engaged in one line of business--office furniture. Its manufactured products include office systems, seating, wood casegoods, files and storage cabinets, tables, executive furniture, contract textiles, and computer support accessories.

     Knoll sells its products to customers primarily in North America and Europe using domestic operations and foreign subsidiaries. Generally, products manufactured outside the United States are sold outside the United States.

     Geographic Region Information


                                               United
                                               States       Canada       Europe    Eliminations    Totals
                                             ---------    ---------    ---------    ---------    ---------
                                                                   ($ in thousands)
1995
Sales ....................................   $ 544,832    $  92,394    $  64,159    $ (80,493)   $ 620,892
Operating profit .........................      54,043          483          679         --         55,205
Identifiable assets ......................     455,784       98,953       72,265      (32,698)     594,304
                                             =========    =========    =========    =========    =========
1994
Sales ....................................   $ 492,927    $  73,835    $  63,087    $ (66,980)   $ 562,869
Operating profit .........................     (11,378)      (7,292)     (30,864)        --        (49,534)
Operating profit without restructuring ...       7,134       (7,292)     (20,196)        --        (20,354)
Identifiable assets ......................     486,165       89,865       92,447      (27,846)     640,631
                                             =========    =========    =========    =========    =========
1993
Sales ....................................   $ 439,716    $  49,804    $  71,349    $ (52,486)   $ 508,383
Operating profit .........................      (8,105)     (13,705)     (20,761)        --        (42,571)
Operating profit without restructuring ...      (7,640)     (13,705)     (15,061)        --        (36,406)
                                             =========    =========    =========    =========    =========


     Allocated corporate expenses have been prorated to the geographic segments based on sales.


Note 19:   Subsequent Events


     In February 1996, the Company issued and sold 10 7/8% Senior Subordinated Notes Due 2006 (the "Senior Notes") in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A of the Securities Act. The Company is now offering to exchange these previously issued Senior Notes for 10 7/8% Senior Subordinated Notes Due 2006 that will be registered under the Securities Act (the "Exchange Notes" and, together with the Senior Notes, the "Notes").

     The Notes are guaranteed by TKG Acquisition Corp. ("TKG") and all existing and future directly or indirectly wholly owned domestic subsidiaries of the Company (the "Guarantors") on a senior subordinated and unsecured basis. The Guarantors other than TKG are Knoll Overseas, Inc., a holding company for the entities that conduct the Company's European business, and Spinneybeck Enterprises, Inc., which directly and through a Canadian subsidiary operates the Company's leather business. If the Company is unable to satisfy all or any portion of its obligations with respect to the Notes, it is unlikely that the Guarantors will be able to pay all or any of such portion of such unsatisfied obligations.

                                   KNOLL, INC.

                       NOTES TO CONSOLIDATED BALANCE SHEET
                AND CONSOLIDATED STATEMENT OF INCOME--(Continued)


     These Guarantees will irrevocably and unconditionally, jointly and severally, guarantee the performance and payment in full when due of all obligations under the Notes, limited to the largest amount that would not render such Guarantor's obligations under the guarantees subject to avoidance under any applicable federal or state fraudulent conveyance or similar law.

     The condensed consolidating information which follows presents:


         o Condensed financial statements as of December 31, 1995 and 1994 and for the year ended December 31, 1995, 1994 and 1993 of (a) Knoll, Inc. (as the Issuer), (b) the Guarantors other than TKG, (c) the combined non-Guarantors, (d) elimination entries and (e) the Company on a consolidated basis. The financial information of TKG is not considered meaningful and not included in the Guarantors column because its only assets and liabilities is its investment in the Company and it has no other operations.


         o The Issuer and the Guarantors are shown with their investments in their wholly owned subsidiaries accounted for on the equity method.


     The condensed consolidating financial statements should be read in connection with the consolidated financial statements of the Company. Separate financial statements of the Guarantors are not presented because the Guarantors are jointly, severally and unconditionally liable under the guarantees, and the Company believes the condensed consolidating financial statements presented are more meaningful in understanding the financial position of the Guarantors.

STATEMENT OF INCOME

($ in thousands)

1993


                                                                 GUARANTORS
                                                       ----------------------------
                                                          SPINNEYBECK
                                                          ENTERPRISES,     KNOLL             NON-
                                         KNOLL, INC.          INC.     OVERSEAS, INC.     GUARANTORS      ELIMINATIONS      TOTAL
                                       -----------     ------------    ------------     -------------    --------------  ----------

Customer sales.......................  $   402,102     $     14,616    $       138      $      86,937    $        2,514  $  506,307
Sales to related parties.............        6,663            2,514              0             33,188           (40,289)      2,076
                                       -----------     ------------    ------------     -------------    --------------  ----------

     Total sales.....................      408,765           17,130            138            120,125           (37,775)    508,383
Cost of goods sold to customers......      281,257            6,584            123             78,687            (4,230)    362,422
Cost of goods sold to related parties        4,931            2,313             44             27,784           (33,545)      1,526
Provision for restructuring..........          465                0              0              5,700                 0       6,165
Selling, general, and administrative       100,350            8,695           (457)            36,579                 0     145,167
expenses.............................
Depreciation and amortization........       24,358                0             19              6,398                 0      30,775
Allocated corporate expenses.........        4,899                0              0                  0                 0       4,899
                                       -----------     ------------    ------------     -------------    --------------  ----------

     Total costs and expenses........      416,260           17,592           (271)           155,148           (37,775)    550,954
                                       -----------     ------------    ------------     -------------    --------------  ----------

Income (loss) from operations........       (7,495)            (462)           409            (35,023)                0     (42,571)

Other income (expenses), net.........         (626)               0         (1,066)             2,521             1,253       2,082
Income (loss) from equity investments      (14,317)               0          (13,446)               0            27,763           0
Interest expense.....................          627                0              0              2,674                 0       3,301
                                       -----------     ------------    ------------     -------------    --------------  ----------

Income (loss) before income taxes....      (23,065)            (462)        (14,103)          (35,176)           29,016     (43,790)

Income taxes.........................       (3,323)              (8)          (240)                 0                 0      (3,571)

                                       -----------     ------------    ------------     -------------    --------------  ----------

Income (loss) before cumulative
   effect of changes in accounting         (19,742)            (454)        (13,863)          (35,176)           29,016     (40,219)

   principles........................
Cumulative effect of changes in
  accounting principles:
     Postemployment benefits..........       1,118                0              0                  -                 -       1,118
                                       -----------     ------------    ------------     -------------    --------------  ----------

Net income (loss)..................... $   (20,860)    $       (454)   $    (13,863)    $     (35,176)   $       29,016  $  (41,337)

                                       ===========     ============    ============     =============    ==============  ==========



STATEMENT OF INCOME

($ in thousands)

1994



                                                                 GUARANTORS
                                                       ----------------------------
                                                          SPINNEYBECK
                                                          ENTERPRISES,     KNOLL             NON-
                                         KNOLL, INC.          INC.     OVERSEAS, INC.     GUARANTORS      ELIMINATIONS      TOTAL
                                       -----------     ------------    ------------     -------------    --------------  ----------

Customer Sales.........................$    453,792   $     15,123    $         (1)     $     90,936    $      2,748     $  562,598
Sales to related parties...............       7,035          2,766               0            43,775         (53,305)           271
                                            -------       --------    ------------           -------        --------      ---------
     Total sales.......................     460,827         17,889              (1)          134,711         (50,557)       562,869
Cost of goods sold to customers........     314,881          7,497             411            84,999          (9,988)       397,800
Cost of goods sold to related parties..       5,065          2,915             314            32,470         (40,569)           195
Provision for restructuring............           0              0               0            29,180               0         29,180
Selling, general, and administrative        106,679          6,215            (903)           38,872               0        150,863
   expenses............................
Depreciation and amortization..........      20,679              0             415             7,390               0         28,484
Allocated corporate expenses...........       5,881              0               0                 0               0          5,881
                                            -------       --------    ------------           -------        --------      ---------
     Total costs and expenses..........     453,185         16,627             237           192,911         (50,557)       612,403
                                            -------       --------    ------------           -------        --------      ---------
Income (loss) from operations..........       7,642          1,262            (238)          (58,200)              0        (49,534)

Other Income (expense), net............        (300)             0             (11)            1,010               0            699
Income (loss) from equity investments..     (19,724)             0         (20,103)                0          39,827              0
Interest expense.......................         626              0               0             2,599               0          3,225
                                            -------       --------    ------------           -------        --------      ---------
Income (loss) before income taxes......     (13,008)         1,262         (20,352)          (59,789)         39,827        (52,060)

Income taxes...........................       7,079            639              (5)                0               0          7,713
                                            -------       --------    -------------          -------        --------      ---------
Income (loss) before cumulative effect
   changes in accounting principles....     (20,087)           623         (20,347)          (59,789)         39,827        (59,773)

                                            -------       --------    -------------          -------        --------      ---------
Cumulative effect of changes in account
   principles:                                    -              0               0                 -               -              -
                                            -------       --------         -------           -------        --------      ---------
     Postemployment benefits...........
 Net Income (loss).....................$    (20,087)  $        623    $    (20,347)     $    (59,789)   $     39,827     $  (59,773)

                                            =======       ========    =============          =======        ========      =========


STATEMENT OF INCOME

($ in thousands)

1995


                                                               GUARANTORS
                                                     ----------------------------
                                                        SPINNEYBECK
                                                        ENTERPRISES,     KNOLL             NON-
                                         KNOLL, INC.        INC.     OVERSEAS, INC.     GUARANTORS      ELIMINATIONS        TOTAL
                                       -----------   ------------    ------------     -------------    --------------    ----------
Customer sales.........................$   500,892  $     14,090      $          0   $     93,409      $      2,332      $  610,723
Sales to related parties...............     12,411         2,332                 0         60,309           (64,883)         10,169
                                         ---------     ---------      ------------        -------           -------       ---------
     Total sales.......................    513,303        16,422                 0        153,718           (62,551)        620,892
Cost of goods sold to customers........    333,068         5,501               651         81,966           (22,463)        398,723
Cost of goods sold to related parties..      8,564         2,472               373         35,696           (40,088)          7,017
Provision for restructuring............          0             0                 0              0                 0               0
Selling, general, and administrative        94,322         4,894             1,730         23,474                 0         124,420
   expenses............................
Depreciation and amortization..........     19,200             0               199          6,600                 0          25,999
Allocated corporate expenses...........      9,528             0                 0              0                 0           9,528
                                         ---------     ---------      ------------        -------           -------       ---------
     Total costs and expenses..........    464,682        12,867             2,953        147,736           (62,551)        565,687
                                         ---------     ---------      ------------        -------           -------       ---------
Income (loss) from operations..........     48,621         3,555            (2,953)         5,982                 0          55,205
Other Income (expense), net............     (2,101)            0                68            436                 0          (1,597)

Income (loss) from equity investments..        211             0              (166)             0               (45)              0
Interest expense.......................        282             0                 0          1,148                 0           1,430
                                         ---------     ---------      ------------        -------           -------       ---------
Income (loss) before income taxes......     46,449         3,555            (3,051)         5,270               (45)         52,178
Income taxes...........................     22,553         1,476            (1,183)             0                 0          22,846
                                         ---------     ---------      -------------       -------           -------       ---------
Income (loss) before cumulative effect
   changes in accounting principles....     23,896         2,079            (1,868)         5,270               (45)         29,332
Cumulative effect of changes in
   accounting principles:                        -             0                 0              -                 -               -
                                         ---------     ---------      ------------        -------           -------       ---------
     Postemployment benefits...........
 Net Income (loss).....................$    23,896  $      2,079      $     (1,868)  $      5,270      $        (45)     $   29,332
                                         =========     =========      =============       =======           =======       =========


BALANCE SHEET

($ in thousands)

1994



                                                                GUARANTORS
                                                      ----------------------------
                                                         SPINNEYBECK
                                                         ENTERPRISES,     KNOLL             NON-
                                          KNOLL, INC.        INC.     OVERSEAS, INC.     GUARANTORS      ELIMINATIONS        TOTAL
                                        -----------   ------------    ------------     -------------    --------------    ----------


Assets:
Cash..................................  $         0   $          0   $          0     $      5,484    $            0      $   5,484
Customer receivables..................       81,459          2,151              0           25,132                 0        108,742
Inventories...........................       43,629          7,730            (81)          15,625                 0         66,903
Deferred income taxes.................       18,058            847            172                0                 0         19,077
Prepaid and other current assets......        5,036             53          3,070           14,714           (13,955)         8,918
                                           --------      ---------   ------------          -------         ---------      ---------
     Total current assets.............      148,182         10,781          3,161           60,955           (13,955)       209,124
Plant and equipment...................      139,719            668              0           60,313                 0        200,700
Goodwill and other intangible assets..      164,426          4,737            647           77,102                 0        246,912
Prepaid pension cost..................       44,043              0              0                0                 0         44,043
Equity investments....................       31,653          2,140         26,318                0           (60,111)             0
Other noncurrent assets...............        4,214             58             97            2,698            (2,530)         4,537
                                           --------      ---------   ------------          -------         ---------      ---------
     Total assets.....................      532,237         18,384         30,223          201,068           (76,596)       705,316
                                           ========      =========   ============          =======         =========      =========
Liabilities and investment:...........
Short-term debt.......................            0              0              0           22,457                 0         22,457
Current maturities of long-term debt..          256              0              0            2,283                 0          2,539
Accounts payable - trade..............       31,375            389            (78)          20,266                 0         51,952
Accounts payable - related parties....        1,309              0              0            6,011            (6,004)         1,316
Income taxes payable..................          638            245            709                0                 0          1,592
Accrued restructuring costs...........       32,116              0              0           26,068                 0         58,184
Other current liabilities.............       39,853          1,411            930            5,992                 0         48,186
                                           --------      ---------   ------------          -------         ---------      ---------
     Total current liabilities........      105,547          2,045          1,561           83,077            (6,004)       186,226
Long-term debt........................        8,445              0              0            1,467                 0          9,912
Deferred income taxes.................       20,652              0              0            1,697                 0         22,349
Postretirement benefits obligation....       20,118              0              0                0                 0         20,118
Other noncurrent liabilities..........        2,440            (22)            22            6,265                 0          8,705
                                           --------      ----------  ------------          -------         ---------      ---------
     Total liabilities................      157,202          2,023          1,583           92,506            (6,004)       247,310
Deferred foreign
   currency translation adjustments...            0              0              0          (22,879)                0        (22,879)

Parent company investment.............      375,035         16,361         28,640          131,441           (70,592)       480,885
                                           --------      ---------   ------------          -------         ---------      ---------
     Total investment.................      375,035         16,361         28,640          108,562           (70,592)       458,006
     Total liabilities and investment.  $   532,237   $     18,384   $     30,223     $    201,068    $      (76,596)   $   705,316
                                           ========      =========   ============          =======         =========      =========


BALANCE SHEET

($ in thousands)

1995



                                                      GUARANTORS
                                              ----------------------------
                                               SPINNEYBECK
                                               ENTERPRISES,     KNOLL              NON-
                                 KNOLL, INC.        INC.     OVERSEAS, INC.      GUARANTORS      ELIMINATIONS         TOTAL
                                -----------   ------------    ------------     -------------    --------------    ------------
Assets:
Cash                            $       (182)  $        182    $          0     $      1,569      $          0    $      1,569
Customer receivables                  88,656          1,173             135           24,628                 0         114,592
Inventories                           38,570          6,436               0           14,637                 0          59,643
Deferred income taxes                 17,024            528             411              310                 0          18,273
Prepaid and other current assets       2,093              6           4,554           26,377           (24,565)          8,465
                                ------------   ------------    ------------     ------------      ------------    ------------
     Total current assets            146,161          8,325           5,100           67,521           (24,565)        202,542
Plant and equipment                  121,144            310               0           43,179                 0         164,633
Goodwill and other                   160,072          4,430             626           75,644                 0         240,772
intangible  assets
Prepaid pension cost                  45,161              0               0                0                 0          45,161
Equity investments                    32,050          2,140          26,152                0           (60,342)              0
Other noncurrent assets                2,568             30              97            3,151            (2,244)          3,602
                                ------------   ------------    ------------     ------------      ------------    ------------
      Total assets                   507,156         15,235          31,975          189,495           (87,151)        656,710
                                ============   ============    ============     ============      ============    ============
Liabilities and investment:
Short-term debt                            0              0               0            1,496                 0           1,496
Current maturities of                  2,055              0               0            1,232                 0           3,287
long-term debt
Accounts payable - trade              27,534            910             123           17,283                 0          45,850
Accounts payable - related parties       633            117               0            6,591            (6,928)            413
Income taxes payable                  13,760            984            (771)               0                 0          13,973
Accrued restructuring costs            5,893              0               0            4,975                 0          10,868
Other current liabilities             35,726            861           1,778            4,592                 0          43,957
                                ------------   ------------    ------------     ------------      ------------    ------------
     Total current liabilities        86,601          2,872           1,130           36,169            (6,928)        119,844
Long-term debt                             0              0               0              251                 0             251
Deferred income taxes                 27,566            (56)             56            2,008                 0          29,574
Postretirement benefits               20,593              0               0                0                 0          20,593
obligation
Other noncurrent liabilities           2,256              0               0            3,741                 0           5,997
                                ------------   ------------    ------------     ------------      ------------    ------------
     Total liabilities               137,016          2,816           1,186           42,169            (6,928)        176,259
Deferred foreign currency
  translation adjustments                  0              0               0          (22,866)                0         (22,866)
Parent company investment            370,140         12,419          30,789          170,192           (80,223)        503,317
                                ------------   ------------    ------------     ------------      ------------    ------------
     Total investment                370,140         12,419          30,789          147,326           (80,223)        480,451
     Total liabilities and
       investment               $    507,156   $     15,235    $     31,975     $    189,495      $    (87,151)   $    656,710
                                ============   ============    ============     ============      ============    ============


STATEMENT OF CASH FLOW

($ in thousands)

1993


                                                                  GUARANTORS
                                                        -------------------------------
                                                           SPINNEYBECK        KNOLL
                                                           ENTERPRISES,      OVERSEAS,        NON-
                                            KNOLL, INC .       INC.            INC.        GUARANTORS      ELIMINATIONS       TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                $   (20,860) $     (454)    $    (13,863)  $    (35,176)    $    29,016     $    (41,337)
Adjustments to reconcile net income to
net cash provided by operating
activities:                                    14,317           0           13,446              0         (27,763)               0
Equity loss (income)
Depreciation and amortization                  24,358           0               19          6,398               0           30,775
Noncash restructuring charges                     178           0                0          2,041               0            2,219
Losses (gains) on asset disposition                             0                0
Changes in assets and liabilities
excluding sales of assets:                                      0                0
Accounts receivable                            (7,918)       (240)               0         12,615               0            4,457
Inventories                                    (3,330)        314             (328)         2,457               0             (887)
Prepaid and other current assets               (2,375)          5             (529)        (1,338)          4,196              (41)
Accounts payable and other current            (11,482)       (978)          (1,172)       (13,423)         (4,968)         (32,023)
liabilities
Current and deferred income taxes             (21,286)       (254)             499         10,569               0          (10,472)
Accrued restructuring costs                       287           0                0          3,659               0            3,946
Other noncurrent assets and liabilities         9,527         413               39        (14,838)         23,522           18,663
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating                (18,584)     (1,194)          (1,889)       (27,036)         24,003          (24,700)
activities
- -----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Capital Expenditures                          (14,130)       (205)               0         (4,362)              0          (18,697)
Proceeds from sales of assets                      16           0                0          2,704               0            2,720
Net receipts from (payments to) equity
investments                                    (6,592)          0           (6,348)             0          12,940                0
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)                (20,706)       (205)          (6,348)        (1,658)         12,940          (15,977)
investing activities
- -----------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Borrowing (repayment) of short-term                 0           0                0         27,665               0           27,665
debt, net
Repayment of long-term debt                      (225)          0                0         (4,677)              0           (4,902)
Net receipts from (payments to) parent         39,711       1,399            6,725         10,907         (36,943)          21,799
company
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)                 39,486       1,399            6,725         33,895         (36,943)          44,562
financing activities
Effects of exchange rate changes on cash            0           0                0         (6,645)              0           (6,645)
- -----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash              196          (0)          (1,512)        (1,444)              0           (2,760)
equivalents
Cash and cash equivalents at beginning          1,566           0            1,578          2,380               0            5,524
of year
- -----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year  $     1,762  $       (0)    $         66   $        936     $         0     $      2,764
===================================================================================================================================


STATEMENT OF CASH FLOW
($ in thousands)
1994


                                                               GUARANTORS
                                                       ----------------------------
                                                       SPINNEYBECK
                                                       ENTERPRISES,       KNOLL            NON-
                                        KNOLL, INC.        INC.       OVERSEAS, INC.    GUARANTORS    ELIMINATIONS         TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net Income                         $    (20,087) $        623     $    (20,347)    $    (59,789)   $     39,827     $   (59,773)
   Adjustments to reconcile net
   income to net cash provided by
   operating activities:
     Equity loss (income)                   19,724             0           20,103                0         (39,827)              0
     Depreciation and amortization          20,679             0              415            7,390               0          28,484
     Noncash restructuring charges           5,152             0                0            4,215               0           9,367
     Losses (gains) on asset disposition                       0                0
     Changes in assets and
     liabilities excluding sales of
     assets:
       Accounts receivable                  (8,611)         (299)               0           (2,359)              0         (11,269)
       Inventories                          (6,852)         (227)              53           (2,593)              0          (9,619)
       Prepaid and other current assets       (943)            1           (1,572)            (174)          1,502          (1,186)
       Accounts payable and other
         current liabilities                16,535          (161)            (205)             967           2,090          19,226
       Current and deferred income taxes     1,644           412              130                0               0           2,186
       Accrued restructuring costs           7,437             0                0            8,821               0          16,258
       Other noncurrent assets and
         liabilities                       (10,922)          538             (302)          13,154              74           2,542
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities   23,756           887           (1,725)         (30,368)          3,666          (3,784)
- -----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
     Capital Expenditures                  (12,935)          (72)               0           (7,150)              0         (20,157)
     Proceeds from sales of assets             189             0                0              143               0             332
     Net receipts from (payments to)
       equity investments                   (1,429)          738           (1,488)               0           2,179               0
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)
investing activities                       (14,175)          666           (1,488)          (7,007)          2,179         (19,825)
- -----------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
     Borrowing (repayment) of
       short-term debt, net                      0             0                0           (2,758)              0          (2,758)
     Repayment of long-term debt              (263)            0                0           (2,490)              0          (2,753)
     Net receipts from (payments to)
       parent company                      (11,080)       (1,553)           3,147           49,167          (5,845)         33,836
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)
  financing activities                     (11,343)       (1,553)           3,147           43,919          (5,845)         28,325
Effects of exchange rate changes on cash         0             0                0           (1,996)              0          (1,996)
- -----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash
   equivalents                              (1,762)            0              (66)           4,548               0           2,720
Cash and cash equivalents at
  beginning of year                          1,762             0               66              936               0           2,764
- -----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of
  year                                $          0  $          0     $          0     $      5,484    $          0     $     5,484
===================================================================================================================================


STATEMENT OF CASH FLOW

($ in thousands)

1995


                                                                  GUARANTORS
                                                        -----------------------------
                                                        SPINNEYBECK
                                                        ENTERPRISES,         KNOLL          NON-
                                         KNOLL, INC.        INC.        OVERSEAS, INC.   GUARANTORS     ELIMINATIONS       TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net Income                        $     23,896   $      2,079     $     (1,868)    $      5,270    $        (45)    $    29,332
   Adjustments to reconcile net
   income to net cash provided by
   operating activities:
     Equity loss (income)                    (211)             0              166                0              45               0
     Depreciation and amortization         19,200              0              199            6,600               0          25,999
     Noncash restructuring charges              0              0                0                0               0               0
     Losses (gains) on asset disposition                       0                0
     Changes in assets and
     liabilities excluding sales of
     assets:
       Accounts receivable                 (7,197)           978             (135)             504               0          (5,850)
       Inventories                         (2,277)         1,294              (81)             988               0             (76)
       Prepaid and other current assets     2,943             47           (1,484)         (11,663)         10,610             453
       Accounts payable and other
         current liabilities               (7,644)            88            1,049           (3,803)           (924)        (11,234)
       Current and deferred income taxes   14,156          1,058           (1,719)            (310)              0          13,185
       Accrued restructuring costs         (7,117)             0                0          (11,831)              0         (18,948)
       Other noncurrent assets and         14,521            659             (144)           4,253            (286)         19,003
       liabilities
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating             50,270          6,203           (4,017)          (9,992)          9,400          51,864
       activities
- -----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
   Capital Expenditures                   (14,871)             0                0           (4,463)              0         (19,334)
   Proceeds from sales of assets               42              0                0              274               0             316
   Net receipts from (payments to)
   equity                                    (186)             0                0                0             186               0
      investments
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)
investing                                 (15,015)             0                0           (4,189)            186         (19,018)
   activities
- -----------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   Borrowing (repayment) of
   short-term debt,                             0              0                0          (20,961)              0         (20,961)
      net
   Repayment of long-term debt             (6,646)             0                0           (2,267)              0          (8,913)
   Net receipts from (payments to)
   parent                                 (28,791)        (6,021)           4,017           33,481          (9,586)         (6,900)
      company
- -----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)
  financing activities                    (35,437)        (6,021)           4,017           10,253          (9,586)        (36,774)
Effects of exchange rate changes on cash        0              0                0               13               0              13
- -----------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash
   equivalents                               (182)           182                0           (3,915)              0          (3,915)
Cash and cash equivalents at                    0              0                0            5,484               0           5,484
beginning of year
- -----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of  $       (182)  $        182     $          0     $      1,569    $          0     $     1,569
year
===================================================================================================================================


                        Report of Independent Accountants

To the Stockholder of
T.K.G. Acquisition Corp.

We have audited the accompanying consolidated balance sheet of T.K.G. Acquisition Corp. as of December 31, 1995. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of T.K.G. Acquisition Corp. at December 31, 1995, in conformity with generally accepted accounting principles.



                                                       Ernst & Young LLP

New York, New York
March 25, 1996

                            T.K.G. Acquisition Corp.

                           Consolidated Balance Sheet

                                December 31, 1995


        Assets:
        Cash                                                          $  10
                                                                      -----
        Total assets                                                  $  10
                                                                      =====

        Stockholder's equity:
          Common stock, $.01 par value:
            Authorized shares -100
            Issued and outstanding shares - 100                       $   1
          Paid in capital                                                 9
                                                                      -----
        Total stockholder's equity                                    $  10
                                                                      =====

         See accompanying notes.

                            T.K.G. Acquisition Corp.

                       Notes to Consolidated Balance Sheet

                                December 31, 1995



1.  Organization

T.K.G. Acquisition Corp. ("TKG") was formed in December 1995 in connection with the acquisition of The Knoll Group, Inc. and related entities (Knoll) from Westinghouse. In the formation of TKG, 100 shares of common stock were issued to TKG's stockholder.

2.  Description of Business

Since formation, the Company has not engaged in any activities other than those incident to its formation and capitalization; therefore, no statements of operations have been presented. It is not expected that the Company will have any significant assets, liabilities or operations other than those incident to its formation, capitalization, and the above described acquisition.

3.  Significant Accounting Policies

Principles of Consolidation

The consolidated balance sheet includes the accounts of the Company and its wholly owned subsidiary T.K.G. Acquisition Sub, Inc. Significant intercompany accounts and transactions have been eliminated.

4.  Stock Incentive Plan

Effective February 28, 1996, in anticipation of the above described acquisition, TKG established the T.K.G. Acquisition Corp. 1996 Stock Incentive Plan (the "Plan") to increase its ability to attract and retain key employees. Under the Plan, awards denominated or payable in shares of the TKG stock may be granted to employees. The maximum number of shares that may be granted under the Plan are 1,500,000 shares of common stock. A Stock Plan Committee of TKG Board of Directors has sole discretion concerning administration of the Plan including; selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted. The Plan may be terminated at any time at the discretion of the Board of Directors.

5.  Subsequent Events

On February 29, 1996, TKG issued and sold an aggregate of 1,000,000 shares of common stock, $.01 par value per share; and 1,599,000 shares of Series A 12% Participating Convertible Preferred Stock, $1.00 par value per share for $100,000, and $159,900,000, respectively.

On February 29, 1996, T.K.G. Acquisition Sub, Inc., a wholly owned subsidiary of TKG, acquired all of the outstanding capital stock of Knoll for a purchase price of $561,745,407, subject to certain post-closing adjustments. On the same date, T.K.G. Acquisition Sub, Inc. and The Knoll Group, Inc. merged with and into Knoll North America, Inc. and as a result, Knoll, Inc. is a direct wholly owned subsidiary of TKG. In addition to an equity contribution, the Acquisition was funded through borrowings under Knoll credit facilities and the issuance of Knoll Senior Subordinated Notes. The credit facilities and Senior Subordinated Notes of the Company are unconditionally guaranteed by TKG.

                                                             KNOLL, INC.
                                                     CONSOLIDATED BALANCE SHEETS
                                                          ($ IN THOUSANDS)

                                                                                                          The Knoll Group, Inc.
                                                                                                               (Predecesor)
                                                                                        March 31,              December 31,
                                                                                          1996                     1995
                                                                                          ----                     ----
                                                                                      (Unaudited)               (Audited)
ASSETS:
Cash and cash equivalents                                                              $  11,287                $   1,569
Accounts receivable, net                                                                 109,477                  114,592
Inventories
         Finished goods                                                                   13,977                   14,842
         Work in process                                                                   7,474                    8,718
         Raw materials                                                                    38,528                   38,749
         Reserves                                                                         (3,213)                  (2,666)
                                                                                       ---------                ---------
Total inventories                                                                         56,766                   59,643
Deferred income taxes                                                                      7,941                   18,273
Prepaid and other current assets                                                           1,254                    8,465
                                                                                       ---------                ---------
         Total current assets                                                            186,725                  202,542
Property, plant, and equipment at cost                                                   192,147                  283,765
          Less accumulated depreciation                                                    2,125                  119,132
                                                                                       ---------                ---------
Net property, plant and equipment                                                        190,022                  164,633
Goodwill and other intangible assets                                                     305,088                  240,772
Deferred income taxes                                                                      9,504                        0
Other noncurrent assets                                                                    3,441                   48,763
         Total assets                                                                  $ 694,780                $ 656,710
                                                                                       =========                =========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable                                                                       $  28,115                $  46,263
Accrued payroll                                                                           14,252                   19,486
Accrued interest payable                                                                   3,351                        0
Income taxes payable                                                                         911                   13,973
Current portion of long term debt                                                          6,220                    3,287
Other current liabilities                                                                 32,940                   36,835
                                                                                       ---------                ---------
         Total current liabilities                                                        85,789                  119,844
Long term debt                                                                           420,008                      251
Postretirement benefits obligation                                                        24,163                   20,593
Deferred income taxes                                                                          0                   29,574
Other noncurrent liabilities                                                               3,992                    5,997
                                                                                       ---------                ---------
         Total liabilities                                                               533,952                  176,259

STOCKHOLDERS' EQUITY:
Parent company investment                                                                                         503,317
Common stock, $1.00 par value; authorized                                                      1
         and issued 1,000 shares
Additional paid-in capital                                                               159,999
Cumulative translation adjustment                                                            379                  (22,866)
Retained earnings                                                                            449
                                                                                       ---------                ---------
         Total stockholders' equity                                                      160,828                  480,451
         Total liabilities and stockholders' equity                                    $ 694,780                $ 656,710
                                                                                       =========                =========
See accompanying notes

                                                            KNOLL, INC.
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                                            (unaudited)
                                                          ($ in thousands)

                                                                                  The Knoll Group, Inc.      The Knoll Group, Inc.
                                                                                     (Predecessor)              (Predecessor)
                                                           One Month Ended          Two Months Ended          Three Months Ended
                                                            March 31, 1996          February 29, 1996            March 31, 1995
                                                           ---------------        ---------------------      ---------------------
Sales                                                         $ 48,080                   $ 90,232                  $147,410
Cost of Sales                                                   30,964                     57,568                   101,692
                                                              --------                   --------                  --------
Gross profit                                                    17,116                     32,664                    45,718
Selling, general, and
   administrative expenses                                       9,825                     19,085                    31,124
Depreciation and amortization
                                                                 2,753                      4,317                     6,850
Allocated corporate expenses                                         0                        921                     2,200
Westinghouse long-term
  incentive compensation                                            --                     47,900                       --
                                                              --------                   --------                  --------
Operating income (loss)                                          4,538                    (39,559)                    5,544
Interest expense                                                 3,602                        340                       146
Other income (expense)                                             (49)                      (296)                      648
                                                              --------                   --------                  --------
Income (loss) before income                                        887                    (40,195)                    6,046
taxes
Income taxes                                                       438                    (16,107)                    4,830
                                                              --------                   --------                  --------
Net income (loss)                                             $    449                   $(24,088)                 $  1,216
                                                              ========                   ========                  ========

See accompanying notes

                                                            KNOLL, INC.
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                            (unaudited)
                                                          ($ in thousands)

                                                                                       The Knoll Group,      The Knoll Group,
                                                                                      Inc. (Predecessor)    Inc. (Predecessor)
                                                                     One Month            Two Months           Three Months
                                                                       Ended                Ended                  Ended
                                                                  March 31, 1996     February 29, 1996        March 31, 1995
                                                                  --------------     -----------------        --------------
CASH FROM OPERATIONS
     Net income (loss)                                               $    449             $(24,088)              $  1,216
     Adjustments to reconcile net income (loss) to net
       cash provided by operating activities:
         Depreciation and amortization                                  2,753                4,317                  6,850
         Non-cash interest expense                                        150                   --                     --
              Accounts receivable                                      (3,684)               8,798                 (7,223)
              Inventories                                               2,656                  671                  1,026
              Accounts payable                                         (2,853)             (15,292)                (8,904)
              Other Working capital, net                                9,879              (21,534)                 3,217
              Change in other assets and liabilities                     (330)              (6,911)                   353

Net cash provided by (used in) operating activities                     9,020              (54,039)                (3,465)
                                                                     --------             --------               --------

INVESTING ACTIVITIES

         Purchases of property, plant and equipment                      (447)              (2,296)                (2,245)
                                                                     --------             --------               --------

Net cash used in investing activities                                    (447)              (2,296)                (2,245)
                                                                     --------             --------               --------

FINANCING ACTIVITIES

         Decrease in short term borrowings                                  0               (3,805)                (2,767)
         Decrease in long term borrowings                                   0                    0                   (349)
         Net receipts from parent company                                   0               60,848                  3,406
                                                                     --------             --------               --------

Net cash provided by financing activities                                   0               57,043                    290
                                                                     --------             --------               --------

Effect of exchange rate on cash                                           379                   58                    460
                                                                     --------             --------               --------

Increase (decrease) in cash                                             8,952                  766                 (4,960)
Cash and cash equivalents at beginning of period                        2,335                1,569                  5,484
                                                                     --------             --------               --------

Cash and cash equivalents at end of period                           $ 11,287             $  2,335               $    524
                                                                     --------             --------               --------
See accompanying notes

                                   KNOLL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996
                                   (Unaudited)

Note 1: Basis of Presentation

The accompanying consolidated financial statements of Knoll, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's registration statement on Form S-4.

The pro forma statements of operations for the three months ended March 31, 1995 and March 31, 1996 reflect the acquisition of The Knoll Group, Inc. as if the acquisition occurred at the beginning of each period.

Note 2: Acquisition of Knoll

T.K.G. Acquisition Corp. ("TKG") was formed in December 1995 in connection with the acquisition of The Knoll Group, Inc. and related entities ("Knoll") from Westinghouse. TKG does not have any significant assets, liabilities, or operations other than those incident to its formation, capitalization, and acquisition of Knoll.

On February 29, 1996, TKG issued and sold an aggregate of 1,000,000 shares of common stock, $.01 par value per share; and 1,599,000 shares of Series A 12% Participating Convertible Preferred Stock, $1.00 par value per share for $100,000 and $159,900,000, respectively.

On February 29, 1996, T.K.G. Acquisition Sub, Inc., a wholly owned subsidiary of TKG, acquired all of the outstanding capital stock of Knoll. On the same date, T.K.G. Acquisition Sub, Inc. and The Knoll Group, Inc. merged with and into Knoll North America, Inc., and as a result, Knoll, Inc. became a direct wholly owned subsidiary of TKG. In addition to an equity contribution, the acquisition was funded through borrowings under the Company's credit facilities and the issuance of the Company's Senior Subordinated Notes. The specifics of the credit facilities and the Company's Senior Subordinated Notes are:

               $160,000,000 term loan facility with a group of banks with interest at LIBOR, plus 2.5% due $5,000,000 in 1996, $20,000,000 in 1997, $23,000,000 in 1998, $27,000,000 in 1999, $34,000,000 in
               2000, $40,500,000 in 2001, and $10,500,000 in 2002.

               $100,000,000 term loan facility with a group of banks with interest at LIBOR, plus 3% due $250,000 in 1996, $1,000,000 in 1997, $1,000,000 in 1998, $1,000,000 in 1999, $1,000,000 in 2000,
               $1,000,000 in 2001, $47,500,000 in 2002 and $47,250,000 in 2003.

               $165,000,000 principal amount of 10-7/8% Senior Subordinated Notes due in 2006.

The credit facilities and Senior Subordinated Notes of the Company are unconditionally guaranteed by TKG.

The cost of the acquisition, subject to certain post-closing adjustments, and the allocation of the purchase price on a preliminary basis is as follows:

                  Net working capital.....................  $103,232,000
                  Property, plant and equipment...........   191,379,000
                  Other non-current liabilities, net......   (15,547,000)
                  Goodwill and other intangibles..........   305,936,000
                                                            ------------
                      Total..............................   $585,000,000


Note 3: Income Taxes

Income taxes for the Pro forma three months ended March 31, 1995 and March 31, 1996 were computed using the actual tax rate experienced in the foreign subsidiaries and a 42% tax rate domestically.



The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 1996 are presented below:

Deferred tax assets:
     Postretirement benefit obligations.....................   $ 9,504,000
     Net operating loss carryforwards......................     11,278,000
     Other..................................................     7,783,000
                                                               -----------
Gross deferred tax assets...................................    28,565,000
Less: Valuation allowance...................................    (9,632,000)
                                                               -----------
Net deferred tax assets.....................................    18,933,000
                                                               -----------
Deferred tax liabilities:
Plant and equipment, principally due to differences in
     depreciation...........................................     1,488,000
                                                               -----------
Gross deferred tax liabilities..............................     1,488,000
                                                               -----------
Net deferred tax asset......................................   $17,445,000
                                                               -----------

As of March 31, 1996, the Company has net operating loss carryforwards in various foreign tax jurisdictions totalling $35,100,000 which generally expire between 1996 and 1999.

The excess of the foreign net operating loss carryforwards over the net foreign taxable temporary differences as of March 31, 1996, has been entirely offset by a valuation allowance.



Note 4: Stock Incentive Plan

Effective February 28, 1996, TKG established the T.K.G. Acquisition Corp. 1996 Stock Incentive Plan (the "Plan") to increase its ability to attract and retain key employees of the Company. Under the Plan, awards denominated or payable in shares of the TKG stock may be granted to employees of the Company. The maximum number of shares that may be granted under the Plan are 1,500,000 shares of common stock. A Stock Plan Committee of TKG's Board of Directors has sole discretion concerning administration of the Plan, including: selection of individuals to receive awards, types of awards, the terms and conditions of the awards and the time at which awards will be granted. The Plan may be terminated at any time at the discretion of the Board of Directors.

Note 5: Goodwill and Other Intangibles

The Company reviews the carrying value of goodwill and other intangibles on an ongoing basis if the facts and circumstances suggest that it may be impaired. Management uses an estimate of the undiscounted cash flows of the asset over the remaining life of the asset in measuring whether the intangible asset is recoverable. If such analysis indicates that an impairment has in fact occurred, the carrying value of the intangible asset is reduced to its estimated fair value.

Note 6: Corporate Services


For the two-month period ended February 29, 1996 and the three-month period ended March 31, 1995, charges,related to services provided by Westinghouse totaled $510,000 and $826,000, respectively and are included in selling, general and administrative expenses.

Note 7: Westinghouse Long Term Incentive Compensation

The results of operations for the two-month period ended February 29, 1996 include $47,900,000 of incentive compensation payable to the Company's employees as a result of consummation of the Acquisition, which triggered the payment of awards and established the amounts of payments due under Westinghouse's long-term incentive plans.


                                                            KNOLL, INC.
                                                       PRO FORMA CONSOLIDATED
                                                      STATEMENTS OF OPERATIONS
                                                            (Unaudited)
                                                          ($ in thousands)



                                                                    FOR THE THREE               FOR THE THREE
                                                                     MONTHS ENDED                MONTHS ENDED
                                                                    MARCH 31, 1996              MARCH 31, 1995
                                                                     ------------                ------------
Sales                                                                 $ 138,312                   $ 147,410

Cost of sales                                                            88,532                     102,970
                                                                      ---------                   ---------

Gross profit                                                             49,780                      44,440

Selling, general, and administrative expenses                            29,876                      31,745

Depreciation and amortization                                             8,240                       8,284

Allocated corporate expenses                                                  0                       1,000
                                                                      ---------                   ---------
Operating income                                                         11,664                       3,411

Interest expense                                                         10,680                      10,617

Other income (expense)                                                     (345)                        648

Income (loss) before income taxes                                           639                      (6,558)

Income taxes                                                                442                      (1,675)
                                                                      ---------                   ---------
Net income (loss)                                                     $     197                   $  (4,883)
                                                                      =========                   =========

                                   KNOLL, INC.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            Three Months Ended March 31, 1996 (Pro forma) Compared to
                  Three Months Ended March 31, 1995 (Pro forma)

The following relates to the Pro forma results of operations for the three months ended March 31, 1996 compared to the three months ended March 31, 1995.

Sales for the quarter ended March 31, 1996 were $138.3 million, a decrease of $9.1 million, or 6.2%, below sales of $147.4 million for the quarter ended March 31, 1995. This decrease was principally due to the discontinuance of products that were announced in 1994 but continued to ship into 1995, and a temporary slowdown in orders during the months of November and December 1995.

First Quarter 1996 bookings were higher than in any First Quarter since the Knoll consolidation in 1990. This has created a backlog of unfilled orders at March 31, 1996 of $84.1 million compared with $87.6 million a year earlier and $73.6 million at December 31, 1995.

Gross profit margin has increased from 30.0% in the First Quarter 1995 to 36.0%. The discontinuation of unprofitable products, price increases and improved discounting, along with significant cost reductions in both direct material and direct labor, have all led to the margin improvement.

First Quarter 1996 selling, general and administrative expenses are $1.9 million or 5.9% less than the same period last year. This decrease is primarily attributable to the cost reduction and operating efficiencies derived from the consolidation and centralization efforts begun in mid-1994.

The increased gross margin, the reduced operating expenses and absence of allocated corporate expenses have led to an $8.3 million improvement from First Quarter 1995 operating profit. Operating margin has increased from 2.3% in the First Quarter of 1995 to 8.4% in the First Quarter of 1996.

Interest expense is Pro forma as if the acquisition and corresponding debt issuance had taken place at the beginning of each period.

Other income/(expense) of $(.3) million for the quarter ended March 31, 1996 represents foreign exchange losses in Europe as compared to foreign exchange gains of $.6 million for the quarter ended March 31, 1995.

Income taxes differed from the amount computed by applying the U.S. federal statutory tax rate to pretax income (loss) primarily due to state income taxes net of the federal tax benefit and foreign operating loss for which no tax benefit has been recorded.

Liquidity and Capital Resources:

During the one month ended March 31, 1996, since the acquisition, the company generated $9.0 million from operating activities and used $.4 million for investing activities. There was no change in cash from financing activities, and a gain from the change in foreign exchange rates of $.4 million was experienced. The overall result was an increase in cash of $9.0 million. Some of the major components of the $9.9 million source of cash from other changes in working capital were: Accruals made for interest ($3.5 million), Payroll ($1.0 million) and taxes ($.9 million), along with a decrease in prepaid expenses of $3.5 million.

Cash provided by operations is expected to be sufficient to meet all short-term and long-term obligations of the Company as they are due. As of March 31, 1996, the Company has available lines of credit of $60 million, of which approximately $59 million was available and unused.

The Company's debt instruments contain covenants restricting the Company's ability to sell assets, incur debt, pay dividends and make investments and requiring the Company to maintain certain financial ratios.

                                   KNOLL, INC.

                              TKG ACQUISITION CORP.
                              KNOLL OVERSEAS, INC.
                          SPINNEYBECK ENTERPRISES, INC.


         All tendered Senior Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                               The Exchange Agent
                            for the Exchange Offer is

                        IBJ SCHRODER BANK & TRUST COMPANY


                                  By Facsimile:
                                 (212) 858-2611

                              Confirm By Telephone:
                                 (212) 858-2103
                      Attention: Reorganization Department




                           By Hand/Overnight Delivery:
                        IBJ Schroder Bank & Trust Company
                                One State Street
                          Securities Processing Window
                                   Floor SC-1
                            New York, New York 10004
                      Attention: Reorganization Department



                        By Registered or Certified Mail:
                        IBJ Schroder Bank & Trust Company
                      Attention: Reorganization Department
                                   P.O. Box 84
                              Bowling Green Station
                          New York, New York 10274-0084

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Company, which is a Delaware corporation, is empowered by the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificate of Incorporation and By-Laws of the Company provide for indemnification of the directors and officers of such entities to the full extent permitted by the Delaware General Corporation Law.

     Article Seven of the Company's Certificate of Incorporation provides as follows:

      SEVENTH: 1. Indemnification. The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other similar capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, shall not, of itself, create a presumption that the person had reasonable cause to believe that his conduct was unlawful.

      2. Payment of Expenses. Expenses (including attorneys' fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH.

      3. Nonexclusivity of Provision. The indemnification and other rights set forth in this Article SEVENTH shall not be exclusive of any provisions with respect thereto in the by-laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

      4. Effect of Repeal. Neither the amendment nor repeal of this Article SEVENTH, subparagraph 1, 2, or 3, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH, subparagraph 1, 2, or 3, shall eliminate or reduce the effect of this Article SEVENTH, subparagraphs 1, 2, and 3, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this Article SEVENTH, subparagraph 1, 2, or 3, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

      5. Limitation on Liability. No director or officer shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (A) shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (B) shall be liable by reason that, in addition to any and all other requirements for liability, he:

     (i) shall have breached his duty of loyalty to the Corporation or its stockholders;

     (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

     (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

     (iv)  shall have derived an improper personal benefit.

     If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

     The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.


Item 21.  Exhibits and Financial Statement Schedules.

(a) Exhibits:


*3.1    --Certificate of Incorporation of the Company.

*3.2    --By-laws of the Company.

*3.3    --Amended and Restated Certificate of3Incorporation of TKG.

*3.4    --By-laws of TKG.

*3.5    --Restated Certificate of Incorporation*of.Knoll Overseas, Inc.

*3.6    --By-laws of.Knoll Overseas, Inc.

*3.7    --Certificate of Incorporation of Spinneybeck Enterprises, Inc.

*3.8    --By-laws of Spinneybeck Enterprises, Inc.

*4.1    --Indenture, dated as of February 29, 1996, by and among the Company,
          TKG Sub, TKG, The Knoll Group, Inc., Knoll North America, Inc., Spinneybeck Enterprises, Inc. and Knoll Overseas, Inc., as guarantors, and IBJ Schroder Bank & Trust Company, as trustee, relating to $165,000,000 principal amount of 10-7/8% Senior Subordinated Notes due 2006, including form of Initial Global Note.

*4.2    --Supplemental Indenture, dated as of February 29, 1996, by and among the Company, as successor to T.K.G. Acquisition Sub, Inc., the Guarantors, and IBJ Schroder Bank & Trust Company, as trustee, relating to $165,000,000 principal amount of 10-7/8% Senior Subordinated Notes due 2006, including form of Initial Global Note.

*4.3    --Credit Agreement, dated as of February 29, 1996, by and among
          TKG.Sub, the Guarantors, NationsBank, N.A., Chemical Bank and other lending institutions.

*4.4    --Security Agreement dated February 29, 1996, by and among TKG
          Sub,.the Guarantors, Knoll North America, Inc., The Knoll Group, Inc., and NationsBank, N.A. and other lending institutions.

*4.5    --Registration Rights Agreement, dated as of February 29, 1996, by4and among TKG Sub, The Knoll Group, Inc., Knoll North America, Inc., the Guarantors and NationBanc Capital Markets, Inc., as initial purchaser.


*5      --Opinion of Willkie Farr & Gallagher.


*10.1   --Stock Purchase Agreement, dated as of December 20, 1995, by and1between Westinghouse and TKG.

*10.2   --TKG 1996 Stock Incentive Plan.

*12     --Statement Regarding Computation of Ratio of Earnings to Fixed
          Charges.

*21     --Subsidiaries of the Registrants.


 23.1   --Independent Accountants' Consent of Price Waterhouse LLP.

 23.2   --Independent Accountants' Consent of Ernst & Young LLP.

*23.3   --Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5).


*23.4   --Consent of Willkie Farr & Gallagher regarding certain tax matters.(included in their opinion filed as Exhibit 5)

*24     --Powers of Attorney (included on signature pages).

*25     --Statement on Form T-1 of Eligibility of Trustee.


*99.1   --Form of Letter of Transmittal.

*99.2   --Form of Notice of Guaranteed Delivery.

*99.3   --Letter to Clients.

*99.4   --Letter to Nominees.

 (b) Financial Statement Schedules:

 Schedule II -- Valuation and Qualifying Accounts

     All other schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.


- ----------
*   Previously filed.

Item 22.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions, described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this Prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4 of the Securities Act, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


     The undersigned registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Act the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 7, 1996.

                                        KNOLL, INC.


                                          /s/ BURTON B. STANIAR
                                        ------------------------------------
                                        By:     Burton B. Staniar
                                        Title:  Chairman of the Board and
                                                Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


       Signature                        Title                Date
- -----------------------       -------------------------  ------------
[S]                           [C]                        [C]

                              Chairman of the Board      June 7, 1996
/s/ BURTON B.  STANIAR        and Chief Executive
- -----------------------       Officer (Principal
Burton B. Staniar             Executive Officer)


          *                   President, Chief           June 7, 1996
- -----------------------       Operating Officer and
John H. Lynch                 Chief Financial Officer
                              (Principal Financial
                              Officer)

          *                   Controller (Principal      June 7, 1996
- -----------------------       Accounting Officer)
Barry L. McCabe

          *                   Director                   June 7, 1996
- -----------------------
Andrew B. Cogan

          *                   Director                   June 7, 1996
- -----------------------
Jeffrey A. Harris

          *                   Director                   June 7, 1996
- -----------------------
Sidney Lapidus

          *                   Director                   June 7, 1996
- -----------------------
Kewsong Lee

          *                   Director                   June 7, 1996
- -----------------------
John L. Vogelstein


* By:/s/ BURTON B. STANIAR
- ---------------------------
Burton B. Staniar
Attorney-in-Fact

                                  SIGNATURES


        Pursuant to the requirements of the Securities Act the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 7, 1996.

                                         T.K.G. ACQUISITION CORP.


                                           /s/ BURTON B. STANIAR
                                         ------------------------------------
                                         By:     Burton B. Staniar
                                         Title:  Chairman of the Board and
                                                 Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

[CAPTION]

       Signature                        Title                Date
- -----------------------       -------------------------  ------------

/s/ BURTON B. STANIAR         Chairman of the Board      June 7, 1996
- -----------------------       and Chief Executive
Burton B. Staniar             Officer (Principal
                              Executive Officer)


          *                   Vice President, Chief      June 7, 1996
- -----------------------       Financial Officer,
Barry L. McCabe               Treasurer and Assistant
                              Secretary (Principal
                              Financial Officer and
                              Principal Accounting
                              Officer)

          *                   Director                   June 7, 1996
- -----------------------
John H. Lynch

          *                   Director                   June 7, 1996
- -----------------------
Andrew B. Cogan

          *                   Director                   June 7, 1996
- -----------------------
Jeffrey A. Harris

          *                   Director                   June 7, 1996
- -----------------------
Sidney Lapidus

          *                   Director                   June 7, 1996
- -----------------------
Kewsong Lee

          *                   Director                   June 7, 1996
- -----------------------
John L. Vogelstein


* By:   /s/ BURTON B. STANIAR
- -----------------------------
Burton B. Staniar
Attorney-in-Fact

                                  SIGNATURES


        Pursuant to the requirements of the Securities Act the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 7, 1996.

                                         KNOLL OVERSEAS, INC.


                                           /s/ BURTON B. STANIAR
                                         ------------------------------------
                                         By:     Burton B. Staniar
                                         Title:  Chairman of the Board and
                                                 President


        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


       Signature                        Title                Date
- -----------------------       -------------------------  ------------

/s/ BURTON B. STANIAR         Chairman of the Board      June 7, 1996
- -----------------------       and President (Principal
Burton B. Staniar             Executive Officer)


          *                   Director, Vice             June 7, 1996
- -----------------------       President
Barry L. McCabe               and Assistant Secretary
                              (Principal Financial
                              Officer and Principal
                              Accounting Officer)

          *                   Director                   June 7, 1996
- -----------------------
John H. Lynch


* By: /s/ BURTON B. STANIAR
- ---------------------------
Burton B. Staniar
Attorney-in-Fact

                                                                     SCHEDULE II

                        VALUATION OF QUALIFYING ACCOUNTS



                                                         December 31,
                                              1995          1994          1993
                                            ------------------------------------
                                                          (in 000's)
Customer receivables-
  allowance for doubtful accounts:
Balance at beginning of year                 4,700          2,162         5,252
Charged to costs and expenses                2,720          3,636         1,728
Charged to the allowance                    (1,624)        (1,098)       (4,799)
Other                                           (6)            --           (19)
                                            ------         ------        ------
  Balance at end of year (a)                 5,790          4,700         2,162
                                            ======         ======        ======

- ---------------

(a) At December 31, 1995, 1994, and 1993, all amounts were classified as current.


                                      S-1